Exhibit 10.2

EXECUTION VERSION

LOAN AGREEMENT

Dated as of March 1, 2006

by and among

CNL INCOME GW WI-DEL, LP

and

CNL INCOME GW SANDUSKY, LP

collectively, as Borrower,

and

NSPL, INC.

as Lender

Exhibit 10.2

EXECUTION VERSION

i

SCHEDULES

1	– [Intentionally Omitted]
2	– Organizational Chart
3	– Exceptions to Representations and Warranties
4	– Addresses for Notices
5	– Intellectual Property
6	– Mold Abatement O&M Program
7	– Qualified Transferee
8	– Monthly Debt Service Payment Amount

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT, made as of March 1, 2006, is by and among CNL INCOME GW WI-DEL, LP, a Delaware limited partnership (“Dells Borrower”), and CNL INCOME GW SANDUSKY, LP, a Delaware limited partnership (“Sandusky Borrower”; Dells Borrower and Sandusky Borrower are collectively and individually referred to herein as “Borrower”; references herein to “Borrower,” unless otherwise specifically stated, shall also mean and refer to each and every one of Dells Borrower and Sandusky Borrower, jointly and severally), each having an address at c/o CNL Income Properties, Inc., 450 South Orange Avenue, Orlando, Florida 32801, and NSPL, INC. a New York corporation, having an address at Citigroup Global Markets Realty Corp., 388 Greenwich Street, 19th Floor, New York, New York 10013 (together with its successors and assigns, whether one or more, “Lender”).

RECITALS

WHEREAS, Borrower desires to obtain from Lender the Loan in an amount equal to the Loan Amount (each as hereinafter defined) to recapitalize the equity ownership of the Mortgaged Property and to pay certain other fees and expenses;

WHEREAS, Lender is unwilling to make the Loan unless Borrower executes and delivers this Agreement, the Note and the Loan Documents (each as hereinafter defined) to which it is a party, which documents shall establish the terms and conditions of, and provide security for, the Loan; and

WHEREAS, Borrower has agreed to establish certain accounts and to grant to Lender, a security interest therein upon the terms and conditions of the security agreement set forth in Section 2.15.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1. Definitions. For all purposes of this Agreement: (1) the capitalized terms defined in this Article I have the meanings assigned to them in this Article 1 and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined) unless otherwise explicitly set forth herein; (3) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; (4) the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” if not already so drafted; and (5) the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.15(a) hereof.

“Accounts” means all accounts (as defined in the relevant UCC), now owned or hereafter acquired by Borrower, and arising out of or in connection with, the operation of the Mortgaged Property and all other accounts described in the Management and License Agreement and all present and future accounts receivable, inventory accounts, chattel paper, notes, insurance policies, Instruments, Documents or other rights to payment and all forms of obligations owing at any time to Borrower thereunder, whether now existing or hereafter created or otherwise acquired by or on behalf of Borrower, and all Proceeds thereof and all liens, security interests, guaranties, remedies, privileges and other rights pertaining thereto, and all rights and remedies of any kind forming the subject matter of any of the foregoing.

“Actual Knowledge” means the actual knowledge of the Chief Financial Officer and the responsible treasury Vice President of CNL or any of the foregoing, in each case after due inquiry of the chief executive officer and general counsel of CNL and, if reasonable in any specific instance, any appropriate officers of Great Wolf and Manager who would reasonably be expected to have knowledge of the matter in question, and, when used as to any affirmative statement, is intended to mean that there is no Actual Knowledge that such statement is not true and correct in all material respects.

“Additional Resort Event” means the event that shall be deemed to have occurred if either Manager or any Affiliate of Manager shall operate, develop or own a Waterpark Resort (other than the Blue Harbor Resort in Sheboygan, Wisconsin) within one hundred (100) miles of either Mortgaged Property at any time during the term of the Loan. Notwithstanding the foregoing, an “Additional Resort Event” shall not be deemed to have occurred with respect to a Waterpark Resort that is owned, then currently under development or managed by a Person (which owns a direct or indirect interest in a portfolio of more than two (2) Waterpark Resorts at the time such Person and/or its Affiliates directly or indirectly acquires all or substantially all of the assets of, or ownership interests in, either Manager or its direct or indirect equity owners (provided all of the interests in Manager are being acquired) or at the time such Person and/or its Affiliates merges or consolidates with Manager or its direct or indirect equity owners, provided that the principal purpose of such acquisition, merger or consolidation is not to circumvent the restriction on “Additional Resort Events” described in the first sentence of this definition.

“Advance Bookings” means all commitments, reservations and agreements regarding future use of guest rooms, banquet rooms, conference rooms and other facilities constituting part of the Mortgaged Property.

“Advance Bookings Deposits” means all deposits, advance payments and similar items for Bookings.

“Affiliate” of any specified Person means any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Notwithstanding the foregoing, Manager shall not be deemed to be an “Affiliate” of CNL, Borrower or Operating Lessee.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“April Seasonality Reserve Deposit Amount” has the meaning set forth in Section 2.13 hereof.

“Applicable Interest Rate” means a rate per annum equal to six and eight one-hundredths percent (6.080%).

“Appraisal” means each appraisal with respect to an individual Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

“Appraiser” means a nationally recognized MAI appraiser selected by Borrower and reasonably approved by Lender.

“Assignment of Profits and Leases” means each Assignment of Profits and Leases, dated as of the Closing Date, granted by each Borrower to Lender with respect to the Mortgaged Property owned by such Borrower, as the same may thereafter from time to time be supplemented, amended, modified or extended, and collectively, all of them.

“Assumed Loan Debt Service” means the greater of: (i) the product of the Monthly Debt Service Payment Amount multiplied by twelve (12); and (ii) the product of the Principal Indebtedness multiplied by a market constant of 0.0726.

“August Seasonality Reserve Deposit Amount” has the meaning set forth in Section 2.13 hereof.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Basic Carrying Costs” means the following costs with respect to the Mortgaged Property: (i) Impositions; and (ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower GP” means, collectively and individual, Dells Borrower GP and Sandusky Borrower GP.

“Budgeted Calendar Year” has the meaning set forth in Section 2.13 hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Improvement Costs” means costs incurred or to be incurred in connection with replacements and capital repairs made to the Mortgaged Property which would be capitalized in accordance with GAAP.

“Case Goods” means furniture and furnishings used in the Mortgaged Property, including, without limitation: chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items.

“Cash Management Period” means the period commencing if and when an Event of Default occurs, or if the Debt Service Coverage Test is not satisfied for any quarterly test date commencing with the quarterly test date for the calendar quarter ending March 31, 2007, and ending when: (i) no Event of Default exists; and (ii) if applicable, the Debt Service Coverage Test, measured quarterly for the quarterly test date for the most recently ended calendar quarter, is satisfied.

“CERCLA” has the meaning set forth in Section 5.1(d)(i) hereof.

“Chattel Paper” means all “chattel paper” as defined in the UCC (whether tangible chattel paper or electronic chattel paper), in, to or under which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired.

“Closing Date” means the date of the funding of the Loan.

“CNL” means CNL Income Partners, LP, a Delaware limited partnership.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the Land, Improvements, Leases, Receipts, Receivables, Personalty, and all Proceeds, and (to the full extent assignable) Permits, which is or hereafter may become subject to a Lien in favor of Lender as security for the Loan (whether pursuant to the Mortgages, any other Loan Document or otherwise), all whether now owned or hereafter acquired and all other property which is or hereafter may become subject to a Lien in favor Lender as security for the Loan and including all property of any kind described as part of the Mortgaged Property under any of the Mortgages, including, without limitation, all Water Amenities. The Collateral shall not include Deposit Accounts which are not Pledged Accounts and cash and cash equivalents which this Agreement provides are free of Lender’s Liens and security interests.

“Collateral Security Instrument” means any right, document or instrument, other than the Mortgage, given as security for the Loan, including, without limitation the Contract Assignment.

“Collection Account” has the meaning set forth in Section 2.12(a) hereof.

“Collection Account Agreement” means the Collection Account Agreement, dated as of the applicable date and executed by Borrower, Lender and the Collection Account Bank, relating to the Collection Account and the Reserve Accounts and any other accounts maintained with the Collection Account Bank other than the Local Collection Accounts.

“Collection Account Bank” means Wachovia Bank, N.A., or any successor financial institution appointed by Lender in its capacity as holder of the Collection Account and of the Reserve Accounts.

“Condemnation Proceeds” means, in the event of a Taking with respect to the Mortgaged Property, the proceeds in respect of such Taking less any reasonable third party out-of-pocket expenses incurred in prosecuting the claim for and otherwise collecting such proceeds.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, in the area where the Mortgaged Property is located; All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted and if the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Lender and Borrower shall mutually agree upon.

“Contest” has the meaning set forth in Section 9.24 hereof.

“Contingent Obligation” means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly. Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of Borrower:

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder) as determined by Lender in good faith.

“Contract Assignment” means, with respect to the Mortgaged Property, collectively: (i) each Assignment of Contracts, Licenses, Permits, Agreements, Warranties and

Approvals, dated as of the Closing Date and executed by each Borrower; each Collateral Assignment of Agreements and Items Affecting Hotel Operations and Subordination of Lease, dated as of the Closing Date and executed by each Operating Lessee; and (iii) the Collateral Assignment of Unit Management Agreements, dated as of the Closing Date executed by Dells Operating Lessee, and collectively, all of them.

“Contracts” means the Management and License Agreement, the Operating Lease, the Tall Pines Agreement, all Material Agreements, and all other agreements to which Borrower or Operating Lessee is a party or which are assigned to Borrower or Operating Lessee by the Manager in the Management and License Agreement, and which are executed in connection with the construction, operation and management of the Mortgaged Property (including, without limitation, agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified.

“Debt Service Coverage Ratio” at any time of determination thereof is equal to the ratio of Underwritten Net Cash Flow as determined by Lender for the most recently ended twelve (12) month period divided by the Assumed Loan Debt Service.

“Debt Service Coverage Test” means a test which shall be satisfied if the Underwritten Net Cash Flow, measured quarterly on a trailing twelve (12) month basis as of the end of each calendar quarter beginning with the calendar quarter ending March 31, 2007, is at least equal to the product of 1.25 multiplied by the Assumed Loan Debt Service.

“Deed of Trust Trustee” means the trustee under any Mortgage that constitutes a “deed of trust” under applicable law.

“Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means the per annum interest rate equal to the lesser of: (i) 5.0% per annum in excess of the rate otherwise applicable hereunder; and (ii) the maximum rate allowable by applicable law.

“Defeasance” means any of a Total Defeasance or a Partial Defeasance.

“Defeasance Collateral” means the Partial Defeasance Collateral or Total Defeasance Collateral, as applicable.

“Defeasance Collateral Account” has the meaning set forth in Section 2.7.

“Defeasance Date” has the meaning set forth in Section 2.7(a)(i).

“Defeased Note” has the meaning set forth in Section 2.7(b)(iv).

“Dells Allocated Loan Amount” means an amount equal to 45.2381% of the then outstanding Principal Indebtedness.

“Dells Borrower GP” means CNL Income GW WI-DEL GP, LLC, a Delaware limited liability company.

“Dells Operating Lease” means, with respect to the Dells Property, that certain Lease Agreement, dated as of October 11, 2005 by and between Dells Borrower and Dells Operating Lessee, as such agreement may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any operating lease which may hereafter be entered into with respect to the Dells Property in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Dells Operating Lessee” means CNL Income GW WI-DEL Tenant, LP, a Delaware limited partnership, or such other Persons as may be lessees under replacement Operating Leases pursuant to an Operating Lease entered into in accordance with the terms and conditions hereof.

“Dells Property” means the Land and Improvements owned by the Dells Borrower located on the parcel of real estate identified on Exhibit A attached to the Mortgage granted by the Dells Borrower and recorded in Sauk County, Wisconsin.

“Dells Special Use Permit” means the current special use permit, if any, with respect to the Dells Property, and any amendments thereto through the date hereof, with respect to the Dells Property.

“Deposit Account” means all “deposit accounts” as defined in the UCC, in which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Direction Letter” has the meaning set forth in Section 2.12(a)(i).

“Disclosure Certificate” has the meaning set forth in Section 5.1(w) hereof.

“Disclosure Documents” has the meaning set forth in Section 5.1(w) hereof.

“Documents” means all “documents” as defined in the UCC (whether negotiable or non-negotiable) or other receipts covering, evidencing or representing goods, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“EO13224” has the meaning set forth in Section 4.1(v) hereof.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either: (i) an account maintained with a federal or state chartered depository institution or trust company that: (A) satisfies the Rating Criteria; and (B) insures the deposits made to such account through the Federal Deposit Insurance Corporation; or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity and in either case having combined capital and surplus of at least $100,000,000 or otherwise acceptable to the Rating Agencies. An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership. Following a downgrade of such institution below the Rating Criteria, or a withdrawal, qualification or suspension of such institution’s rating, each account must at Lender’s request promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

“Eligible Bank” means a bank that: (i) satisfies the Rating Criteria; and (ii) insures the deposits hereunder through the Federal Deposit Insurance Corporation.

“Engineer” means an Independent engineer selected by Borrower and reasonably approved by Lender.

“Environmental Auditor” means an Independent environmental auditor selected by Borrower and reasonably approved by Lender.

“Environmental Claim” means any written notice, written notification, written request for information, written claim, administrative, regulatory or judicial action, suit, judgment or written demand by any Person or Governmental Authority alleging or asserting liability with respect to Borrower, Operating Lessee or any Mortgaged Property (whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties) arising out of, based on or resulting from: (i) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower or Operating Lessee) that affects Borrower, Operating Lessee or any Mortgaged Property; (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any applicable Environmental Law; or (iii) any alleged injury or threat of injury on or about the Mortgaged Property to human health, safety or the environment arising out of: (A) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower or Operating) that affects Borrower, Operating Lessee or any Mortgaged Property; or (B) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Closing Date, from Borrower and the Guarantor, collectively, as indemnitor, to Lender, as indemnitee, as the same may be amended, modified or supplemented from time to time.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances, rules or regulations, or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, protection of human health or safety from Hazardous Substances, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

“Environmental Reports” means each and every “Phase I Environmental Site Assessment” (and, if applicable, “Phase II Environment Site Assessment”) as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-2000 and an asbestos survey, with respect to the Mortgaged Property, prepared by one or more Environmental Auditors and delivered to Lender and any amendments or supplements thereto delivered to Lender.

“Equipment” means: (i) all “equipment” as defined in the UCC, in which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired, including without limitation all such equipment included in or associated with Water Amenities; and (ii) all of the following (regardless of how classified under the UCC): all building materials, construction materials, personal property constituting furniture, fittings, appliances, apparatus, leasehold improvements, machinery, devices, interior improvements, appurtenances, equipment, plant, furnishings, fixtures, computers, electronic data processing equipment, telecommunications equipment and other fixed assets now owned or hereafter acquired by Borrower or Operating Lessee, and all Proceeds of the foregoing clauses (i) and (ii), as well as all additions to, substitutions for, replacements of or accessions to any of the items recited as aforesaid and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, all regardless of whether the same are located on any Mortgaged Property or are located elsewhere (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of a bailee, vendor or manufacturer) for purposes of manufacture, storage, fabrication or transportation and all extensions and replacements to, and proceeds of, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations: (i) described in Section 414(b) or (c) of the Code of which Borrower is a member; and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event Date” has the meaning set forth in Section 2.6(c) hereof.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Excess Interest” has the meaning set forth in Section 2.5(e) hereof.

“Excluded Entity” means: (i) with respect to SPC Party, CNL Income GW GP, LLC, a Delaware limited liability company; CNL Income GW Partnership, LLLP, a Delaware limited liability limited partnership; CNL Income GW Tenant GP, LLC, a Delaware limited liability company; CNL Income GW WI-DEL Tenant, LP, a Delaware limited partnership; CNL

Income GW Sandusky Tenant, LP, a Delaware limited partnership; Great Lakes Services, LLC, a Delaware limited liability company; or any other entity that owns a direct or indirect equity interest in any of the foregoing; and (ii) with respect to Operating Lessee General Partner, CNL Income GW GP, LLC, a Delaware limited liability company; CNL Income GW Partnership, LLLP, a Delaware limited liability limited partnership; CNL Income GW WI-DEL GP, LLC, a Delaware limited liability company; CNL Income GW WI-DEL, LP, a Delaware limited partnership; CNL Income GW Sandusky GP, LLC, a Delaware limited liability company; CNL Income GW Sandusky, LP, a Delaware limited partnership; CNL Income GW Corp., a Delaware corporation; Great Lakes Services, LLC, a Delaware limited liability company; or any other entity that owns a direct or indirect equity interest in any of the foregoing.

“FF&E Costs” means, collectively: (a) the costs of: (i) replacement of and/or addition to Soft Goods and Case Goods at the Mortgaged Property; (ii) signage, audio-visual equipment, kitchen appliances, carpeting and all equipment, including front desk and back-of-the-house computer equipment; (iii) maintaining, repairing, replacing existing Equipment in, acquiring new Equipment for, and making improvements to, the water park including without limitation with respect to all Water Amenities; and (b) all similar costs and expenses relating to capital maintenance and improvements as contemplated under the Uniform System of Accounts and the Management and License Agreement; provided that FF&E Costs shall not include costs of or associated with the repair or replacement or upgrade of Fixed Asset Supplies or Software unless included within FF&E or similar capital expenditure requirements under the Management and License Agreement.

“FF&E Costs Reserve Account” has the meaning set forth in Section 2.13(a)(i).

“FF&E Percentage” means four percent (4.0%).

“Fixed Asset Supplies” means items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or guest rooms at the Mortgaged Property.

“First Open Defeasance Date” means the earlier of: (i) the Payment Date in March, 2010; or (ii) the date that is two (2) years from the “start up day” (within the meaning of Section 860G(a)(9) of the IRC) of the REMIC Trust established in connection with the final Securitization involving the Loan.

“First Open Prepayment Date” is the Payment Date which is in the third (3rd) month preceding the month in which the Scheduled Maturity Date occurs. The First Open Prepayment Date is the Payment Date in the month of December, 2012.

“First Payment Date” has the meaning set forth in Section 2.5(a) hereof.

“Fiscal Year” means the twelve (12) month period ending on December 31st of each year (or, in the case of the fiscal year in which the Closing Date occurs, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender.

“Fitch” means Fitch, Inc. and its successors.

“Fund” has the meaning set forth in the definition of “Permitted Investments.”

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, modified to reflect the Uniform System of Accounts, where applicable, and in all cases consistently applied.

“General Intangibles” means all “general intangibles” as defined in the relevant UCC, now owned or hereafter acquired by Borrower or Operating Lessee, in, to or under which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by the foregoing.

“Great Lakes” means The Great Lakes Companies, Inc., a Wisconsin corporation.

“Great Wolf” means Great Wolf Resorts, Inc., a Delaware corporation.

“Gross Revenue” means, for any period, the total dollar amount of all income and receipts received by, or for the account of, Borrower or Operating Lessee in the ordinary course of business with respect to the Mortgaged Property (and any other property managed by Manager on behalf of Operating Lessee), but excluding Loss Proceeds (other than the proceeds of business interruption insurance or the proceeds of a temporary Taking in lieu of Receipts which shall be included in Gross Revenue).

“Guarantor” means CNL severally as to seventy percent (70%) of the liabilities of Guarantor under the Guaranty of Nonrecourse Obligations and the Environmental Indemnity Agreement, and Great Wolf severally as to thirty percent (30%) of the liabilities of Guarantor under the Guaranty of Nonrecourse Obligations and the Environmental Indemnity Agreement, and not CNL and Great Wolf jointly.

“Guaranty of Nonrecourse Obligations” means, with respect to the Loan, the Guaranty of Nonrecourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 9.24 hereof from the Guarantor to Lender.

“Hazardous Substance” means all or any of the following: (i) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Law, as hazardous, toxic, deleterious, harmful or dangerous, including any so defined, listed, regulated or classified as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” or “contaminants”; (ii) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) any flammable substances or explosives or any radioactive materials; (iv) asbestos in any form (other than if properly contained in accordance with applicable Environmental Law); (v) electrical or hydraulic equipment which contains any oil or dielectric fluid containing at least 50 parts per million of polychlorinated biphenyls (PCBs); (vi) radon; (vii) urea formaldehyde; (viii) lead paint; or (ix) fungus, mold or mildew the presence of which is reasonably likely to materially adversely affect the health of average individuals or materially adversely affect the value or utility of the Mortgaged Property. Notwithstanding the foregoing, “Hazardous Substances” will not include ordinary cleaning solvents, fuels, lubricants, maintenance items, paints, disinfectants and other substances which are customarily used in the operation of a waterpark resort that includes a hotel, indoor water park, restaurants, spas and associated facilities and vehicles, provided such solvents and substances are stored and used in material compliance with applicable Environmental Law.

“Impositions” means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of each Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon: (i) Borrower or Operating Lessee (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower or Operating Lessee for the privilege of doing business in the jurisdiction in which each Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, is located) or Lender; or (ii) any Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof or any Receipts therefrom or any estate, right, title or interest therein; or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with any Mortgaged Property or the leasing or use of any Mortgaged Property or any part thereof, or the acquisition or financing of the acquisition of any Mortgaged Property by Borrower. Impositions shall exclude all income, franchise and corporate taxes with respect to Borrower and Operating Lessee (other than those referred to under clause (i) above).

“Improvements” means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all buildings, structures, fixtures and improvements now or hereafter owned by Borrower included in or associated with Water Amenities, and all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 5.1(i).

“Independent” means, when used with respect to any Person, a Person that: (i) does not have any material direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower; (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions; and (iii) is not a member of the immediate family of any Person described in clauses (i) or (ii).

“Independent Director” means a duly appointed director or manager of an SPC Party or Operating Lessee General Partner who shall not have been at the time of such appointment, and may not have been at any time, and shall not be at any time during such individual’s appointment (i) a member, partner, shareholder, manager, officer, director, employee, attorney or counsel of such SPC Party or Operating Lessee General Partner, as applicable, or any of its respective members, subsidiaries or Affiliates (with the exception of serving as an Independent Director or, if such Independent Director is provided by a nationally recognized company that provides independent directors, independent director of another so-called “special purpose entity” affiliated with such SPC Party or Operating Lessee General Partner, as applicable, which is not an Excluded Entity), (ii) a customer of, or supplier to, or service provider (including a provider of professional services) to, such SPC Party or Operating Lessee General Partner or any of its respective members, subsidiaries or Affiliates (other than consumer transactions, such as hotel guest or senior living facility stays, in the ordinary course), (iii) a Person controlling or under common control with such member, supplier or customer, or (iv) a member of the immediate family of any such member, director, officer, employee, supplier or customer or a member of the immediate family of any Person in (i), (ii) and (iii). As used herein the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

“Instruments” means all “instruments” as defined in the UCC, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Insurance Escrow Account” has the meaning set forth in Section 2.13(b).

“Insurance Premiums” has the meaning set forth in Section 5.1(x)(iii).

“Insurance Proceeds” means, in the event of a casualty with respect to the Mortgaged Property, the proceeds received under any insurance policy applicable thereto.

“Insurance Requirements” means all material terms of any insurance policy required pursuant to this Agreement or any of the Mortgages and all material regulations, rules and other requirements of the National Board of Fire Underwriters or such other body exercising similar functions applicable to or affecting the Mortgaged Property or any part thereof or any use or condition thereof.

“Insured Casualty” has the meaning set forth in Section 5.1(x)(iv)(B).

“Intellectual Property” means all trademark licenses, trademarks, rights in intellectual property, trade names, service marks and copyrights, copyright licenses, patents, patent licenses or the license to use intellectual property such as computer software (other than commercially available software), in each case owned or licensed for use (but if so licensed, only as to Borrower’s or Operating Lessee’s interest as licensee therein) by Borrower or Operating Lessee, as applicable, and used at or in connection with the Mortgaged Property or its operation, and other proprietary business information belonging to Borrower or Operating Lessee relating to Borrower’s or Operating Lessee’s policies, procedures, manuals and trade secrets.

“Interested Parties” has the meaning set forth in Section 5.1(w) hereof.

“Inventory” means all “inventory” as defined in the UCC and shall include all Documents representing the same, in which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired, including, without limitation, all such inventory included in or associated with Water Amenities.

“Investment Property” means all “investment property” as defined in the UCC, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Land” means the parcels of real estate described on each Exhibit A attached to each of the Mortgages.

“Leases” means all leases, subleases, lettings, occupancy agreements, tenancies and licenses for the use of space by Borrower or Operating Lessee as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, any of the foregoing relating to zoning, parking or land use, any and all Environmental Laws and the Americans with Disabilities Act) affecting Borrower, Operating Lessee or any Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (including any Material Agreements described in clause (iii) of the definition thereof) or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property (including, without limitation, any which may: (i) require repairs, modifications or alterations in or to the

Mortgaged Property or any part thereof or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property; or (ii) in any way limit the use and enjoyment thereof).

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Letter of Credit Rights” means all “letter of credit rights” as defined in the UCC, in, to or under which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, Operating Lessee or any Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Loan” means the loan made by Lender to Borrower pursuant to the terms of this Agreement.

“Loan Amount” means an amount equal to $63,000,000.

“Loan Documents” means this Agreement, the Note, each Contract Assignment, each Manager’s Subordination, each Mortgage, each Assignment of Profits and Leases, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower, to evidence or secure the Loan as the same may be amended or modified from time to time.

“Local Collection Account” and “Local Collection Account Bank” have the meanings set forth in Section 2.12(a).

“Local Collection Account Agreement” means with respect to the Local Collection Account, the lockbox agreement, dated as of the applicable date and executed by Borrower, Lender and the Local Collection Account Bank.

“Loss Proceeds” means Condemnation Proceeds and/or Insurance Proceeds.

“Loss Proceeds Account” has the meaning set forth in Section 2.12 hereof.

“Losses” has the meaning set forth in Section 5.1(j).

“Management and License Agreement” means with respect to each Mortgaged Property, the Amended and Restated Management Services and License Agreement entered into between the Operating Lessee leasing such Mortgaged Property and the Manager (and all such property management and license agreements collectively), dated of even date herewith, as such agreement(s) may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any management and license agreement which may hereafter be entered into with respect to any Mortgaged Property in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Manager” means Great Lakes Services, LLC, a Delaware limited liability company, the current manager of the Mortgaged Property under the current Management and License Agreement, or such other Person as may hereafter be charged with management of any Mortgaged Property pursuant to a management and license agreement entered into in accordance with the terms and conditions hereof.

“Manager’s Operating Account” has the meaning set forth in Section 2.12(a).

“Manager’s Subordination” means, with respect to each Mortgaged Property, initially each Manager’s Consent and Subordination of Management and License Agreement, each executed by the Manager, the Operating Lessee leasing such Mortgaged Property, Borrower owning such Mortgaged Property and Lender, dated as of the Closing Date, and in the event a successor or assignee Manager is engaged at any Mortgaged Property, a subordination agreement executed by Manager, the Operating Lessee leasing such Mortgaged Property, Borrower owning such Mortgaged Property and Lender in form and substance substantially similar to the form of the Manager’s Subordination executed in connection herewith, whereby, among other things, each Management and License Agreement is subordinated to the Indebtedness and to the Lien of each Mortgage so long as the Loan remains outstanding.

“Material Adverse Effect” means a material adverse effect upon: (i) the business operations, properties, assets or condition (financial or otherwise) of either: (A) Borrower; or (B) Operating Lessee such that in the case of Operating Lessee, such material adverse effect also has a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of either Borrower or the aggregate value of the Mortgaged Property; (ii) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents; or (iii) the aggregate value of the Mortgaged Property.

“Material Agreement” means, individually and collectively: (i) any lease of Equipment, Case Goods, Soft Goods, Fixed Asset Supplies or similar items at the Mortgaged Property which provide for annual aggregate lease payments under such lease by Borrower or Operating Lessee in excess of $50,000; (ii) any franchise agreement or other Contract entered into by Borrower or Operating Lessee, which Contract would be binding on Lender or the Mortgaged Property, upon Lender foreclosing its Lien on the Mortgaged Property (or otherwise accepting a deed-in-lieu of foreclosure and which Contract runs with the Land or otherwise burdens Lender post-foreclosure); or (iii) any material obligations of Borrower or Operating Lessee affecting the use and operation of the Mortgaged Property under any material underlying restrictions, easements or covenants of record, including, with respect to the Dells Property, the Great Wolf Lodge condominium documents which include the Declaration of Condominium for Great Wolf Lodge dated December 21, 2004, the Management Agreement dated December 21, 2004 with Great Wolf Lodge Condominium Association and the Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge dated December 21, 2004 and the Unit Management Agreements (as such documents and instruments may be modified, amended, restated, replaced or substituted from time to time as permitted hereunder).

“Maturity Date” means the earlier of: (i) the Scheduled Maturity Date; or (ii) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

“Maximum Rate” has the meaning set forth in Section 2.5(e) hereof.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Money” means: (i) all “money” as defined in the UCC; and (ii) all moneys, cash, or other items of legal tender generated from the use or operation of the Mortgaged Property, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Monthly Debt Service Payment” has the meaning set forth in Section 2.5(a) hereof.

“Monthly Debt Service Payment Amount” means, for a particular Payment Date, the amount set forth on Schedule 8 attached hereto and hereby made a part hereof for such Payment Date.

“Monthly Negative Amount” has the meaning set forth in Section 2.13 hereof.

“Monthly Period” means each calendar month commencing with and including the Payment Date occurring in such calendar month, and ending on the day prior to the Payment Date in the next following calendar month.

“Monthly Property Expenses” means, with respect to any Payment Date after and for so long as the Debt Service Coverage Test has not been satisfied, an amount equal to not less than 100% and up to 110% of the monthly Property Expenses projected by Borrower to be incurred during the applicable period commencing on such Payment Date and ending on the next Payment Date as set forth in the Operating Budget for the applicable Fiscal Year; provided, however, that Lender’s prior written consent shall be required for any amount greater than 110% of the projected monthly amount in such Operating Budget for Property Expenses.

“Monthly Statement” has the meaning provided in Section 5.1(r)(iv).

“Mortgage” means, with respect to the Mortgaged Property, a first priority Mortgage or Deed of Trust (as applicable), Assignment of Profits and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date (and, if there are more than one, each and every one of them), each granted by the Borrower owning such Mortgaged Property to or for the benefit of Lender or Deed of Trust Trustee for the benefit of Lender, respectively, with respect to the Mortgaged Property as security for the Loan, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Mortgaged Property” means, at any time, individually or collectively, as applicable, the Land, the Improvements, the Personalty, the Leases and the Receipts, and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in, each Mortgage.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA: (i) to which contributions have been, or were required to have been made by Borrower or any ERISA Affiliate within the past six years; or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Net Proceeds” means either: (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to any Mortgaged Property, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default; or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of any Mortgaged Property, the higher of: (i) the amount of Lender’s credit bid; or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

“Note” means that certain Promissory Note, dated of even date herewith, made by Borrower to Lender evidencing the Loan, as amended, modified, restated or split, and any replacement notes therefor.

“O&M Program” has the meaning set forth in Section 5.1(d)(iv) hereof.

“OFAC” has the meaning set forth in Section 4.1(v) hereof.

“OFAC List” has the meaning set forth in Section 4.1(v) hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Budget” means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting Borrower’s projections of Gross Revenues, Property Expenses, Capital Improvements Costs and FF&E Costs for the Mortgaged Property (and any property managed by Manager on behalf of Operating Lessee) for such Fiscal Year, prepared on an annual, quarterly and monthly basis and submitted by Borrower to Lender in accordance with the provisions of Section 5.1(r).

“Operating Deficiency” has the meaning set forth in Section 2.13 hereof.

“Operating Expense Account” has the meaning provided in Section 2.13(c).

“Operating Expenses” means, for any period of calculation, all expenditures incurred and required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair and/or leasing of the Mortgaged Property, or under the terms of any Material Agreement, including without limitation (or duplication) Property Expenses. Notwithstanding the foregoing, Operating Expenses shall not include: (i) Capital Improvement Costs; (ii) any extraordinary items (unless Lender approves of the inclusion of such items as Operating Expenses); (iii) depreciation, amortization and other non-cash charges; or (iv) any payments of principal or interest on the Indebtedness or otherwise payable to the holder of the Indebtedness. Operating Expenses shall be calculated on the accrual basis of accounting.

“Operating Lease” means, collectively and individually, the Dells Operating Lease and the Sandusky Operating Lease,

“Operating Lessee” means, collectively and individually, the Dells Operating Lessee and the Sandusky Operating Lessee.

“Operating Lessee General Partner” means CNL Income GW Tenant GP, LLC, a Delaware limited liability company.

“Operating Revenues” means, for any period, all regular ongoing income during such period from the operation of the Mortgaged Property, or payable to Operating Lessee under any of the Material Agreements, that, in accordance with GAAP, is included in annual financial statements as revenue. Notwithstanding the foregoing, Operating Revenues shall not include: (i) any Loss Proceeds (other than business interruption proceeds or Condemnation Proceeds in connection with a temporary Taking and, in either case, only to the extent allocable to such period or other applicable reporting period); (ii) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of the Mortgaged Property; (iii) any Rent attributable to a Lease more than one month prior to the date on which the actual payment of Rent is required to be made thereunder; (iv) any Advance Bookings revenues unless or until the same are deemed income in accordance with GAAP; (v) any interest income from any source; or (vi) any other extraordinary items as determined by GAAP. Operating Revenues shall be calculated on the accrual basis of accounting.

“Organizational Agreements” means, individually or collectively: (i) the certificate of formation and operating agreement; (ii) the certificate of limited partnership and partnership agreement; (iii) the certificate of incorporation and by-laws; or (iv) the trust agreement or other organizational documents, as applicable of any Person, each as amended or restated from time to time.

“Other Borrowings” means, with respect to Borrower or Operating Lessee, without duplication (but not including the Indebtedness): (i) all indebtedness of Borrower or Operating Lessee for borrowed money or for the deferred purchase price of property or services: (ii) all indebtedness of Borrower or Operating Lessee evidenced by a note, bond, debenture or similar instrument; (iii) the face amount of all letters of credit issued for the account of Borrower or Operating Lessee and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers’ acceptances; (iv) all indebtedness of Borrower or Operating Lessee secured by a Lien on any property owned by Borrower or Operating Lessee (whether or not such indebtedness has been assumed); (v) all Contingent Obligations of Borrower or Operating Lessee; (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation; and (vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of Borrower’s or Operating Lessee’s business that would constitute ordinarily a trade payable to trade creditors; provided, that the liabilities and obligations referred to in clauses (vi) and (vii) shall not constitute Other Borrowings to the extent they are permitted under Section 8.1(e) and/or Section 5.1(t) below.

“Partial Defeasance” and “Partial Defeasance Date” have the respective meanings set forth in Section 2.7(b).

“Partial Defeasance Amount” has the meaning set forth in Section 2.11.

“Partial Defeasance Collateral” means U.S. Obligations, which provide payments: (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Defeasance Date and up to and including the Scheduled Maturity Date; and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“Payment Date” has the meaning provided in Section 2.5(a).

“Payment Intangibles” means all “payment intangibles” as defined in the UCC, in, to or under which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permits” means all licenses, permits, variances and certificates required by Legal Requirements to be obtained by Borrower or Operating Lessee and used in connection with the ownership, operation, use or occupancy of the Mortgaged Property (including, without limitation, certificates of occupancy, building permits, business licenses, liquor licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority concerning ownership, operation, use or occupancy of the Mortgaged Property).

“Permitted Encumbrances” means, with respect to each Mortgaged Property, collectively: (i) the Lien created by the Mortgage on such Mortgaged Property, or any other Loan Documents of record encumbering such Mortgaged Property; (ii) all Liens and other matters disclosed on the Title Insurance Policy concerning such Mortgaged Property; (iii) the Dells Special Use Permit; (iv) the Sandusky Special Use Permit; (v) the Open Space Agreement; (vi) Liens, if any, for Impositions imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof, provided that no foreclosure has been commenced by the lien claimant; (vii) mechanic’s or materialmen’s Liens, if any, being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof, provided that no foreclosure has been commenced by the lien claimant; (viii) rights of existing and future tenants as tenants only pursuant to any Leases; (ix) Liens for public utilities; (x) Liens, if any, relating to financing leases, equipment leases and purchase money debt permitted under Section 8.1(e)(iii) and/or Section 5.1(t), in each case only on the applicable equipment or other personal property which is the subject of such financing lease or purchase money debt; and (xi) Liens permitted under any specific provision of the Loan Agreement or other Loan Document, which Liens and encumbrances referred to in clauses (i)-(xi) above do not materially and adversely affect: (a) the ability of Borrower to pay in full the Principal Indebtedness and interest thereon in a timely manner; or (b) the use of any Mortgaged Property for the use currently being made thereof, the operation of any Mortgaged Property as currently being operated.

“Permitted Guarantor Transfer” means: (i) any merger or reorganization of any Guarantor; or (ii) the issuance or sale of stock in Great Wolf, its successors and assigns; or (iii) the issuance or sale of limited partnership interests in CNL, or the issuance or sale of stock in CNL’s ultimate parent, CNL Income Properties, Inc., a Maryland corporation (“CIP”), and/or their successors and assigns; provided, in the case of clause (i), either the surviving entity (the “Survivor”) is the original Guarantor or, if such Guarantor is merged into the Survivor, then the Survivor succeeds to substantially all of the assets of such Guarantor and remains responsible for all such Guarantor’s liabilities, with no material diminishment of Survivor’s financial strength or condition, and after giving effect to such merger the identity of a majority of members of the ultimate board of directors of the Survivor are individuals that (immediately prior to such merger) were members of the board of directors of the predecessor Guarantor or CIP, as applicable, and continue to maintain operational and management control of Survivor (and, in such event, the Survivor shall become a Guarantor hereunder).

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America;

(ii) obligations of the following United States of America government sponsored agencies, provided such obligations are backed by the full faith and credit of the United States of America: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations);

(iii) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies;

(iv) certificates of deposit, time deposits, demand deposits or banker’s acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies, which investments are fully insured by the Federal Deposit Insurance Corp.;

(v) debt obligations with maturities of not more than 365 days and rated by the Rating Agencies in its highest long-term unsecured rating category;

(vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 270 days and that is rated by the Rating Agencies in their highest short-term unsecured debt rating; and

(vii) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, which Lender shall have approved in writing and for which Borrower shall have delivered a Rating Confirmation;

provided, however, that: (A) the investments described in clauses (i) through (vii) above must have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index; (C) such investments must not be subject to liquidation prior to their maturity or have an “r” highlighter affixed to its rating by S&P, and (D) such investments must not be subject to liquidation prior to their maturity; and provided, further, that, in the judgment of Lender, such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if such instrument or security evidences: (x) a right to receive only interest payments; or (y) the right to receive principal and interest payments derived from an underlying investment at a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfer” means either: (1) a Permitted Guarantor Transfer; or (2) any conveyance, assignment, sale or other disposition (and not a mortgaging, encumbrance, pledging, hypothecation, or granting of a security interest) (directly or indirectly) of ownership interests in Dells Borrower and/or Sandusky Borrower following which either CNL or Great Wolf (or the “Survivor” pursuant to, and as defined in, the definition of “Permitted Guarantor Transfer”), or both in the aggregate: (i) owns (directly or indirectly) fifty-one percent (51%) or more of the voting and beneficial ownership interests in each of Dells Borrower, Dells Operating Lessee, Sandusky Borrower and Sandusky Operating Lessee; and (ii) controls the operations and management of Borrower and Operating Lessee; provided, that

(a) under no circumstance shall any Transfer be a Permitted Transfer hereunder unless after giving effect to such Transfer each Borrower and each Operating Lessee is under 100% common ownership (direct and indirect) and control (but acknowledging and agreeing that: (1) Dells Borrower has no interest in Sandusky Borrower and Sandusky Borrower has no interest in Dells Borrower; and (2) Dells Operating Lessee has no interest in Sandusky Operating Lessee and Sandusky Operating Lessee has no interest in Dells Operating Lessee);

(b) if after any conveyance, assignment, sale or other disposition of ownership interests in Dells Borrower and/or Sandusky Borrower, the aforementioned requirements of a 51% (direct or indirect) ownership percentage and control over operations and management by CNL and/or Great Wolf shall not be satisfied, then such requirements shall not apply in the event Borrower obtains a Rating Confirmation with respect to the proposed conveyance, assignment, sale or other disposition of ownership interests;

(c) any such Transfer referred to above which takes the form of a Transfer of the equity ownership interests in Dells Borrower and/or Sandusky Borrower to a transferee which (collectively amongst itself and its Affiliates that own such equity ownership interests) acquires (directly or indirectly) a greater than 49% ownership interest in any or all of Dells Borrower, Sandusky Borrower, Dells Operating Lessee and/or Sandusky Operating Lessee, or which acquires control over the operations and management of any or all of Dells Borrower, Sandusky Borrower, Dells Operating Lessee and/or Sandusky Operating Lessee shall not be permitted unless, in addition to satisfaction of the conditions set forth in clauses (a), (b), and (d) of this definition, Borrower delivers to Lender a substantive non-consolidation opinion in form and substance reasonably acceptable to Lender and the Rating Agencies, if required by Lender or the Rating Agencies; and

(d) no Transfer of a (direct or indirect) ownership interest in Dells Borrower or Sandusky Borrower shall be made to a Prohibited Person or a Person that is owned or controlled by or acting for or on behalf of a Prohibited Person or a Person with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering or other Legal Requirements (including the Executive Order or the Patriot Act) (provided, however, that for the purposes of this clause (e), said prohibition shall not apply to securities in Great Wolf, its successors and assigns, traded on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, other than such securities traded by Great Wolf or any Affiliate thereof).

Notwithstanding the foregoing, in the event a Rating Confirmation is obtained (or a Qualified Transferee succeeds to the interests of Great Wolf or CNL) as contemplated by clauses (b) and (c) above, then from and after the applicable date, for purposes of a “Permitted Transfer” under this Agreement, the entity that is the successor or assign to CNL or Great Wolf as contemplated by such Rating Confirmation or merger transaction shall replace CNL or Great Wolf, as applicable.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personalty” means all Equipment, Inventory, General Intangibles, Supporting Obligations, Instruments, Receivables, Pledged Accounts, Contracts and Intellectual Property and all other personal property as defined in the relevant UCC, now owned or hereafter acquired by Borrower or Operating Lessee, or in, to or under which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired, including all of the foregoing now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Mortgaged Property or which may be used in or relating to the planning, development, financing or operation of such Mortgaged Property, and including, without limitation, all Case Goods, Soft Goods, Fixed Asset Supplies, personal property included in or associated with Water Amenities, furniture, furnishings, equipment, machinery, money in Pledged Accounts, insurance proceeds, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Borrower and Operating Lessee under leases of fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Borrower or Operating Lessee with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs.

“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and: (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions; or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Pledged Accounts” means the Local Collection Account, the Collection Account, the Reserve Accounts, the Manager’s Operating Account, and the Loss Proceeds Account and any successor accounts to any of the foregoing.

“Policies” has the meaning provided in Section 5.1(x)(iii).

“Pre-existing Condition” has the meaning set forth in Section 5.1(x)(iv)(B) hereof.

“Prepayment Consideration” and “Present Value Yield Differential” have the respective meanings set forth in Section 2.6(c) hereof.

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including advances made by Lender to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Principal Reserve Account” has the meaning set forth in Section 2.13(c).

“Proceeds” shall have the meaning given in the UCC and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

“Prohibited Person” has the meaning set forth in Section 4.1(v) hereof.

“Property Expenses” means, with respect to the Mortgaged Property, the following costs and expenses but only, in the case of costs and expenses in respect of goods and services, to the extent that they do not constitute Capital Improvement Costs:

(i) Impositions;

(ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents or otherwise maintained by Borrower, Manager or an Affiliate of Borrower on behalf of Borrower in the ordinary course of business with respect to the Mortgaged Property;

(iii) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services with respect to the Mortgaged Property;

(iv) payments required under service contracts for any services or items used at the Mortgaged Property or otherwise used in the operation of the Mortgaged Property (including, without limitation, service contracts for heating, ventilation and air conditioning systems, elevators, landscape maintenance, pest extermination, security, furniture, trash removal, answering service and credit checks);

(v) wages, benefits, payroll taxes, uniforms, the cost of cleaning supplies and all related expenses for on-site personnel directly involved in the day-to-day operation of the Mortgaged Property (including, without limitation, full time, part time or seasonal employees, housekeeping employees, porters and general repair, maintenance and security employees, and employees of Manager or others whose time is allocated among one or more properties), whether hired by Borrower, Manager or any other Person;

(vi) costs incurred in connection with the enforcement of any Lease (including, without limitation, reasonable attorneys’ fees, charges for lock changes and storage and moving expenses for furniture, fixtures and equipment);

(vii) advertising and marketing expenses (including, without limitation, concessions, promotions, banners and signs);

(viii) out-of-pocket cleaning, maintenance and repair expenses;

(ix) any expense the total cost of which is passed through to tenants pursuant to executed Leases;

(x) legal, accounting, auditing and other professional fees and expenses incurred in connection with the ownership and operation of the Mortgaged Property (including, without limitation, collection costs and expenses);

(xi) permits, licenses and registration fees and costs;

(xii) any expense necessary in order to prevent or cure a violation of any Legal Requirement (including Environmental Law), regulation, code or ordinance;

(xiii) costs and expenses of any appraisals, valuations, surveys, inspections, environmental assessments or market studies, zoning reports;

(xiv) costs and expenses of security and security systems provided to and/or installed and maintained with respect to the Mortgaged Property;

(xv) costs of title, UCC, litigation and other searches and costs of maintaining the Lien of the Mortgage thereon and the security interest in any related Collateral;

(xvii) fees and expenses of property managers contracted with by Borrower to perform management, administrative, payroll or other services in connection with the operation of the Mortgaged Property (including, without limitation, the fees and expenses owed to Manager under the Management and License Agreement);

(xviii) royalties and other payments to Tall Pines under the Tall Pines Agreement, to the extent relating to the Mortgaged Property;

(xix) any other costs and expenses contemplated by the Operating Budget and customarily incurred in connection with operating properties similar in type and character to the Mortgaged Property;

(xx) allocations to the Mortgaged Property of expenses of the type set forth above under bulk purchase contracts or bulk services agreements; and

(xxi) any other category of property expense that is customary for a property of the type and size as the Mortgaged Property and is reasonably approved by Lender, including (without duplication of the foregoing) all “costs and expenses” as such phrase is used on page 18 of the Uniform System of Accounts.

“Qualified Pledgee” and “Qualified Transferee” have the respective meanings set forth on Schedule 7 attached hereto.

“Quarterly Statement” has the meaning provided in Section 5.1(r)(v).

“Rating Agencies” means at least two of Fitch, Moody’s and S&P (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

“Rating Confirmation” with respect to any transaction, matter or action in question, means: (i) if all or any portion of the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction in which the related Securities have themselves been rated, the written confirmation of the Rating Agencies that such transaction, matter or action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction; and (ii) if any portion of the Loan has not been the subject of a Secondary Market Transaction in which the related Securities have themselves been rated (or, if any portion of the Loan was the subject of a Secondary Market Transaction in which the related Securities were rated but is no longer the subject of a Secondary Market Transaction in which the related Securities have been rated, and no portion of the Loan is then the subject of a Secondary Market Transaction in which the related Securities have been rated), Lender shall have determined in its reasonable discretion (taking into consideration such factors as Lender may determine, including the attributes of the loan pool in which any portion of the Loan reasonably be expected to be securitized) that no rating for any Securities that would be issued in connection with such Secondary Market Transaction involving any of such portion of the Loan would be downgraded, qualified, or withheld by reason of such transaction, matter or action.

“Rating Criteria” with respect to any Person, means that: (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P, “Aa3” by Moody’s and

“AA-” by Fitch, if deposits are held by such Person for a period of one month or more.

“Real Estate Taxes Escrow Account” has the meaning provided in Section 2.13(b).

“Receipts” means all revenues, receipts and other payments of every kind arising from ownership or operation of the Mortgaged Property (or any other property managed by Manager on behalf of Operating Lessee) and received by Borrower, Operating Lessee, Manager or an Affiliate of Borrower on behalf of Borrower, including, without limitation: (i) all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, conference rooms, meeting rooms, banquet rooms, ball rooms, waterpark and other recreational facilities, incidental charges to hotel guests or other users or customers, any payments (and the right to receive payments) from credit card companies, travel agents or reservation systems or services relating to the Mortgaged Property, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, Operating Lessee or any operator or manager of the Mortgaged Property or the commercial space located thereon or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club use and membership fees and other health club and personal care revenues, food and beverage wholesale and retail sales (including without limitation room service dining and mini bar sales), service charges, vending machine sales, telephone and telecommunications receipts (including without limitation DSL access fees), and any charges of any kind that appear on any bill or statement rendered to any guest or other user or customer of the Mortgaged Property; (ii) all Rents received from any tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of the Mortgaged Property and all payments in lieu of Rents; and (iii) all amounts paid to, or paid to Manager for the benefit of, Borrower or Operating Lessee under any Material Agreement.

“Receivables” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under income deriving from: (i) any Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Documents, insurance policies, drafts, bills of exchange, trade acceptances, notes or other indebtedness, owing to Borrower or Operating Lessee from whatever source arising; (ii) to the extent not otherwise included above: (a) all income, Receipts, issues, profits, revenues, deposits and other benefits from the Mortgaged Property; and (b) all receivables and other obligations now existing or hereafter arising, or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or Operating Lessee, or any operator or manager of the Mortgaged Property or other commercial space located at the Mortgaged Property or acquired from others (including, without limiting the generality of the foregoing, from rental of space, halls, stores, and offices, and deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, wholesale and retail sales of food and beverages, merchandise, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance); (iii) all of the books and records (whether in tangible, electronic or other form) now or hereafter maintained by or on behalf of Borrower or Operating Lessee in connection with the operation of the Mortgaged Property or in connection with any of the foregoing; and (iv) all Supporting Obligations and all liens and security interests securing any of the foregoing and all other rights, privileges and remedies relating to any of the foregoing.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Remedial Work” has the meaning set forth in Section 5.1(d)(i).

“Rents” means all income, rents (including base rent), issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property.

“Reserve Account(s)” means the Deferred Maintenance Escrow Account, the FF&E Costs Reserve Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Operating Expense Account and the Principal Reserve Account, collectively, and any successor accounts to any of the foregoing.

“Restoration” has the meaning set forth in Section 5.1(x).

“Sandusky Allocated Loan Amount” means an amount equal to 54.7619% of the then outstanding Principal Indebtedness.

“Sandusky Borrower GP” means CNL Income GW Sandusky GP, LLC, a Delaware limited liability company.

“Sandusky Expansion” has the meaning set forth in Section 5.1(dd).

“Sandusky Operating Lease” means, with respect to the Sandusky Property, that certain Lease Agreement, dated as of October 11, 2005, by and between Sandusky Borrower and Sandusky Operating Lessee, as such agreement(s) may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any operating lease which may hereafter be entered into with respect to the Sandusky Property in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Sandusky Operating Lessee” means CNL Income GW Sandusky Tenant, LP, a Delaware limited partnership, or such other Persons as may be lessees under replacement Operating Leases pursuant to an Operating Lease entered into in accordance with the terms and conditions hereof.

“Sandusky Property” means the Land and Improvements owned by the Sandusky Borrower located on the parcel of real estate identified on Exhibit A attached to the Mortgage granted by the Sandusky Borrower and recorded in Erie County, Ohio.

“Sandusky Release” has the meaning set forth in Section 2.11.

“Sandusky Release Date” has the meaning set forth in Section 2.11.

“Sandusky Special Use Permit” means the current special use permit, if any, with respect to the Sandusky Property, and any amendments thereto through the date hereof, with respect to the Sandusky Property.

“Scheduled Defeasance Payments” means scheduled payments of interest and principal under the Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance for all Payment Dates occurring after the Defeasance Date and up to and including the Scheduled Maturity Date (including, in the case of a Total Defeasance, the outstanding principal balance of the Loan as of the Scheduled Maturity Date and, in the case of a Partial Defeasance, the outstanding principal balance of the Defeased Note as of the Scheduled Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees and other similar charges.

“Scheduled Maturity Date” means March 1, 2013.

“Scheduled Principal Payments” has the meaning set forth in Section 2.6(c) hereof.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc and its successors.

“Seasonality Reserve Account” has the meaning set forth in Section 2.13 hereof.

“Seasonality Reserve Deposit Amount” has the meaning set forth in Section 2.13 hereof.

“Secondary Market Transaction” has the meaning set forth in Section 5.1(w).

“Security Agreement” means a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Securities” means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

“Soft Goods” means all fabric, textile and flexible plastic products (not including items which are classified as “Fixed Asset Supplies” under the Uniform System of Accounts) which are used in furnishing the Mortgaged Property, including, without limitation: carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items.

“Software” means Borrower’s and/or Operating Lessee’s entire interest in and to all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is commercially available, which are used by Manager, Operating Lessee, Borrower or other Persons in connection with the property management system, the reservation system and all future electronic systems developed or designated by Manager, Operating Lessee, Borrower or other Persons for use in the Mortgaged Property.

“Spa Lease” means that certain Lease dated as of January 28, 2002, by and between Operating Lessee (pursuant to assignment from the predecessor in interest to Operating Lessee) and Destination Spas, Inc., a Wisconsin corporation.

“SPC Party” has the meaning set forth in Section 8.1.

“SPC Party Organizational Documents” has the meaning set forth in Section 8.1.

“SPC Single Member” has the meaning set forth in Section 8.1.

“Special Event of Default” has the meaning set forth in Section 2.12.

“Successor Borrower” has the meaning set forth in Section 2.7(d).

“Supporting Obligations” means all: (i) “supporting obligations” as defined in the UCC; and (ii) any other guarantee, letter of credit, secondary obligation, right or privilege that supports or pertains to any of the Mortgaged Property, in, to or under which Borrower or Operating Lessee has any right, title or interest, whether now owned or hereafter acquired.

“Survey” means a certified ALTA/ACSM survey of the Mortgaged Property prepared by a registered Independent surveyor, containing the form of survey certification approved by Lender and in form and content reasonably satisfactory to Lender and the company issuing the Title Insurance Policy for the Mortgaged Property.

“Tall Pines” means Tall Pines Development Corporation, a Wisconsin corporation, its successors and assigns.

“Tall Pines Agreement” means that certain Tall Pines Exclusive License and Royalty Agreement executed as of July 25, 2004, by and among Tall Pines and Great Lakes.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting the Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

“Title Insurance Policy” means each mortgagee’s title insurance policy or policies: (i) issued by one or more title companies reasonably satisfactory to Lender which policy or policies shall (unless Lender otherwise requires or consents) be in form ALTA 1992, where available (with waiver of arbitration provisions), naming Lender as the insured party; (ii) insuring each Mortgage as being a first and prior lien upon the related Mortgaged Property; (iii) showing no encumbrances against any Mortgaged Property (whether junior or superior to the related Mortgage) other than Permitted Encumbrances; (iv) in the amount of the Loan Amount; and (v) otherwise in form and content reasonably acceptable to Lender. Each Title Insurance Policy shall include the following endorsements or affirmative coverages in form and substance reasonably acceptable to Lender, to the extent available in the jurisdiction in which the Land is located: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity (if applicable) coverage; and such other endorsements as Lender shall reasonably require with respect to a particular Mortgaged Property in order to provide insurance against specific risks identified by Lender in connection with the Mortgaged Property.

“Total Defeasance” has the meaning set forth in Section 2.7(a).

“Total Defeasance Collateral” means U.S. Obligations, which provide payments: (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Note and this Loan Agreement after the Defeasance Date and up to and including the Scheduled Maturity Date; and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Transaction” means the transactions contemplated by the Loan Documents.

“Transaction Costs” means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in Section 9.23).

“Transfer” means the conveyance, assignment, sale, mortgaging, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any direct or indirect (irrespective of the number of tiers of ownership) legal or beneficial interest: (i) in all or any portion of the Mortgaged Property; or (ii) any membership interests in, economic rights to distributions or dividends from, or other equity ownership interests in, Borrower, Operating Lessee or the constituent entities directly or indirectly (irrespective of the number of tiers of ownership) owning any such membership interests or other ownership interests in Borrower or Operating Lessee. A Transfer shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein Borrower (or any Affiliate of Borrower) agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower (or any Affiliate of Borrower) leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rent; and any instrument (not in existence on the Closing Date) subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation. A Permitted Encumbrance shall not be a Transfer.

“Treasury Rate” means, on the date on which such rate is calculated, the yield on the ten year “on the run” U.S. Treasury issue (primary issue) with such yield being based on the bid price for such issue as reasonably determined by Lender.

“UCC” means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority. Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“UCC Searches” has the meaning set forth in Section 3.1(v) hereof.

“Undefeased Note” has the meaning set forth in Section 2.7(b)(iv).

“Underwritten Net Cash Flow” means, as of any date of calculation with respect to the Mortgaged Property: (i) the Operating Revenues during the most recently ended twelve (12) month period; minus (ii) the Operating Expenses with respect to the Mortgaged Property during such twelve (12) month period, each as reasonably determined by Lender and after Lender makes adjustments, if necessary, for the following (and without duplication where such items are already included within Operating Expenses):

(1)	expenses for management fees equal to the greater of actual management fees or 3% of Gross Revenues for such period;

(2)	royalties and other fees attributable to the Mortgaged Property under the Tall Pines Agreement for such period;

(3)	an annual minimum reserve for FF&E Costs equal to the greater of actual FF&E Costs or the FF&E Percentage of Gross Revenues for such period (which calculations shall be adjusted quarterly based on actual amounts reserved and incurred); and

(4)	exclusion of any other revenue items and expenses deemed nonrecurring under GAAP.

“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the American Hotel & Motel Association.

“Unit Management Agreements” means, collectively, those certain Great Wolf Lodge Condominium Management Agreements entered into between Dells Operating Lessee and the individual owners of condominium units located on property adjacent to the Dells Property, with respect to the management, repair, maintenance and rental of such condominium units, as such agreements may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any other unit management agreement which may hereafter be entered into with respect to such condominium units in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“U.S. Obligations” means securities that are: (i) direct obligations of the United States of America for the full and timely payment of which its full faith and credit is pledged; or (ii) obligations of an entity controlled or supervised by and acting as an agency or instrumentality and guaranteed as a full faith and credit obligation which shall be fully and timely paid by the United States of America, which in either case are: (a) not subject to prepayment, call or early redemption at the option of the issuer thereof; and (b) constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in connection with or affecting Borrower or the Mortgaged Property.

“Water Amenities” means the water-based attractions, including, without limitation, pools, water slides, fountains, lockers, food and beverage service areas, saunas, hot tubs, showers, water amusement structures and all associated buildings, structures, equipment, inventory and other personal property located at or used or useful in connection with such water-based attractions or the operation, maintenance, repair and replacement thereof.

“Water Attractions” means large, water-based attractions commonly located in commercial water amusement parks, indoor or outdoor, including water slides, “lazy river” inner tube rides, and wave pools, but specifically excluding indoor and outdoor pools and related amenities (e.g. diving boards, water basketball equipment, water volleyball equipment, and personal flotation devices) commonly developed and operated by major hotel or motel chains, or the franchisees of same.

“Waterpark Resort” means a resort, hotel or other lodging facility, or a time-share, condominium, fractional interest or other similar residence, which in any case includes at least three (3) separately identifiable Water Attractions.

“Weighted Amortization Product” and “Weighted Average Life to Maturity” have the respective meanings set forth in Section 2.6(c) hereof.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate has an obligation to make contributions and covers any current or former employee of Borrower or any ERISA Affiliate.

“Yield Determination Date,” “Yield Differential,” “Yield Rate” and “Yield Rate Determination Date” have the respective meanings set forth in Section 2.6(c) hereof.

ARTICLE II.

GENERAL TERMS

Section 2.1. The Loan. Subject to the terms and conditions of this Agreement, Lender shall lend to Borrower on the Closing Date the Loan Amount. The proceeds of the Loan shall be used solely for the purposes identified in Section 2.2 hereof. Lender is hereby authorized to fund directly from the proceeds of the Loan advanced on the Closing Date (net of any deposits or payments made by Borrower or its Affiliates prior to the Closing Date): (i) the deposits to the Deferred Maintenance Escrow Account (if any), the Real Estate Taxes Escrow Account and the Insurance Escrow Account required to be funded from Loan proceeds pursuant to Section 2.13; (ii) the out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan (to the extent not previously paid); and (iii) the reasonable fees and expenses of Lender’s and Borrower’s counsel.

Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used only for the following purposes: (a) to make the required deposits to the Deferred Maintenance Escrow Account (if any), the Real Estate Taxes Escrow Account and the Insurance Escrow Account; (b) to pay Transaction Costs (including the reasonable out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan) and (c) to pay reasonable fees, expenses and disbursements of Lender’s and Borrower’s counsel. Any proceeds of the Loan in excess of the amounts applied in accordance with Sections 2.1(a) and 2.2(a)-(c) may be used by Borrower for its general purposes and/or to make distributions of available excess proceeds to the holder of equity interests in Borrower.

Section 2.3. Security for the Loan. The Note and Borrower’s obligations hereunder and under all other Loan Documents shall be secured by: (a) Liens upon the Mortgaged Property pursuant to the Mortgage; (b) the Contract Assignment; (c) the Manager’s Subordination; (d) the Assignment of Profits and Leases, and (e) all other security interests and Liens granted in this Agreement and in the other Loan Documents.

Section 2.4. Borrower’s Note. Borrower’s obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date. Subject to the provisions of Section 5.1(w), Lender shall have the right to have the Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and the delivery to Borrower by Lender of the predecessor note(s) marked “Cancelled” and, in such event, Borrower shall promptly execute additional or replacement Notes. At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

Section 2.5. Principal and Interest.

(a) Interest on the Loan shall accrue at the rate set forth in Section 2.5(b) below commencing on the Closing Date. Commencing on the first (1st) day of April, 2006 (the “First Payment Date”) and on the first (1st) day of each calendar month thereafter (each, with the First Payment Date, a “Payment Date”), Borrower shall make monthly payments (each, a “Monthly Debt Service Payment”) of either interest only, or principal and interest, as applicable, in the amount of the Monthly Debt Service Payment Amount. The Monthly Debt Service Payment is calculated such that until March 31, 2009, only interest shall be payable on the Loan, and thereafter, commencing April 1, 2009, both principal and interest shall be payable on the Loan based on a thirty (30) year amortization schedule. The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date. If any Payment Date shall fall on a day other than a Business Day, then the related Monthly Debt Service Payment shall be due and payable on the succeeding Business Day. If at any time a payment is made for less than a full Monthly Period, interest shall be computed on the basis of a 360 day year and the actual number of days elapsed during the applicable accrual period.

(b) The Loan shall bear interest at a rate per annum equal to the Applicable Interest Rate, increasing, however, to the Default Rate while an Event of Default has occurred and is continuing, as provided in Section 2.5(c) below.

(c) While an Event of Default has occurred and is continuing, then, notwithstanding the definition of “Monthly Debt Service Payment,” Borrower shall pay to Lender interest at the Default Rate on the outstanding Indebtedness until such amount is paid in full.

(d) If any payment of principal, interest or other sums shall not be made to Lender on the date the same is due hereunder or under any of the other Loan Documents, then Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late fee in an amount equal to five percent (5.0%) of such principal, interest or other sums due hereunder (other than the entire principal balance of the Loan due upon acceleration of the Loan or upon Maturity) or under any other Loan Document (or, in the case of a partial payment, the unpaid portion thereof), such late charge to be immediately due and payable without demand by Lender.

(e) Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (i) the provisions of this paragraph shall govern and control; (ii) Borrower shall not be obligated to pay any Excess Interest; (iii) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option; (A) applied as a credit against either or both of the Principal Indebtedness of the Loan (without requirement of payment of any Prepayment Consideration) or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law); (B) refunded to the payor thereof; or (C) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (v) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Indebtedness is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Indebtedness shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Indebtedness had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Maximum Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater than the applicable interest rate, then the foregoing provisions of this paragraph shall apply.

Section 2.6. Prepayment.

(a) Limitation on Prepayment; Prepayment Consideration Due on Acceleration. Borrower shall have no right to prepay the Loan in whole or part at any time, except as expressly set forth in this Section 2.6(a). Commencing on and at any time after the First Open Prepayment Date, Borrower may prepay the Loan in whole, but not in part, without payment of Prepayment Consideration, provided that: (i) Borrower shall provide to Lender not less than thirty (30) days’ prior written notice of such prepayment; (ii) together with such prepayment Borrower also shall pay all accrued and unpaid interest and all other Obligations; and (iii) if such prepayment occurs on any day other than a Payment Date, then together therewith Borrower also shall pay to Lender the amount of interest that would have accrued on the amount being prepaid from and including the date of such prepayment to (but excluding) the Payment Date following such date of prepayment. Borrower shall not be required to pay any Prepayment Consideration with respect to an application of insurance proceeds or condemnation awards by Lender pursuant to this Agreement or the Mortgage in the absence of an Event of Default. In addition, in the event Lender elects to apply insurance proceeds or condemnation proceeds in excess of Five Million Dollars ($5,000,000) to the payment of the Indebtedness pursuant to this Agreement, then, so long as an Event of Default has not occurred and is not continuing: (A) if the casualty or casualty occurs with respect to the Dells Property, and the same occurs prior to the First Open Defeasance Date, then Borrower shall have the right to prepay the Loan in full and simultaneously obtain a release of the Mortgaged Property and all Collateral related thereto from the Lien of the Mortgage and the Loan Documents, provided that the Prepayment Consideration shall be payable on the prepaid amount in excess of the amount of the insurance proceeds or condemnation awards applied to the Indebtedness; (B) if the casualty or condemnation occurs with respect to the Sandusky Property, and the same occurs prior to the First Open Defeasance Date, then Borrower shall have the right to prepay the Loan in an amount equal to one hundred fifteen percent (115%) of the Sandusky Allocated Loan Amount (subject to adjustment pursuant to Section 2.11(b) and/or (c), as applicable), and simultaneously obtain a Sandusky Release pursuant to the terms of Section 2.11, provided that the Prepayment Consideration shall be payable on the prepaid amount in excess of the amount of the insurance proceeds or condemnation awards applied to the Indebtedness; and (C) if the casualty or condemnation occurs with respect to the Sandusky Property, and the same occurs on or after the First Open Defeasance Date (but prior to the First Open Prepayment Date), then Borrower may proceed to obtain a Sandusky Release pursuant to the terms of Section 2.11, provided that Borrower shall effect a Partial Defeasance pursuant to Section 2.7(b). The foregoing release and partial defeasance rights set forth in the foregoing clauses (A), (B) and (C) are subject to the following conditions precedent: (1) in the case of a release pursuant to clauses (A) or (B) above, on the date of such release Borrower shall make the payments provided for in clauses (ii) and (iii) of this Section 2.6(a); (2) Borrower shall only have the right to exercise its release or partial defeasance rights under this Section 2.6(a) if: (aa) Borrower shall have given Lender notice of its intent to do so within thirty (30) days following Lender’s application of the insurance proceeds or condemnation awards; and (bb) Borrower shall have satisfied all conditions precedent to such release or partial defeasance within sixty (60) days following Lender’s application of the insurance proceeds or condemnation awards; (3) any Sandusky Release effected pursuant to the provisions of Section 2.6(a)(B) shall be conditioned upon compliance with all of the terms and provisions of Section 2.11; and (4) any Partial Defeasance effected pursuant to the provisions of Section 2.6(a)(C) shall be conditioned upon compliance with all of the terms and provisions of Section 2.7(b) and Section 2.11.

(b) Prepayment Consideration Due. If the Maturity Date shall be accelerated to a date prior to the Scheduled Maturity Date, or if any prepayment of all or any portion of the Principal Indebtedness hereunder occurs, whether in connection with Lender’s acceleration of the unpaid Principal Indebtedness of the Loan or in any other circumstances whatsoever, or if the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then the Prepayment Consideration shall become immediately due and owing and Borrower shall forthwith pay the Prepayment Consideration to Lender. The foregoing shall not create any right of prepayment. Borrower shall have no right whatsoever to prepay all or any portion of the Principal Indebtedness of the Note, except as set forth in Section 2.6(a) above.

(c) Definitions. The following terms shall have the meanings indicated:

The “Prepayment Consideration” shall be the amount equal to the sum of: (i) an amount equal to the interest which would have accrued on the Principal Indebtedness for the period from and including: (A) the date (the “Event Date”) which is the earlier of: (x) the date of prepayment of the Loan; or (y) such earlier date upon which the entire remaining Principal Indebtedness shall become due and payable, whether as a result of acceleration of the maturity of the Loan or otherwise, to but excluding; (B) the next Payment Date following the Event Date; plus (ii) the sum of two percent of the Principal Indebtedness on the Event Date plus an amount equal to the “Present Value Yield Differential,” calculated as the excess, if any, of: (A) the amount of the monthly interest which would otherwise be payable on the principal balance of the Loan from: (1) the date (the “Yield Determination Date”) which is the Payment Date following the Event Date; through and including (2) the Scheduled Maturity Date; over (B) the amount of the monthly interest Lender would earn if an amount equal to the Principal Balance of the Loan as of the Event Date were invested for the period from the Yield Determination Date through the Scheduled Maturity Date at the Yield Rate (as hereinafter defined), such difference (the “Yield Differential”) to be discounted to present value at the Yield Rate using the following formula:

Present Value Yield Differential =	Yield Differential x [1-(1+r)-n]
R

where:
r =	Yield Rate, and
n =	the remaining Weighted Average Life to Maturity (as defined below) from the Yield Determination Date.

The “Yield Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the then remaining Weighted Average Life to Maturity (as defined below) of the Loan as determined by Lender, as quoted in Federal Reserve Statistical Release [H. 15(519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the Yield Rate Determination Date (as defined below), converted to a monthly equivalent yield. If yields for such securities of such maturity are not shown in such publication, then the Yield Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of the Yield Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Yield Rate shall be determined by Lender based on comparable data. The term “Yield Rate Determination Date” shall mean the date which is five (5) Business Days prior to the Yield Determination Date. The term “Weighted Average Life to Maturity” shall mean, at any date, the number of years (including fractional years, expressed as a decimal (e.g., three years and three months = 3.25 years)) obtained by dividing: (x) the outstanding Principal Indebtedness on the Event Date; into (y) the sum total of the Weighted Amortization Products (as defined below) for each Scheduled Principal Payment (as defined below). The “Scheduled Principal Payment(s)” shall mean each then remaining scheduled principal payment (assuming no prepayment or Loan acceleration), including payment of the outstanding principal balance of the Loan on the Scheduled Maturity Date, in respect of the Loan. The “Weighted Amortization Product” for each Scheduled Principal Payment shall mean the product of: (A) the amount of such Scheduled Principal Payment; multiplied by (B) the number of years (including fractional years, expressed as a decimal) which will elapse between the Yield Determination Date and the date on which such Scheduled Principal Payment is to be made under this Agreement.

Borrower agrees that the Prepayment Consideration required hereunder is reasonable. Borrower has given individual weight to the consideration in this transaction for this waiver and agreement.

(d) Prepayment Allocations. All proceeds of a prepayment made in accordance with this Section 2.6 shall be applied by Lender in the following order of priority, unless Lender elects an alternate priority of application in Lender’s discretion:

(i) first, to the payment of all accrued and unpaid interest on the Loan; and

(ii) second, to the payment of the outstanding principal amount of the Loan until the full principal amount of the Loan is paid in full;

Section 2.7. Defeasance.

(a) Total Defeasance. Borrower shall have the right at any time after the First Open Defeasance Date and prior to the First Open Prepayment Date to obtain a release of the Lien of the Mortgage encumbering the Mortgaged Property (a “Total Defeasance”) upon satisfaction of the following conditions:

(i) Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender) specifying a date (the “Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.7(a) and on which it shall effect the Total Defeasance (provided such notice may be revoked by Borrower, not more than twice during any three (3) year period during the term of the Loan, if: (A) such revocation is made in writing, within a reasonable period prior to such Defeasance Date; (B) such revocation is effected in accordance with any applicable servicing agreement; and (C) Borrower reimburses Lender’s costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred as a result of such revocation);

(ii) Borrower shall pay to Lender: (A) all payments of interest due on the Loan to and including the Defeasance Date; and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii) Borrower shall irrevocably deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.7(a) and Sections 2.7(c) and (d) hereof;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to normal qualifications, assumptions and exceptions opining to any matter as then required by the Rating Agencies in connection with similar transactions and including, among other things, that: (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; and (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Total Defeasance pursuant to this Section 2.7(a);

(vi) If and to the extent required by the Rating Agencies, Borrower shall deliver to Lender a non-consolidation opinion with respect to the Successor Borrower;

(vii) Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies to the effect that the Total Defeasance Collateral complies with all applicable Rating Agency criteria so as to not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Certificates issued in connection with the Securitization which are then outstanding;

(viii) Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.7 have been satisfied;

(ix) Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request, provided the same do not materially increase Borrower’s obligations or decrease Borrower’s rights hereunder; and

(xi) Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

If a Total Defeasance occurs and all of the requirements of this Section 2.7 have been satisfied, Lender shall execute any and all documents required to release the Mortgaged Property, all Account Collateral and all other Collateral from the Lien of the Mortgage and the Assignment of Profits and Leases, and to terminate the Local Collection Account Agreements, the Collection Account Agreement and all Direction Letters, and cause all Account Collateral held by or on behalf of Lender to be released to Borrower, and the Total Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Loan. In connection with any such release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as permitted by Lender), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Mortgaged Property is located and contain standard provisions protecting the rights of a releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage and the Assignment of Profits and Leases, including Lender’s reasonable attorneys’ fees.

(b) Partial Defeasance. Borrower shall, as a condition to and only in connection with a Sandusky Release of the Sandusky Property after the First Open Defeasance Date, and prior to the First Open Prepayment Date, have the right to defease a portion of the Loan in the amount of the Partial Defeasance Amount (a “Partial Defeasance”) as provided in either Section 2.11 below or in Section 2.6(a)(C), upon satisfaction of the following conditions:

(i) Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender) specifying a date (the “Partial Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.7(b) and on which it shall effect the Partial Defeasance (provided such notice may be revoked by Borrower, not more than twice during any three (3) year period during the term of the Loan, if: (A) such revocation is made in writing, within a reasonable period prior to such Partial Defeasance Date; (B) such revocation is effected in accordance with any applicable servicing agreement; and (C) Borrower reimburses Lender’s costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred as a result of such revocation);

(ii) Borrower shall pay to Lender: (A) all payments of interest due on the Loan to and including the Partial Defeasance Date; and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii) Borrower shall irrevocably deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.7(b) and Sections 2.7(c) and (d) hereof;

(iv) Lender shall prepare (at Borrower’s expense) all necessary documents to modify this Loan Agreement and to amend and restate the Note and issue two (2) substitute notes, one of which notes (the “Defeased Note”) shall have a principal balance equal to the Partial Defeasance Amount. and the other note (the “Undefeased Note”) having a principal balance equal to the excess of: (A) the then-outstanding principal amount of the Loan; over (B) the amount of the Defeased Note. The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance and monthly payments. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized. A Defeased Note may not be the subject of any further defeasance;

(v) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vi) Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to normal qualifications, assumptions and exceptions opining to any matter as then required by the Rating Agencies in connection with similar transactions and including, among other things, that: (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral; and (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Partial Defeasance pursuant to this Section 2.7(b);

(vii) If and to the extent required by the Rating Agencies, Borrower shall deliver to Lender a non-consolidation opinion with respect to the Successor Borrower;

(viii) Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies to the effect that the Partial Defeasance Collateral complies with all applicable Rating Agency criteria so that the substitution of the Partial Defeasance Collateral upon release of the Sandusky Property from the Lien of the Mortgage as contemplated by this Section 2.7(b) will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Certificates issued in connection with the Securitization which are then outstanding;

(ix) Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.7 have been satisfied;

(x) Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xii) Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(c) Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower or Successor Borrower (as applicable) shall open at any Eligible Bank the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only: (i) Defeasance Collateral; and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Payment Date and applied to the monthly installments of principal and interest on the Loan (or in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note) and, upon Maturity, to accrued interest and the Principal

Balance of the Loan (or in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note) Borrower shall cause the Eligible Bank at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender, pursuant to which such Eligible Bank shall agree to hold and distribute the Defeasance Collateral in accordance with this Loan Agreement. Borrower (or Successor Borrower, as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(d) Successor Borrower. In connection with a Defeasance under this Section 2.7, Borrower shall, if required by the Rating Agencies or if Borrower so elects or Lender requires, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies or Lender shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note (or the Defeased Note, as applicable), together with the Defeasance Collateral, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note (or the Defeased Note, as applicable) and the Security Agreement. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note (or the Defeased Note, as applicable) and the Security Agreement. Borrower shall pay all reasonable costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses incurred in connection therewith, and all fees, expenses and other charges of the Rating Agencies.

Section 2.8. Application of Payments. In the absence of an Event of Default, each payment of principal and/or interest on the Loan shall be applied: first to accrued and unpaid interest and the balance to the payment of principal on the Loan. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments and any and all proceeds and recoveries from the Pledged Accounts, the Mortgaged Property or Borrower after the occurrence and during the continuance of an Event of Default, in Lender’s discretion, to the Indebtedness and other amounts then outstanding under this Agreement in such order and manner as Lender may determine, including, without limitation, to reasonable out-of-pocket costs and expenses of Lender reimbursable pursuant to the terms of this Agreement arising as a result of such repayment, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid, the Principal Indebtedness, any accrued and unpaid Prepayment Consideration in respect of any such Principal Indebtedness or the portion thereof being repaid, any other sums then due and payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s), or to Property Expenses and Capital Improvement Costs for the Mortgaged Property, or to fund Reserve Accounts.

Section 2.9. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., Eastern time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at such bank(s) as Lender may from time to time designate. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any defenses, set-offs or counterclaims. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

Section 2.10. Taxes. All payments made by or on behalf of Borrower under the Note and this Agreement shall be made without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

Section 2.11. Sandusky Release. Following an election by Borrower pursuant to the terms of Sections 2.6(a)(B) or (C), or Section 2.7(b), Borrower may obtain a release of the Sandusky Property, the Account Collateral with respect to the Sandusky Property and/or Sandusky Borrower, and all other collateral with respect to the Sandusky Property and/or Sandusky Borrower (the “Sandusky Release”) from the lien of the applicable Mortgage and the Loan Documents, provided that all of the following conditions precedent have been satisfied:

(a) No Sandusky Release will be permitted if any Event of Default has occurred, is continuing and will not be cured as a result of the Sandusky Release.

(b) No Sandusky Release will be permitted unless Borrower establishes to Lender’s satisfaction that the Debt Service Coverage Ratio for the remainder of the Mortgaged Property (i.e., exclusive of any income from the Sandusky Property) is and shall continue to be equal to or greater than the greater of: (i) the Debt Service Coverage Ratio for the Mortgaged Property calculated immediately prior to the Sandusky Release (i.e., inclusive of the income from the Sandusky Property); and (ii) 1.65:1.00. If the Sandusky Release is effected in connection with a Partial Defeasance, and if the foregoing condition would not be satisfied by defeasance of the Partial Defeasance Amount indicated in subparagraph (e) below, then Borrower may by written notice to Lender given not less than fifteen (15) days prior to the Partial Defeasance, increase the Partial Defeasance Amount to an amount which would result in the foregoing condition being satisfied upon completion of the Partial Defeasance of such larger Partial Defeasance Amount. If the Sandusky Release is effected pursuant to Section 2.6(a)(B), and if the foregoing Debt Service Coverage Ratio condition would not be satisfied by the prepayment of 115% of the Sandusky Allocated Loan Amount, then Borrower may by written notice to Lender given not less than fifteen (15) days prior to the release, increase the prepayment to an amount which would result in the foregoing condition being satisfied upon completion of the prepayment such amount (which increased amount shall be subject to payment of the Prepayment Consideration).

(c) No Sandusky Release will be permitted unless Borrower establishes to Lender’s satisfaction that the value of the Dells Property (as determined by then-current Appraisals prepared by Appraisers approved by Lender, the fees and expenses of which shall be paid by Borrower) is sufficient to satisfy a loan-to-value ratio (based on the outstanding principal balance of the Loan immediately prior to the Sandusky Release, less the Partial Defeasance Amount) of fifty-five percent (55%). If the Sandusky Release is effected in connection with a Partial Defeasance, and if the foregoing condition would not be satisfied by defeasance of the Partial Defeasance Amount indicated in subparagraph (e) below, then Borrower may by written notice to Lender given not less than fifteen (15) days prior to the Partial Defeasance, increase the Partial Defeasance Amount to an amount which would result in the foregoing condition being satisfied upon completion of the Partial Defeasance of such larger Partial Defeasance Amount. If the Sandusky Release is effected pursuant to Section 2.6(a)(B), and if the foregoing loan-to-value ratio condition would not be satisfied by the prepayment of 115% of the Sandusky Allocated Loan Amount, then Borrower may by written notice to Lender given not less than fifteen (15) days prior to the release, increase the prepayment to an amount which would result in the foregoing condition being satisfied upon completion of the prepayment such amount (which increased amount shall be subject to payment of the Prepayment Consideration).

(d) The Sandusky Release shall be allowed only: (i) pursuant to the terms of Sections 2.6(a)(B) or (C); or (ii) in connection with a bona fide all-cash sale of the Sandusky Property to an unaffiliated third party on arms-length terms and conditions, and upon closing of such sale (and thereafter) shall not be owned, purchased or acquired by Borrower, Manager or any Affiliate of Borrower or Manager.

(e) Unless the Sandusky Release is effected pursuant to Section 2.6(a)(B), Borrower will on the date of the Sandusky Release (the “Release Date”) complete a Partial Defeasance, pursuant to Section 2.7 hereof, of a portion of the Loan (the “Partial Defeasance Amount” for the Sandusky Property) equal to 115% of the Sandusky Allocated Loan Amount; provided, that if Borrower elects in connection with a Partial Defeasance of the Sandusky Property to increase the Partial Defeasance Amount for the Sandusky Property pursuant to the provisions of paragraphs (b) and/or (c) above, the Partial Defeasance Amount for the Sandusky Property shall be such higher amount for purposes of such Partial Defeasance.

(f) Borrower will execute (and Guarantor will consent in writing thereto and reaffirm their obligations under the Loan Documents to which they are a party notwithstanding the Sandusky Release) and deliver all such amendments to the Loan Documents and other instruments or documents as may be required by Lender (using commercial standards customarily applied with respect to mortgage loans such as the Loan) in order to continue to fully protect Lender’s lien and security interest in the remainder of the Mortgaged Property.

(g) Borrower, at its sole cost and expense, shall obtain endorsements (to the extent legally obtainable) to Lender’s loan policy of title insurance satisfactory in form and content to Lender, which endorsements will insure that the lien created by the Loan Documents remains a valid first lien on the remainder of the Mortgaged Property.

(h) Borrower shall pay Lender’s reasonable costs and expenses in connection with the Sandusky Release, including, without limitation, all costs and expenses incurred in the preparation, negotiation and review of any and all materials required to be provided in connection with the Sandusky Release, the costs and expenses of preparing and recording releases, UCC-3 releases, and any loan modification documents required by Lender (provided such modification documents do not increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents), Lender’s reasonable attorneys’ fees and costs, all survey charges and costs, all title premiums and costs, documentary stamps incurred in connection with the release of the Sandusky Property in accordance with the requirements contained herein, and all other reasonable out-of-pocket costs, fees, and expenses incurred by Lender in connection with the requested release of the Sandusky Property. Borrower shall pay or reimburse Lender for such costs and expenses upon Lender’s demand regardless of whether a Sandusky Release occurs or is permitted to occur.

(i) If a Sandusky Release occurs and all of the requirements of this Section 2.11 have been satisfied, Lender shall execute any and all documents required to release the Sandusky Property, all related Account Collateral and all other Collateral related to the Sandusky Property from the Lien of the applicable Mortgage and the applicable Assignment of Profits and Leases, and to terminate the related Local Collection Account Agreements, Collection Account Agreement and Direction Letters, and cause all related Account Collateral held by or on behalf of Lender to be released to Borrower. In connection with any such release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Release Date (or such shorter time as permitted by Lender), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Sandusky Property is located and contain standard provisions protecting the rights of a releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the applicable Mortgage and the applicable Assignment of Profits and Leases, including Lender’s reasonable attorneys’ fees.

Section 2.12. Central Cash Management.

(a) Local Collection Account; Collection Account; Deposits to and Withdrawals from the Collection Account.

(i) On or before the Closing Date, Lender shall: (1) establish on behalf of Borrower and maintain with the Collection Account Bank a collection account for each Mortgaged Property (collectively, the “Collection Account”), each of which shall be an Eligible Account with a separate and unique identification number in the name of Lender, as secured party, or, at Lender’s option, in the name of Borrower for the benefit of Lender, as secured party; and (2) cause the Collection Account Bank to deliver to Lender the Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC over the Collection Account. On or before the Closing Date, Borrower shall (or shall cause Operating Lessee or Manager to): (x) establish and maintain with one or more financial institutions acceptable to Lender in its sole reasonable discretion (individually each, and collectively, the “Local Collection Account Bank”), one or more local collection accounts for each Mortgaged Property (the “Local Collection Account”), each of which shall be an Eligible Account with a separate and unique identification number and entitled in the same name as the Collection Account; and (y) cause each Local Collection Account Bank to deliver to Lender a Local Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC over the Local Collection Account and otherwise conforming with the provisions of this Agreement. Neither Borrower, Operating Lessee nor Manager shall not have any right to withdraw Money from the Local Collection Account or the Collection Account, which shall be under the “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC. Borrower shall be responsible for the payment of all costs and expenses in connection with establishing and maintaining the Collection Account, the Local Collection Account, the Manager’s Operating Account and the Reserve Accounts (including, without limitation, Collection Account Bank’s and Local Collection Account Bank’s fees and charges) and shall reimburse Lender upon demand for any such costs or expenses incurred by Lender. Not later than the Closing Date, Borrower shall and shall cause Operating Lessee and Manager to:

(A) direct all tenants and subtenants under the Leases (including the Operating Lease) to pay all Rents thereunder directly into the Local Collection Account, and deliver irrevocable (without Lender’s written consent) letters of direction to such effect to such tenants and subtenants in Lender’s reasonable form;

(B) instruct each of the credit card banks, credit card companies or other credit card receipt intermediaries with which Borrower or Operating Lessee have entered into merchant, clearing or other agreements with respect to the Mortgaged Property, that all credit card receipts with respect to the Mortgaged Property cleared by such credit card banks, credit card companies or other intermediaries shall be transferred by such credit card banks, credit card companies or other intermediaries by wire transfer or the ACH system to the Local Collection Account, and deliver irrevocable (without Lender’s prior written consent) instruction letters to such effect to such Persons (and obtain each such Person’s acknowledgment and agreement thereto) in Lender’s reasonable form;

(C) instruct all Persons that maintain open accounts with Borrower, Operating Lessee or Manager or with whom Borrower, Operating Lessee or Manager does business on an “accounts receivable” basis with respect to the Mortgaged Property to deliver all payments due under such accounts to the Local Collection Account, and deliver to such Persons irrevocable (without Lender’s written consent) letters of instruction in Lender’s reasonable form; and

(D) cause (and cause Operating Lessee and Manager) to deposit any and all other Receipts (including all payments under any of the Material Agreements) to be deposited promptly into the Local Collection Account and in no event later than one Business Day after the same are paid to or for the benefit of Borrower, Operating Lessee or Manager.

Neither Borrower, Operating Lessee nor Manager shall: (x) terminate, amend, revoke or modify any tenant direction letter or instruction letter provided pursuant to clauses (A), (B) and (C) above to a credit card bank, credit card company or other intermediary or other Person (each a “Direction Letter”) in any manner whatsoever; or (y) direct or cause any Person receiving or bound by a Direction Letter, or purportedly or intended or required to receive or be bound or instructed by a Direction Letter, to pay any amount in any manner other than as provided in the related Direction Letter. To the extent that Borrower, Operating Lessee, Manager or any Person on Borrower’s, Operating Lessee’s or Manager’s behalf holds any Receipts or Advance Bookings Deposits, whether in accordance with this Agreement or otherwise: (1) such amounts shall be deemed to be Collateral and shall be held in trust for the benefit, and as the property, of Lender; and (2) such amounts shall not be commingled with any other funds or property of Manager.

(ii) Unless and until a Cash Management Period commences, the Local Collection Account Bank shall be directed by Lender pursuant to the Local Collection Account Agreement to transfer on each Business Day during the term of this Agreement funds deposited in and available for transfer from the Local Collection Account to an operating or concentration account of Borrower or Operating Lessee, established and maintained with the Local Collection Account Bank, and pledged to Lender (the “Manager’s Operating Account”) and as to which Manager’s Operating Account Borrower, Operating Lessee and Manager shall have the right to make withdrawals without the consent of Lender.

(iii) While a Cash Management Period exists, the Local Collection Account Bank shall be directed by Lender (which may deliver a notice to the Local Collection Account Bank of the occurrence of a Cash Management Period, and which shall promptly deliver a notice to the Local Collection Account Bank if and when such Cash Management Period no longer exists): (A) to transfer, so long as no Special Event of Default exists, on each Business Day during each Monthly Period, the funds then on deposit in and available for transfer from the Local Collection Account to the Manager’s Operating Account unless and until the aggregate amount of the funds transferred during such Monthly Period to the Manager’s Operating Account (either pursuant to this Section 2.12(a)(iii) or Section 2.12(a)(ii) above) shall equal the amount of the Monthly Property Expenses for the calendar month immediately following the month in which such Monthly Period ends; and (B) after the transfers for such Monthly Period provided for under the foregoing Section 2.12(a)(iii)(A) have been made (or without regard to the provisions of Section 2.12(a)(iii)(A) above if a Special Event of Default exists), to transfer to the Collection Account on each Business Day during each such Monthly Period all funds then on deposit in and available for transfer from the Local Collection Account.

(iv) Notwithstanding anything to the contrary contained in this Section 2.12(a), upon the occurrence of a Special Event of Default, and during the continuance thereof:

(A) all Receipts and Money received from Accounts or derived from the Mortgaged Property and all Proceeds thereof shall be payable to Lender or as otherwise directed by Lender;

(B) Lender shall make deposits, or cause deposits to be made, of such Receipts, Money and Proceeds directly to the Collection Account (it being agreed that no Moneys shall be transferred into the Manager’s Operating Account thereafter from the Local Collection Account, during the continuance of the Special Event of Default), and Borrower shall cooperate (and shall cause Operating Lessee and Manager to cooperate) with Lender in the making of such deposits or causing such deposits to be made;

(C) Neither Borrower, Operating Lessee nor Manager shall have any right to make or direct any withdrawals from the Local Collection Account, the Collection Account or the Reserve Accounts without the prior written consent of Lender; and

(D) proceeds on deposit in the Collection Account and the Reserve Accounts may be applied by Lender for the payment of the Indebtedness pursuant to Section 2.8 of this Agreement.

For purposes hereof, a “Special Event of Default” shall be deemed to have occurred upon: (1) the occurrence of any or all of the Events of Default described in Sections 7.1(b), (e) or (f); (2) the occurrence of the Event of Default described in Section 7.1(a) and an election by Lender that a Special Event of Default shall be deemed to have occurred; or (3) an acceleration of the Loan following any Event of Default hereunder.

(b) Distribution of Cash in Collection Account. So long as a Special Event of Default has not occurred and is not continuing (and thereafter, during the continuance of a Special Event of Default, at Lender’s option and discretion), on each Payment Date (or on the next succeeding Business Day if such Payment Date is not a Business Day) during a Cash Management Period, Lender shall, prior to the time required therefor under Section 2.9, apply funds on deposit in the Collection Account (to the extent of such funds in the Collection Account) as of such Payment Date (or on the next succeeding Business Day if such Payment Date is not a Business Day), with the exception of Loss Proceeds, which shall be applied as provided in Section 2.12(e) and Section 5.1(x) of this Agreement, as follows:

(i) first, to Lender in the amount of the Monthly Loan Debt Service Payment Amount then due and payable;

(ii) second, to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, in that order, in the respective amounts required to be deposited therein as described in Section 2.13(b);

(iii) third, to the FF&E Costs Reserve Account in the amount (if any), but only if the same is required to be deposited therein, as described in Section 2.13(a);

(iv) fourth, for the Payment Dates in April and August of each year, to the Seasonality Reserve Account in the amount (if any), required to be deposited therein on such Payment Date, as described in Section 2.13(a);

(v) fifth, if the full amount of the Monthly Property Expenses for the calendar month during the month in which such Payment Date occurs have not, during the Monthly Period ending on such Payment Date (or on the next succeeding Business Day if such Payment Date is not a Business Day), been deposited into the Manager’s Operating Account pursuant to Section 2.12(a)(iii) above, then such deficiency shall be deposited in the Operating Expense Account;

(vi) sixth, to the payment to Lender of any expenses or other amounts (other than the Monthly Debt Service Payment due on the next Payment Date) then due and payable to Lender or its servicer(s) pursuant to this Agreement or the other Loan Documents, including to the payment of any outstanding indemnification payment to which an Indemnified Party is then entitled pursuant to Sections 5.1(i) and 5.1(j); and

(vii) seventh, to the Principal Reserve Account, in an amount equal to remaining available funds.

(c) Permitted Investments. So long as no Event of Default has occurred and is continuing, Borrower shall direct Lender in writing to invest and reinvest any balance in the Collection Account, from time to time in Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank); provided, however, that:

(i) the maturity of the Permitted Investments on deposit therein shall be at the discretion of Borrower, but in any event no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to Section 2.12(a) or 2.12(b) of this Agreement;

(ii) after an Event of Default has occurred and for so long as such Event of Default is continuing Borrower shall not have any right to direct investment of the balance in the Collection Account;

(iii) all such Permitted Investments shall be held in the name of Lender, as secured party, or at Lender’s option in the name of Borrower for the benefit of Lender, as secured party or its servicer and shall be credited to the Collection Account; and

(iv) if no written investment direction is provided to Lender by Borrower, Lender may at Lender’s option invest any balance in the Collection Account in such Permitted Investments as may be selected by Lender.

Lender shall have no liability for any loss in investments of funds in the Collection Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Collection Account. All interest paid or other earnings on funds deposited into the Collection Account made hereunder shall be deposited into the Collection Account. Borrower shall include all earnings on the Collection Account as income of Borrower for federal and applicable state tax purposes.

(d) Intentionally Omitted.

(e) Loss Proceeds. In the event of a casualty or Taking with respect to the Mortgaged Property, all Loss Proceeds shall be paid directly to the Collection Account and, if notwithstanding the foregoing, Borrower, Operating Lessee, or any of its or their Affiliates receive any Loss Proceeds, Borrower shall deposit or cause such Loss Proceeds to be deposited in the Collection Account upon such receipt. Subject to the provisions of Section 5.1(x) of this Agreement, whereby Loss Proceeds may in certain cases and upon satisfaction of the terms and conditions set forth in Section 5.1(x) be made available for Restoration, Loss Proceeds may, at Lender’s option, be applied to the Indebtedness in accordance with the provisions of Section 2.6(a) above, and, upon payment in full of the Indebtedness or, if an Event of Default exists, in any manner determined by Lender in accordance with Section 2.8 hereof. If the Loss Proceeds are to be made available for Restoration pursuant to Section 5.1(x) of this Agreement, such Loss Proceeds shall be held by Lender in a segregated interest-bearing Eligible Account in the name of Lender and under the “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC to be opened (if not previously opened and maintained by the Collection Account Bank under the Collection Account Agreement by Lender) by Lender at a financial institution selected by Lender (the “Loss Proceeds Account”). Funds on deposit in the Loss Proceeds Account shall be invested in Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank) in the same manner and subject to the same restrictions as set forth in Section 2.12(c) with respect to the Collection Account (except that the maturity shall be not later than as necessary to satisfy any schedule of distributions for Restoration required or approved by Lender). If any Loss Proceeds are received by Borrower, Operating Lessee or Manager, such Loss Proceeds shall be received in trust for Lender, shall be segregated from other funds of Borrower, Operating Lessee or Manager, and shall be forthwith paid to Lender to the extent necessary to comply with this Agreement.

Section 2.13. Reserve Accounts.

(a) Deferred Maintenance Escrow Account, FF&E Costs Reserve Account; Seasonality Reserve.

(i) On or before the Closing Date, Lender shall establish on behalf of Borrower and maintain with the Collection Account Bank two (2) separate accounts for FF&E Costs and as a Seasonality Reserve, each of which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of Lender until the Loan is paid in full. The two (2) accounts shall be designated the “FF&E Costs Reserve Account” (the “FF&E Costs Reserve Account”) and the “Seasonality Reserve Account” (the “Seasonality Reserve Account”).

(ii) [Intentionally Omitted.]

(iii) On each Payment Date, Borrower shall deposit or cause to be deposited, or if the funds are being deposited into the Collection Account pursuant to the terms of Section 2.12(a), Lender or its servicer shall deposit from the Collection Account (and if the funds for such deposit are not sufficient to make such deposit, Borrower shall make an additional deposit of Borrower’s funds in the amount of such deficiency sourced from equity capital contributions) into the FF&E Costs Reserve Account, an amount equal to the FF&E Percentage of Gross Revenues at the Mortgaged Property during the penultimate calendar month preceding the calendar month in which such Payment Date occurs (for example, the deposit required for the Payment Date in July would be based upon the Gross Revenues for May). Any and all Moneys remitted to the FF&E Costs Reserve Account, together with any Permitted Investments in which such Moneys are or will be invested or reinvested during the term of this Agreement, shall be held in the FF&E Costs Reserve Account to be withdrawn by Lender upon written request by Borrower made not more than once each month in an amount not less than $10,000, and applied to pay directly, or reimburse Borrower for, FF&E Costs shown on the Operating Budget which are currently due to be paid, or which were paid and were not reimbursed; provided, that Borrower shall not (absent Lender’s written consent) be entitled to reimbursement from the FF&E Costs Reserve Account for FF&E Costs incurred prior to the Closing Date, or for FF&E Costs incurred more than one hundred twenty (120) days prior to the date of Borrower’s written request for reimbursement. Not less than five (5) Business Days prior to the date Borrower desires a withdrawal of funds on deposit in the FF&E Costs Reserve Account, in whole or in part, Borrower shall provide Lender with written notice of such request (including therein a statement of the purpose for the withdrawal and in the case of a reimbursement of Borrower, evidence that the related costs have been paid).

(iv) Lender shall determine, at or about the time each annual Operating Budget for each calendar year is developed (the “Budgeted Calendar Year”), the aggregate projected Monthly Negative Amounts (as defined below) for: (A) May and June of such Budgeted Calendar Year (105% of such aggregate Monthly Negative Amounts is herein referred to as the “April Seasonality Reserve Deposit Amount” for the Payment Date in April of such Budgeted Calendar Year); and (B) September, October and November of such Budgeted Calendar Year (but not December), and for January of the calendar year following such Budgeted Calendar Year (105% of such aggregate Monthly Negative Amounts is herein referred to as the “August Seasonality Reserve Deposit Amount” for the Payment Date in August of such Budgeted Calendar Year); provided, that the April Seasonality Reserve Deposit Amount for the Payment Date in April, 2006 is agreed and established as $191,851.71, and the August Seasonality Reserve Deposit Amount for the Payment Date in August, 2006 is agreed and established as $1,240,704.38. Borrower covenants and agrees that each Operating Budget for each Budgeted Calendar Year shall include projections for the month of January of the following calendar year in order to aid in Lender’s determination of the August Seasonality Reserve Deposit Amount. The April Seasonality Reserve Deposit Amount or August Seasonality Reserve Deposit Amount, as applicable, is sometimes referred to as the applicable “Seasonality Reserve Deposit Amount.” On each Payment Date in April and August of each year, Borrower shall deposit into the Seasonality Reserve Account an amount equal to the applicable Seasonality Reserve Deposit Amount for such Payment Date, or if funds are then being deposited into the Collection Account pursuant to the terms of Section 2.12(a) and no Special Event of Default exists, Lender or its servicer shall (provided no Special Event of Default exists) deposit the Seasonality Reserve Deposit Amount from the Collection Account, first from and to the extent of funds available for such deposit from the “waterfall” application of funds on such Payment Date (or the immediately succeeding Business Day if such Payment Date is not a Business Day) pursuant to Section 2.12(b)(iv), and then from and to the extent of funds available in the Principal Reserve

Account; provided: (1) that if a Special Event of Default exists or the funds then available from the “waterfall” application of funds on such Payment Date (or the immediately succeeding Business Day if such Payment Date is not a Business Day) pursuant to Section 2.12(b)(iv) and in the Principal Reserve Account are not sufficient to make such deposit of the applicable Seasonality Reserve Deposit Amount, Borrower shall on such Payment Date make an additional deposit of Borrower’s funds in the amount of such deficiency sourced from equity capital contributions; and (2) that the applicable Seasonality Reserve Deposit Amount may be reduced by an amount up to $300,000 if a Cash Management Period is not in effect on the applicable Payment Date upon which such Seasonality Reserve Deposit Amount is required to be deposited (regardless of whether a Cash Management Period later commences) and Borrower demonstrates to Lender’s reasonable satisfaction that a working capital reserve in the amount of at least $300,000 (or a lesser amount, but at least $50,000, in which event the reduction in the Seasonality Reserve Deposit Amount shall be in the amount of such lesser amount) is then being held in the Manager’s Operating Account for use for working capital purposes. If such working capital reserve is used for purposes of reducing the applicable Seasonality Reserve Deposit Amount, Borrower covenants and agrees that such working capital reserve shall be used for such working capital purposes and shall not be used or distributed as an equity distribution or for any other purpose. The “Monthly Negative Amount” for any calendar month is the amount by which Gross Revenues projected for such month in the applicable Operating Budget are less than the sum of all expenditures projected for such month, including without limitation monthly debt service on the Loan, projected monthly deposits into the Reserve Accounts, projected FF&E Costs and Capital Improvements Costs (to the extent not reasonably projected to be funded from, and qualified to be funded from, funds reasonably projected to be sufficient in the FF&E Costs Reserve Account or the Deferred Maintenance Escrow Account, as applicable), projected Basic Carrying Costs (to the extent not reasonably projected to be funded from, and qualified to be funded from, funds reasonably projected to be sufficient in the Real Estate Tax Escrow Account or the Insurance Escrow Account, as applicable) and Property Expenses (and any such actual deficiency (as opposed to the projected deficiency) in Gross Revenues for any calendar month is herein referred to as an “Operating Deficiency” for such month). Provided no Special Event of Default exists, funds in the Seasonality Reserve Account shall be made available to Borrower promptly on any Payment Date in a month in which there is an Operating Deficiency to fund such Operating Deficiency upon Borrower’s written request made at least five (5) Business Days prior to such Payment Date, provided Borrower provides certifications and other evidence reasonably satisfactory to Lender that an Operating Deficiency exists for such calendar month, and such Operating Deficiency does not result from expenditures other than those contemplated under the approved Operating Budget for such calendar year. In the event there shall be an undisbursed balance in the Seasonality Reserve Account on the Payment Date in July (with respect to a balance remaining from the prior deposit of the April Seasonality Reserve Deposit Amount) or February (with respect to a balance remaining from the prior deposit of the August Seasonality Reserve Deposit Amount), such balance shall be disbursed to Borrower, unless a Cash Management Period then exists, in which event such balance shall be transferred to the Principal Reserve Account.

(b) Real Estate Taxes Escrow Account and Insurance Escrow Account. On or before the Closing Date, Lender shall on behalf of Borrower establish and maintain with the Collection Account Bank two separate accounts for certain Basic Carrying Costs, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender until the Loan is paid in full. The two accounts shall be designated the “Real Estate Taxes Escrow Account” (the “Real Estate Taxes Escrow Account”) and the “Insurance Escrow Account” (the “Insurance Escrow Account”). On the Closing Date, Lender shall deposit out of the Loan proceeds $248,412.87 in the Real Estate Taxes Escrow Account and $353,376.10 in the Insurance Escrow Account (i.e. the amount necessary to meet the first bill with credit for monthly escrow payments to be made prior to the applicable due date). With respect to each Payment Date, Lender or its servicer shall deposit from the Collection Account (or, if the funds for such deposit are not available pursuant to Section 2.12(b), Borrower shall make an additional deposit of Borrower’s funds sourced from equity capital contributions);

(1) an amount equal to (1/12th) one-twelfth of the annual real estate taxes and any governmental real property assessments or other charges that if not paid in a timely manner will result in a Lien on a Mortgaged Property in the Real Estate Taxes Escrow Account; and

(2) an amount equal to one-twelfth (1/12th) of the annual insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement, and any additional insurance required under any of the other Loan Documents (other than coverage under blanket insurance policies which include the Mortgage Property), in the Insurance Escrow Account.

Any and all Moneys remitted to the Real Estate Taxes Escrow Account or Insurance Escrow Account shall be held in the Real Estate Taxes Escrow Account or Insurance Escrow Account to be withdrawn from the Real Estate Taxes Escrow Account or Insurance Escrow Account, as applicable, by Lender or its servicer upon written request of Borrower delivered to Lender and its servicer together with documentation and other evidence (including invoices and in the case of a reimbursement of Borrower, evidence that the related costs have been paid) with respect to the respective Basic Carrying Costs towards which such funds are to be applied, and applied to pay directly (or reimburse Borrower, in the case of insurance premiums only) for: (A) any real estate taxes and assessments (in the case of the Real Estate Taxes Escrow Account); or (B) any insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement, and any additional insurance required under any of the other Loan Documents (in the case of the Insurance Escrow Account). Borrower shall provide Lender or its servicer with bills and other documents necessary for payment of real estate taxes and assessments and insurance premiums at least ten (10) Business Days prior to the due dates therefor. In the event the amount then on deposit in the Real Estate Taxes Escrow Account or the Insurance Escrow Account exceeds the amount due for real estate taxes and assessments by more than one-twelfth (1/12th) of the annual real estate taxes (in the case of the Real Estate Taxes Escrow Account) or the amount due for insurance premiums (in the case of the Insurance Escrow Account), respectively, Lender or its servicer shall absent an Event of Default, credit such excess against future payment obligations to the Real Estate Taxes Escrow Account or the Insurance Escrow Account, as applicable.

(c) Operating Expense Account and Principal Reserve Account. On or before the Closing Date, Lender shall on behalf of Borrower establish and maintain with the Collection Account Bank two accounts for the remittance of certain funds by Lender or its servicer during a Cash Management Period, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender, as secured party until the Loan is paid in full. The two accounts shall be designated the “Operating Expense Account” (the “Operating Expense Account”) and the “Principal Reserve Account” (the “Principal Reserve Account”). Any and all Moneys remitted to the Operating Expense Account or the Principal Reserve Account pursuant to Section 2.12(b) shall be held in the Operating Expense Account or Principal Reserve Account, as applicable, and applied as follows:

(i) with respect to the Operating Expense Account, to pay Monthly Property Expenses up to 110% of those provided for in the then applicable Operating Budget (taking into account funds on deposit in the Manager’s Operating Account in excess of necessary working capital (as demonstrated to Lender in Lender’s reasonable discretion)), as directed in writing by Borrower, and/or for other Property Expenses approved by Lender, upon Borrower’s written request for disbursement therefor from time to time (but no more frequently than once every two (2) weeks without Lender’s consent) as follows. Upon written application of Borrower (which may be done by electronic mail or e-mail), Borrower shall be entitled to obtain disbursements by Lender from the Operating Expense Account, provided that: (A) no Special Event of Default has occurred and is continuing; and (B) Borrower shall provide to Lender (including by electronic mail or e-mail) such documentation and certifications as Lender may reasonably request to substantiate the requirement for and entitlement to such disbursement.

(ii) with respect to the Principal Reserve Account, so long as no Special Event of Default exists, funds shall be made available from such Principal Reserve Account: (A) to make deposits into the Seasonality Reserve Account as set forth in Section 2.13(a)(iv); (B) to the extent not funded from the Seasonality Reserve Account, disbursed to Borrower on any Payment Date in a month in which there is an Operating Deficiency and the balance in the Seasonality Reserve Account is (or has been reduced to) zero, to fund such Operating Deficiency upon Borrower’s written request made at least five (5) Business Days prior to such Payment Date; provided Borrower provides certifications and other evidence reasonably satisfactory to Lender that an Operating Deficiency exists for such calendar month, and such Operating Deficiency does not result from expenditures in excess of 110% of those provided for in the approved Operating Budget for such calendar year; and (C) as may otherwise be approved by Lender in Lender’s sole and absolute discretion.

(d) End of Cash Management Period. If and when a Cash Management Period occurs and then ends, then so long as no Event of Default exists and is continuing Lender shall, promptly upon Borrower’s written request release any and all amounts on deposit in the Operating Expense Account and the Principal Reserve Account to Borrower free and clear of Lender’s Lien and security interest.

(e) Investment of Funds. All or a portion of any Moneys in the Reserve Accounts (other than the Real Estate Tax Escrow Account and the Insurance Escrow Account, neither of which shall bear interest for the benefit of Borrower) shall, so long as no Event of Default has occurred and is continuing, be invested and reinvested by Lender in accordance with written instructions delivered by Borrower, or after an Event of Default has occurred and is continuing, by Lender, in one or more Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank). If no written investment direction is provided to Lender by Borrower, Lender may at its option invest such Moneys in a Permitted Investment selected by Lender. All interest paid or other earnings on funds deposited into the Reserve Accounts made hereunder shall be deposited into the Reserve Accounts (other than with respect to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, for which Lender and its servicer shall not have any obligation to deposit such interest or earnings into such accounts). Lender shall have no liability for any loss in investments of funds in any Reserve Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Reserve Accounts. Unless and until title to the funds therein shall have vested in any Person other than Borrower, Borrower shall include all such income or gain earned with respect to any Reserve Account which bears interest (or is invested) for the benefit of Borrowers, as income of Borrower for federal and applicable state tax purposes.

(f) Special Event of Default. After a Special Event of Default has occurred and is continuing, Lender may liquidate any Permitted Investments of the amount on deposit in such account, withdraw and use such amount on deposit in the Pledged Accounts to make payments on account of the Indebtedness or otherwise as provided in Section 2.8. Without in any way limiting the foregoing or Lender’s rights and remedies upon an Event of Default, and subject to Lender’s direction otherwise from time to time, in whole or in part, in Lender’s discretion, after and during the continuance of a Special Event of Default Lender may direct the Collection Account Bank or the Local Collection Account Bank to disburse to Lender or allocate all available funds on deposit in the Pledged Accounts to: (i) any debt service or other Indebtedness due under this Loan Agreement or the other Loan Documents; (ii) any Reserve Account established under this Loan Agreement; (iii) otherwise as a reserve for Property Expenses, Capital Improvement Costs, Impositions and other expenditures relating to the use, management, operation or leasing of the Mortgaged Property; and/or (iv) any costs and expenses incurred by Lender in connection with such Event of Default, or expended by Lender to protect or preserve the value of the Mortgaged Property.

Section 2.14. Additional Provisions Relating to the Pledged Accounts.

(a) Borrower covenants and agrees that: (i) all securities or other property underlying any financial assets credited to any Pledged Account shall be registered in the name of Lender, indorsed to Lender or indorsed in blank or credited to another securities account maintained in the name of Lender as secured party under this Agreement and in no case will any financial asset credited to any Pledged Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lender or in blank; and (ii) all Permitted Investments and all other property delivered to Lender pursuant to this Agreement will be promptly credited to one of the Pledged Accounts.

(b) Borrower hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or otherwise) credited to any Pledged Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(c) Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with all “entitlement orders” (i.e. an order directing transfer or redemption of any financial asset relating to a Pledged Account, and any “entitlement order” as defined in Section 8-102(a)(8) of the UCC) and instructions (including any “instruction” within the meaning of Section 9-104 of the UCC) originated by Lender without further action or consent by Borrower, Manager or any other Person.

(d) Regardless of any provision in any other agreement, for purposes of the UCC, with respect to each Pledged Account, New York shall be deemed to be the bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). The Pledged Accounts shall be governed by the laws of the State of New York.

(e) Except for the claims and interest of Lender and of Borrower in the Pledged Accounts, Borrower represents and warrants that it does not know of any Lien on or claim to, or interest in, any Pledged Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any Person asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Accounts or in any financial asset carried therein, Borrower will promptly notify Lender thereof and shall indemnify, defend and hold Lender and each of the Indemnified Parties harmless from and against any such Lien, encumbrance or claim.

Section 2.15. Security Agreement.

(a) Pledge of Pledged Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender, as secured party, and grants Lender a first priority and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

(i) all of Borrower’s right, title and interest in the Pledged Accounts and all Money and Permitted Investments, if any, from time to time deposited or held in the Pledged Accounts or purchased with funds or assets on deposit in the Pledged Accounts;

(ii) all of Borrower’s right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Pledged Accounts; and

(iii) to the extent not covered by clause (i) or (ii) above, all Proceeds of any or all of the foregoing until such time as such items are disbursed from the Pledged Accounts.

Lender and Collection Account Bank and Local Collection Account Bank, each as agent for Lender, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(b) Covenants; Control. Except as set forth in this Agreement, neither Borrower, Operating Lessee nor Manager shall not have any right to withdraw Money from the Pledged Accounts. Borrower acknowledges and agrees that the Pledged Accounts are and shall at all times continue to be subject to and under the “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC. Except as expressly permitted herein, neither Borrower nor Manager nor any other person or entity, through or under Borrower, shall have any control over the use of, or any right to withdraw any amount from, any Pledged Accounts, and Borrower acknowledges that the Collection Account Bank and the Local Collection Account Bank shall comply with all instructions originated by Lender without further consent by Borrower. Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall be entitled to comply with the instructions of Lender with respect to the Pledged Accounts without the further consent of Borrower, Operating Lessee or Manager. The Account Collateral shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of the financial institution where the Account Collateral is maintained relating to demand deposit accounts generally from time to time in effect.

(c) Financing Statements; Further Assurances. Borrower hereby irrevocably authorizes Lender at any time and from time to time to file any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its discretion, are necessary or advisable to perfect the security interests granted to Lender in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Lender in connection herewith whether now owned or hereafter acquired. From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

(d) Transfers and Other Liens. Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms of this Agreement and the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under or as contemplated by this Agreement.

(e) No Waiver. Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient. Any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding: (i) any proceeding of Borrower under the Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state; (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein; or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

(f) Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon: (i) repayment of the Indebtedness in full; or (ii) the occurrence of either a Total Defeasance or, with respect to the related portion of the Account Collateral in the event of a Sandusky Release, a Partial Defeasance.

(g) Continuing Security Interest; Termination. This Section 2.15 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full (or Total Defeasance or, with respect to the related portion of the Account Collateral in the event of a Sandusky Release of the Sandusky Property (i.e. Local Collection Account and Collection Account), Partial Defeasance) by Borrower of the Indebtedness. Upon payment in full (or Total Defeasance or, with respect to the related portion of the Account Collateral in the event of a Sandusky Release of the Sandusky Property (i.e. Local Collection Account and Collection Account), Partial Defeasance) by Borrower of the Indebtedness, Lender shall return to Borrower such of the Account Collateral as shall not have been applied pursuant to the terms hereof, and shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the pledge and lien hereof.

Section 2.16. Mortgage Recording Taxes; Release of Liens.

(a) The Lien to be created by the Mortgage is intended to encumber the Mortgaged Property to the full extent of the Indebtedness. On the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage, if any.

(b) Upon repayment of the Loan and all other amounts due hereunder and under the Loan Documents in full (or upon a Total Defeasance, or with respect to the related portion of the Collateral in the event of a Sandusky Release of the Sandusky Property, a Partial Defeasance) in accordance with the terms hereof and thereof, Lender shall, promptly after such payment, release or cause to be released all Liens with respect to all Account Collateral and Collateral (including, without limitation, terminating the Local Collection Account Agreements, the Collection Account Agreement, the tenant direction letters and other Direction Letters delivered pursuant to Section 2.12(a)) or, to the extent necessary to facilitate future savings of mortgage tax in states that impose mortgage taxes, assign such Liens to Borrower’s new lender(s), provided that any such assignments shall be without recourse, representation, or warranty of any kind, except that Lender shall represent and warrant: (i) the then outstanding amount of the Principal Indebtedness; and (ii) that such Liens have not been previously assigned by Lender.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan is subject to the satisfaction by Borrower (and Operating Lessee and Guarantor, where applicable) or waiver by Lender in writing of the following conditions no later than the Closing Date:

(a) Loan Agreement. Borrower and Lender shall have executed and delivered this Agreement.

(b) Note. Borrower shall have executed and delivered to Lender the Note.

(c) Environmental Indemnity Agreement; Guaranty of Non-Recourse Obligations. Borrower and Guarantor shall have executed and delivered the Environmental Indemnity Agreement to Lender. Guarantor shall have executed and delivered the Guaranty of Non-Recourse Obligations.

(d) Opinions of Counsel. Lender shall have received from counsel to Borrower, Operating Lessee and the Guarantor, legal opinions in form and substance acceptable to Lender, with respect to corporate matters and with respect to substantive non-consolidation of either Guarantor, Operating Lessee, the Manager or certain other Affiliates, on the one hand, and either Borrower, on the other, in the event of the bankruptcy of either Guarantor, Operating Lessee or the Manager or such other Affiliates. Such legal opinions shall be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(e) Organizational Documents. Lender shall have received with respect to each of Borrower, Operating Lessee and the Guarantor its certificate of formation, certificate of limited partnership or certificate of incorporation, as applicable, as amended, modified or supplemented to the Closing Date, as filed with the Secretary of State in the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than thirty (30) days prior to the Closing

Date, together with a good standing certificate from such Secretary of State dated not more than thirty (30) days prior to the Closing Date and, for Borrower and Operating Lessee to the extent required by applicable law, a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which Borrower and Operating Lessee is required to be qualified to transact business, each dated not more than thirty (30) days prior to the Closing Date.

(f) Certified Resolutions, etc. Lender shall have received a certificate of each of Borrower, Operating Lessee and the Guarantor dated the Closing Date, certifying: (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which Borrower, Operating Lessee or the Guarantor is a party; (ii) the Organizational Agreement of each of Borrower, Operating Lessee and Guarantor, in each case as in effect on the Closing Date; (iii) the resolutions of each of Borrower, Operating Lessee and the Guarantor, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party; and (iv) that there have been no changes in any Organizational Agreement since the date of execution or preparation thereof.

(g) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender in its discretion.

(h) Transaction Costs. Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 8.23.

(i) No Default or Event of Default. No event which would constitute either a Default or Event of Default under this Agreement or the other Loan Documents shall have occurred and be continuing on the Closing Date.

(j) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(k) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects on the Closing Date.

(l) Survey; Appraisal. Lender shall have received the Survey and the Appraisal with respect to the Mortgaged Property, which shall be in form and substance satisfactory to Lender.

(m) Engineering Reports. Lender shall have received the engineering reports with respect to the Mortgaged Property prepared by the Engineer or another Person acceptable to Lender, which engineering reports shall be acceptable to Lender.

(n) Environmental Matters. Lender shall have received an Environmental Report prepared by an Environmental Auditor with respect to the Mortgaged Property, which Environmental Report shall be acceptable to Lender.

(o) Financial Information. Lender shall have received financial information relating to the Guarantor, Borrower and the Mortgaged Property satisfactory to Lender. Such information shall include, without limitation, the following, to the extent reasonably available:

(i) operating statements for the current year (including actual to date information, an annual budget and trailing twelve month data in hard copy and on diskette) and for not less than the three preceding years (including capital reserves, major repairs, replacement items and occupancy rates in hard copy and on diskette);

(ii) current real estate tax bills and historical real estate tax bills of record for the Mortgaged Property for not less than the three preceding years;

(iii) the most recent annual financial statements and unaudited quarterly financial statements; and

(iv) such other financial information as is customarily required by institutional lenders for loans similar in size and type as the Loan.

The annual financial statements relating to the Mortgaged Property and Borrower shall be either: (x) audited by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender; or (y) prepared in accordance with agreed upon procedures reasonably acceptable to Lender to be performed by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender to create similar information.

(p) Pro-Forma Financial Statement; Operating Budget. Lender shall have received: (i) the initial pro-forma financial statement and Operating Budget for the Mortgaged Property for the following twelve months (including on an annual and monthly basis a break-down of projected Gross Revenues, Property Expenses, Capital Improvement Costs, FF&E Costs, Advance Bookings and average occupancy level (expressed as a percentage)); (ii) a financial statement that forecasts projected revenues and operating expenses for not less than three years (including the assumptions used in such forecast); and (iii) any local market study and/or research and demographics report prepared for Borrower and/or commercially available.

(q) Site Inspection. Borrower shall have provided to Lender the opportunity to perform, or cause to be performed on its behalf, an on-site due diligence review of the Mortgaged Property, which inspection is satisfactory to Lender.

(r) Mortgaged Property Documents.

(i) Mortgage; Assignment of Profits and Leases. Borrower shall have executed and delivered to Lender the Mortgage and the Assignment of Profits and Leases with respect to the Mortgaged Property and such Mortgage and Assignment of Profits and Leases shall have been filed of record in the appropriate filing office in the jurisdiction in which the Mortgaged Property is located or irrevocably delivered to a title agent for such recordation.

(ii) Financing Statements. Borrower shall have executed and delivered to Lender all financing statements required by Lender pursuant hereto and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

(iii) Management and License Agreement and Manager’s Subordination. Lender shall have received the executed Management and License Agreement for the Mortgaged Property and the Manager shall have executed and delivered the Manager’s Subordination to Lender.

(iv) Contract Assignment. With respect to the Mortgaged Property, Borrower and Operating Lessee, as applicable, shall have executed and delivered to Lender the Contract Assignments with respect to the Mortgaged Property.

(s) Opinions of Counsel. Lender shall have received from counsel to Borrower reasonably acceptable to Lender in each state in which any Mortgaged Property is located its legal opinion in form and substance satisfactory to Lender, as to: (i) the enforceability of each Mortgage, each Assignment of Profits and Leases and any other Loan Documents governed by the law of such jurisdiction; (ii) perfection of Liens and security interests; and (iii) other matters referred to therein with respect to each Mortgaged Property. The legal opinions will be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(t) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender is a named additional insured and shall contain a loss payee endorsement in favor of Lender with respect to the property policies required to be maintained under this Agreement.

(u) Title Insurance Policy. Lender shall have received countersigned pro forma title policies or marked binders constituting the unconditional commitment (in form and substance reasonably satisfactory to Lender) to issue the Title Insurance Policy covering the Mortgaged Property with an aggregate amount at least equal to the Loan Amount.

(v) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches and title updates conducted by the companies issuing the Title Insurance Policy with respect to the Collateral, Guarantor, Operating Lessee and Borrower, such searches to be conducted in each of the locations required by Lender.

(w) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, Operating Lessee and Guarantor and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(x) Additional Real Estate Matters. Lender shall have received such other real estate related certificates and documentation relating to the Mortgaged Property as Lender may have reasonably requested. Such documentation shall include the following as requested by Lender and to the extent reasonably available:

(i) certificates of occupancy issued by the appropriate Governmental Authority of the jurisdiction in which the Mortgaged Property is located reflecting, and consistent with, the use of the Mortgaged Property as of the Closing Date;

(ii) letters from the appropriate local Governmental Authorities of the jurisdiction in which each Mortgaged Property is located, certifying that the Mortgaged Property is in compliance with all applicable zoning laws, rules and regulations, and a zoning endorsement to the applicable Title Insurance Policy with respect to each Mortgaged Property or any opinion of zoning counsel to such effect;

(iii) a certified copy of the Operating Lease;

(iv) certified copies of all Material Agreements; and

(v) a certified copy of the Tall Pines Agreement.

(y) Closing Statement. Lender and Borrower shall have agreed upon a detailed closing statement in a form reasonably acceptable to Lender, which includes a complete description of Borrower’s sources and uses of funds on the Closing Date.

(z) Loan to Value Ratio; Debt Service Coverage Ratio. Lender shall have determined that: (i) the Loan Amount is not greater than 55% of the aggregate value of the Mortgaged Property as set forth in the Appraisals delivered on or prior to the Closing Date; and (ii) the Debt Service Coverage Ratio is at least 1.65 as of the Closing Date.

Section 3.2. Execution and Delivery of Agreement. The execution and delivery of this Agreement by each party to this Agreement shall be deemed to constitute the satisfaction or waiver of the conditions set forth in Section 3.1; provided, that any such deemed satisfaction or waiver shall be solely for the purposes of Section 3.1 and shall not be deemed or construed to constitute a waiver of any other provision of this Agreement or of any provisions of any of the other Loan Documents, including, without limitation, any undelivered items undertaking or agreement or other post-closing agreement or undertaking entered into by Borrower and/or Guarantor.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties as to Borrower. Borrower represents and warrants that, as of the Closing Date:

(a) Organization. Each Borrower and each Operating Lessee: (i) is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware; (ii) has the requisite power and authority to own its properties (including, without limitation, the Mortgaged Property) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located; and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

(b) Authorization; No Conflict; Consents and Approvals. The execution and delivery by Borrower and Operating Lessee of this Agreement, the Note and each of the other Loan Documents to which they are parties, Borrower’s and Operating Lessee’s performance of their obligations hereunder and under the other Loan Documents and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents to which they are parties: (i) have been duly authorized by all requisite action; (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreement or any indenture or, except for any violations which would not reasonably be expected to have a Material Adverse Effect; and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon the Mortgaged Property pursuant to, any such indenture or agreement or material instrument other than the Loan Documents. Other than those obtained or filed on or prior to the Closing Date, and those to be obtained or filed in the ordinary course and conduct of Borrower’s business at the Mortgaged Property, neither Borrower nor Operating Lessee is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by it.

(c) Enforceability. This Agreement, the Note and each other Loan Document (including, without limitation, any Collateral Security Instrument), is the legal, valid and binding obligation of Borrower and Operating Lessee, as applicable, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and neither Borrower nor Operating Lessee has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(d) Litigation. Except as set forth on Schedule 3, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the Actual Knowledge of Borrower, threatened against Borrower, Operating Lessee or any Collateral, which actions, suits or proceedings are reasonably likely to result in a Material Adverse Effect.

(e) Agreements. Neither Borrower nor Operating Lessee is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or by which Borrower or Operating Lessee or any Collateral is bound, which default is reasonably likely to have a Material Adverse Effect. Other than the Permitted Encumbrances, neither Borrower nor

Operating Lessee is a party to any agreement or instrument or subject to any restriction which restricts such Person’s ability to conduct its business in the ordinary course and is reasonably likely to have a Material Adverse Effect.

(f) No Bankruptcy Filing. Neither Borrower, Operating Lessee nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a material portion of its assets or property. To the Actual Knowledge of Borrower, no Person is contemplating the filing of any such petition against Borrower, Operating Lessee or Guarantor.

(g) Solvency. Giving effect to the transactions contemplated hereby, the fair market value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities). The fair market value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

(h) Other Debt. Neither Borrower nor Operating Lessee has borrowed or received other debt financing whether unsecured or secured by the Mortgaged Property or any part thereof which is outstanding as of the Closing Date, other than as permitted under the Loan Agreement. As of the Closing Date, neither Borrower nor Operating Lessee has any Other Borrowings other than trade debt and any equipment leases or financing leases expressly permitted under Article VIII of this Agreement.

(i) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower, Operating Lessee or any Guarantor in this Agreement or in any of the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To the Actual Knowledge of Borrower, no financial statements or any other document, certificate or written statement furnished to Lender by Borrower or Guarantor, or by any third party on behalf of Borrower or Guarantor, for use in connection with the Loan contains any untrue representation, warranty or statement of a fact, and none omits or will omit to state a fact necessary in order to make the statements contained herein or therein not misleading in any material respect. To the Actual Knowledge of Borrower, there is no fact that has not been disclosed to Lender that is reasonably likely to result in a Material Adverse Effect.

(j) Financial Information. All financial statements and other data concerning Borrower, Operating Lessee, Guarantor and the Mortgaged Property that have been delivered by or on behalf of Borrower, Operating Lessee or Guarantor to Lender are true, complete and correct in all material respects as of the respective dates thereof and, except as disclosed on Schedule 3 attached hereto, have been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no change in the financial position of Borrower, Operating Lessee, Guarantor or the Mortgaged Property, or in the results of operations of Borrower, Operating Lessee or Guarantor, which change results or is reasonably likely to result in a Material Adverse Effect. Neither Borrower, Operating Lessee nor Guarantor has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data, which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

(k) Investment Company Act; Public Utility Holding Company Act. Borrower is not: (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

(l) Compliance. Borrower and Operating Lessee are in compliance with all applicable Legal Requirements, except for noncompliance that is not reasonably likely to have a Material Adverse Effect. Borrower and Operating Lessee are not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

(m) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

(n) Organizational Chart. The organizational chart set forth as Schedule 2 accurately sets forth the direct and indirect ownership structure of Borrower and Operating Lessee.

(o) No Defaults. No Event of Default or, to the Actual Knowledge of Borrower, Default, exists under or with respect to any Loan Document.

(p) Plans and Welfare Plans. The assets of Borrower are not treated as “plan assets” under regulations currently promulgated under ERISA. Except to the extent it would not have a Material Adverse Effect, neither Borrower nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan or Multiemployer Plan nor has Borrower or any ERISA Affiliate sponsored, maintained, contributed to or been required to contribute to any Plan or Multiemployer Plan within the past six years. Except to the extent it would not have a Material Adverse Effect: (i) there are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan; (ii) no event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan which will subject Borrower directly or indirectly (through an indemnification agreement or otherwise), to any liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code; and (iii) no Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than: (A) coverage mandated by applicable law; (B) death or disability benefits that have been fully provided for by fully paid up insurance; or (C) severance benefits.

(q) Additional Borrower UCC Information. Borrower’s organizational identification numbers are 20-3619181 for the Dells Borrower and 20-3619135 for the Sandusky Borrower, and the full legal name of each Borrower is as set forth on the signature pages hereof, and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

(r) Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(s) Labor Matters. Neither Borrower nor Operating Lessee is a party to any collective bargaining agreements.

(t) Pre-Closing Date Activities. Neither Borrower nor Operating Lessee have conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition, development, management and ownership of the Mortgaged Property.

(u) No Bankruptcies or Criminal Proceedings Involving Borrower or Related Parties. No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, Operating Lessee, Manager, any Affiliate of Borrower, Manager or Operating Lessee, any Guarantor or any individual or entity owning, with his, her or its family members, 20% or more of the direct, or indirect beneficial ownership interests in Borrower, Manager or Operating Lessee (each such Guarantor, individual, or entity being herein referred to as a “Principal”), and no such proceeding is now pending or, to the Actual Knowledge of Borrower, contemplated. None of Borrower, Manager, Operating Lessee or any Principal have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for: (i) any felony; or (ii) any crime which involves fraud or which involves any act that is reasonably likely to have a Material Adverse Effect on the business operations or condition (financial or otherwise) of Borrower, Manager, Operating Lessee or the value of the Mortgaged Property.

(v) No Prohibited Persons. Neither Borrower, Manager, Operating Lessee, Guarantor nor any of their respective officers, directors, members or Affiliates is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (the “OFAC List”); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”). To the Actual Knowledge of Borrower, no tenant at the Property currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person and no tenant at the Property is owned by or an Affiliate of a Prohibited Person. Borrower, Manager, Operating Lessee and Manager have implemented and will continue to follow procedures to ensure that no tenant at the Property is a Prohibited Person or owned by or an Affiliate of a Prohibited Person.

Section 4.2. Representations and Warranties as to the Mortgaged Property. Borrower hereby represents and warrants to Lender that, as to the Mortgaged Property and each Mortgage, as of the Closing Date:

(a) Title to the Mortgaged Property. Borrower owns good, marketable and insurable fee simple title to the Land and Improvements, free and clear of all Liens, other than the Permitted Encumbrances and except as disclosed on Schedule 3. Borrower or Operating Lessee owns the Personalty free and clear of any and all Liens, other than Permitted Encumbrances. There are no outstanding options to purchase or rights of first refusal affecting any Mortgaged Property or any portion thereof or interest therein.

(b) Utilities and Public Access. Except as disclosed on Schedule 3: (i) the Mortgaged Property has adequate rights of access to public ways and is served by public water, electric, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of the Mortgaged Property as presently used and enjoyed are located in valid easements or in the public right-of-way abutting the premises; and (iii) all roads necessary for the full utilization of the Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Mortgaged Property.

(c) Condemnation. No Taking has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of any Mortgaged Property or for the relocation of roadways providing access to any Mortgaged Property.

(d) Compliance. The Mortgaged Property and the current use thereof is in compliance with all applicable Legal Requirements (including, without limitation, building, parking, subdivision, land use, health, fire, safety and zoning ordinances and codes) and all applicable Insurance Requirements, except for noncompliance which is not reasonably likely to result in a Material Adverse Effect. The Mortgaged Property is zoned for its current use or subject to a special use permit which permits its current use, which zoning designation or, subject to the terms thereof, special use permit, is unconditional, in full force and effect, and is beyond all applicable appeal periods. In the event that all or any part of the Improvements located on any Mortgaged Property are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating (after taking into account the effect of any special use permit) any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits (other than any special use permits now in effect), other than customary demolition, building and other construction related permits. No legal proceedings are pending or, to the Actual Knowledge of Borrower, threatened with respect to the zoning of the

Mortgaged Property. Except as set forth in the Permitted Encumbrances and/or any permit for a planned unit development affecting the Mortgaged Property, neither the zoning nor any other right to construct, use or operate the Mortgaged Property is in any way dependent upon or related to any real estate other than the Mortgaged Property. No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by Borrower with respect to the Mortgaged Property without Lender’s prior written consent.

(e) Environmental Compliance. Except for matters set forth in the Environmental Reports delivered to Lender in connection with the Loan (true, correct and complete copies of which have been provided to Lender by Borrower):

(i) The Mortgaged Property is in full compliance with all applicable Environmental Laws except for noncompliance which would not reasonably be expected to result in a Material Adverse Effect.

(ii) There is no material Environmental Claim pending or, to the Actual Knowledge of Borrower, threatened, and no unpaid, material penalties arising under Environmental Laws have been assessed against Borrower, Operating Lessee, the Manager or any Mortgaged Property or, to the Actual Knowledge of Borrower, against any Person whose liability for any material Environmental Claim Borrower, Operating Lessee or the Manager has retained or assumed either contractually or, to the Actual Knowledge of Borrower, by operation of law. To the Actual Knowledge of Borrower, no material investigation or review is pending or threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower, Operating Lessee or the Manager or any Mortgaged Property to have any material permit, license or other authorization required under, or to otherwise comply with, any applicable Environmental Law or with respect to any alleged material liability of Borrower, Operating Lessee or the Manager for any Use or Release of any Hazardous Substances.

(iii) To the Actual Knowledge of Borrower, there are no present and there have been no past material Releases of any Hazardous Substances that are reasonably likely to form the basis of any material Environmental Claim against Borrower, Operating Lessee, the Manager, any Mortgaged Property or against any Person whose liability for any material Environmental Claim Borrower or the Manager has retained or assumed either contractually or to the Actual Knowledge of Borrower, by operation of law (other than Hazardous Substances present or otherwise being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with applicable Environmental Law in all material respects).

(iv) Without limiting the generality of the foregoing, to the Actual Knowledge of Borrower, there is not present at, on, in or under any Mortgaged Property, any Hazardous Substances (including, without limitation, PCB-containing (at least 50 parts per million) equipment, friable asbestos or friable asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead based paint or, to the extent reasonably likely to result in a Materially Adverse Effect, lead in drinking water) (other than Hazardous Substances present or otherwise being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with applicable Environmental Law in all material respects) or any fungus, mold, mildew or biological agent, except, for the purposes of this Section 4.2(e)(iv) in amounts which are not, and under circumstances which are not, reasonably likely to materially adversely affect the value or utility of such Mortgaged Property.

(v) No liens are presently recorded with the appropriate land records under or pursuant to any applicable Environmental Law with respect to the Mortgaged Property and to the Actual Knowledge of Borrower, no Governmental Authority has been taking or, is in the process of taking any action that could subject the Mortgaged Property to Liens under any applicable Environmental Law.

(vi) There have been no potentially material reports of environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower or Operating Lessee (or any Affiliate of the foregoing, or to Borrower’s knowledge, Manager or any Affiliate of Manager) in relation to any Mortgaged Property which have not been made available to Lender.

(f) Mortgage and Other Liens. To the Actual Knowledge of Borrower, each Mortgage creates a valid and enforceable first priority Lien on the applicable Mortgaged Property described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances applicable to such Mortgaged Property, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. To the Actual Knowledge of Borrower, this Agreement and the other Loan Documents create a valid and enforceable first priority Lien on all Collateral and Account Collateral, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. To the Actual Knowledge of Borrower, each Collateral Security Instrument establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. To the Actual Knowledge of Borrower, all property covered by any Collateral Security Instrument in which a security interest can be perfected by the filing of a financing statement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Collateral Security Instrument to the extent governed by the UCC.

(g) Assessments. Except as contemplated under the Permitted Encumbrances, there are no pending or, to the Actual Knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor, except as set forth on Schedule 3, are there any contemplated improvements to any Mortgaged Property that may result in such special or other assessments.

(h) No Joint Assessment; Separate Lots. Borrower has not suffered, permitted or initiated the joint assessment of the Land and Improvements with any other real property constituting a separate tax lot. The Land and Improvements are comprised of one or more parcels, each of which constitutes a separate tax lot or lots and none of which constitutes a portion of any other tax lot.

(i) No Prior Assignment. Lender is the collateral assignee of all of Operating Lessee’s interests pledged under the applicable Contract Assignments, and there are no prior assignments of the collateral pledged thereunder which are presently effective.

(j) Permits; Certificate of Occupancy. Borrower or Operating Lessee has obtained all Permits necessary to the use and operation of the Mortgaged Property, except for noncompliance which is not reasonably expected to result in a Material Adverse Effect. The use being made of the Mortgaged Property is in conformity with the certificate of occupancy and/or such Permits for such Mortgaged Property and any other restrictions, covenants or conditions affecting such Mortgaged Property, except for noncompliance which is not reasonably likely to result in a Material Adverse Effect.

(k) Flood Zone. Except as shown on the Survey, no Mortgaged Property or any portion thereof is located in a flood hazard area as defined by the Federal Insurance Administration.

(l) Physical Condition. Except as set forth in the Property Condition Assessment, to the Actual Knowledge of Borrower, the Mortgaged Property is free of structural defects which would reasonably be expected to have a Material Adverse Effect and all Improvements, including the building systems contained therein are in good working order subject to ordinary wear and tear.

(m) Advance Bookings Deposits. Borrower, Operating Lessee and the Manager are in compliance in all material respects with all Legal Requirements relating to all Advance Bookings Deposits with respect to the Mortgaged Property, except for non-compliance which is not reasonably expected to have a Material Adverse Effect on Borrower or the Mortgaged Property.

(n) Intellectual Property. Attached hereto as Schedule 5 is a true, correct and complete listing of all material Intellectual Property. All material Intellectual Property is in good standing and uncontested. Other than those conferred under the Management and License Agreement and those which may be conferred under the Tall Pines Agreement, there is no right under any Intellectual Property necessary to the business of Borrower or Operating Lessee as presently conducted or as Borrower or Operating Lessee contemplates conducting its business which Borrower or Operating Lessee does not have. Except as set forth on Schedule 3, neither Borrower nor Operating Lessee has infringed, is not infringing, and has not received notice of infringement with respect to asserted Intellectual Property of others. To the Actual Knowledge of Borrower, there is no infringement by others of material Intellectual Property of Borrower or Operating Lessee.

(o) No Encroachments. Except as shown on the Survey and except to the extent the same is not likely to have a Material Adverse Effect, to the Actual Knowledge of Borrower: (i) all of the Improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the

Mortgaged Property; (ii) no improvements on adjoining properties encroach upon any Mortgaged Property; and (iii) no Improvements encroach upon any easements or other encumbrances affecting the Mortgaged Property except in conformity with the terms or such easements or such other encumbrances.

(p) Management and License Agreement. The Management and License Agreement is in full force and effect. There is no material default, breach or violation existing thereunder by Operating Lessee or Manager.

(q) Leases. No Mortgaged Property is subject to any Leases, other than the Spa Lease and Operating Lease. No portion of the Mortgaged Property is occupied by any Affiliate of Borrower (other than Operating Lessee). The Operating Lease is in full force and effect, has not been modified or amended, and there is no material default, breach or violation existing thereunder by Borrower or Operating Lessee. Borrower has delivered true, complete and correct copies of the Operating Lease to Lender.

(r) No Other Real Property. Except for the Land and Improvements and public streets and sidewalks, and except to the extent set forth in any Permitted Encumbrance or Material Agreement, neither Borrower, Operating Lessee nor Manager uses, manages or occupies any other material real property in connection with the operation, occupancy and management of the Mortgaged Property and all amenities (including parking and any recreational facilities) made available to guests and other users of the Mortgaged Property. The Land and Improvements include all of the interests in real property used or proposed to be used for the Mortgaged Property, except to the extent set forth in any Permitted Encumbrance.

(s) Personal Property. Except for the Equipment, the Inventory, Case Goods, Soft Goods, Fixed Asset Supplies, furnishings, leasehold improvements, fixtures, cash on hand in the Mortgaged Property, and property of transient hotel guests and tenants, no material tangible personal property is located within the Mortgaged Property, or used or proposed to be used in the Mortgaged Property. Borrower or Operating Lessee has good title to all Equipment (except for permitted Equipment leased under equipment Leases and financing leases in accordance with Sections 8.1(e) and/or 5.1(t)) and Inventory (other than Equipment and Inventory owned by Manager) free and clear of all Liens, except the Permitted Encumbrances.

(t) Fees, Royalties, Commissions and Compensation. Except as provided under the Operating Lease and the Management and License Agreement, the Permitted Encumbrances disclosed on the Title Insurance Policy and the Material Agreements, neither Operating Lessee nor Manager has any right or claim to any fees, commissions, royalties, license fees compensation or other remuneration in connection with or arising out of the use, occupancy, management, and operation of the Mortgaged Property and no brokerage commissions, license fees or similar compensation are or will become due to any Person in connection with the operation or management of the Mortgaged Property. Notwithstanding the foregoing, the foregoing representation shall not apply to agreements between Manager or its owners, and any entity owning indirect ownership interests in Borrower with respect to the payment of license fees in connection with the Mortgaged Property.

Section 4.3. Survival of Representations. Borrower agrees that: (i) all of the representations and warranties of Borrower set forth in Section 4.1 and 4.2 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date; and (ii) all representations and warranties made by Borrower in this Agreement and the other Loan Documents shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents; provided, however, that the representations set forth in Section 4.2(e) shall survive in perpetuity. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on Lender’s behalf.

ARTICLE V.

AFFIRMATIVE COVENANTS

Section 5.1. Affirmative Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

(a) Existence; Compliance with Legal Requirements: Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited partnership, and any rights, licenses, Permits and franchises necessary for the conduct of its business, except those not reasonably likely to cause a Material Adverse Effect, and will comply, except for noncompliance not reasonably likely to cause a Material Adverse Effect, with all Legal Requirements and Insurance Requirements applicable to it and to the Mortgaged Property. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep the Mortgaged Property in good repair, working order and condition, except for reasonable wear and use (and except for casualty losses as to which other provisions hereof shall govern), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

(b) Basic Carrying Costs and Other Claims; Contest.

(i) Subject to Borrower’s contest rights set forth in Section 5.1(b)(ii) below, Borrower will pay (or cause to be paid) when due: (A) all Basic Carrying Costs with respect to Borrower and the Mortgaged Property; (B) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or its other properties or assets (hereinafter referred to as the “Lien Claims”); and (C) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of Borrower and Operating Lessee on its business, income or assets; in each instance before any penalty or fine is incurred with respect thereto. Borrower’s obligation to pay Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender an obligation to pay any property taxes on the Mortgaged Property or other Impositions.

(ii) Borrower shall not be required to pay, discharge or remove any Imposition or Lien Claim, so long as Borrower contests in good faith such Imposition or Lien Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Mortgaged Property or any portion thereof, so long as:

(A) the Indebtedness shall not have been accelerated, if an Event of Default shall have occurred and be continuing;

(B) prior to the date on which such Imposition or Lien Claim would otherwise have become delinquent, Borrower shall have given Lender prior written notice of its intent to contest said Imposition or Lien Claim and either: (1) if permitted by applicable Legal Requirements, bonded over the same to the reasonable satisfaction of Lender; or (2) deposited with Lender (or with a court of competent jurisdiction or other appropriate body approved by Lender) such additional amounts as are necessary to keep on deposit at all times (taking into account any funds on deposit in the Operating Expense Account), an amount equal to at least one hundred twenty five percent (125%) (or such higher amount as may be required by applicable law) of the total of: (x) the balance of such Imposition or Lien Claim then remaining unpaid; and (y) all interest, penalties, costs and charges accrued or accumulated thereon, together with such other security as may be required in the proceeding, or as may be required by Lender, to insure the payment of any such Imposition or Lien Claim and all interest and penalties thereon; provided, that notwithstanding the foregoing, with respect to Impositions or Lien Claims in an amount not in excess of $200,000, Borrower shall not be required to deposit such amounts with Lender, so long as Borrower demonstrates to the reasonable satisfaction of Lender that Borrower has otherwise reserved such funds or such funds are otherwise available to Borrower;

(C) no risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s judgment, during the pendency of such contest;

(D) such contest does not, in Lender’s determination, have a Material Adverse Effect;

(E) such contest is based on bona fide, material, and reasonable claims or defenses;

(F) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; and

(G) Borrower shall have obtained such endorsements to the Title Insurance Policy with respect to such Imposition or Lien Claim as Lender may reasonably require (or escrowed with a title insurance company funds sufficient to obtain such endorsements pursuant to escrow arrangements reasonably satisfactory to Lender).

Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition or Lien Claim as finally determined, together with all interest and penalties payable in connection therewith. Lender shall have full power and authority, but no obligation, to apply any amount deposited with Lender under this subsection to the payment of any unpaid Imposition or Lien Claim to prevent the sale or forfeiture of the Mortgaged Property for non-payment thereof, if Lender reasonably believes that such sale or forfeiture is threatened. Any surplus retained by Lender after payment of the Imposition or Lien Claim for which a deposit was made shall be promptly repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied as Lender, in its discretion, may elect.

(c) Litigation. Borrower shall give prompt written notice to Lender of any material litigation or governmental proceedings pending or, upon gaining knowledge thereof, threatened (in writing) against Borrower, Operating Lessee or the Mortgaged Property, other than personal injury or other litigation which is covered by insurance, eviction matters with respect to tenants or occupants (in which no counterclaims for material damages or liabilities are made against Borrower or Operating Lessee), and matters related to enforcement of building or zoning codes (as long as the Mortgaged Property is in material compliance with such building and zoning codes).

(d) Environmental Remediation.

(i) If any investigation, site monitoring, cleanup, removal, restoration or other remedial work of any kind or nature is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law, because of or in connection with the current or future presence, suspected presence, Release or suspected Release of a Hazardous Substance on, under or from any Mortgaged Property or any portion thereof (collectively, the “Remedial Work”), Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work, and shall conduct such Remedial Work in accordance with all applicable Environmental Laws that impose legally binding obligations governing such Remedial Work, including without limitation the National Contingency Plan promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), if applicable. In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law. If any fungus, mold, mildew or other biological agent is present at any Mortgaged Property in a manner or at a level that is reasonably likely to materially adversely affect the value or utility of such Mortgaged Property or that poses a significant adverse health risk to an average person, Borrower shall promptly commence and diligently prosecute to completion the remediation of such condition so as to eliminate the reasonable likelihood of a material adverse effect or a significant adverse health risk to an average person to the reasonable satisfaction of Lender or its servicer, which shall also constitute Remedial Work. In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law; provided, however, that Borrower shall not be required to commence such Remedial Work within the above specified time periods: (A) if prevented from doing so by any Governmental Authority; (B) if commencing such Remedial Work within such time periods would result in Borrower or such Remedial Work violating any applicable Environmental Law; or (C) if Borrower, at its expense and after prior notice to Lender, is contesting by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence the need to perform Remedial Work, the scope of any Remedial Work, or any other legally contestable aspect of any Remedial Work, as long as: (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings; (2) neither the Mortgaged Property nor any part thereof or interest therein shall be sold, forfeited or lost during such delay if Borrower does not perform the Remedial Work being contested; and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest; (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Mortgaged Property nor any interest therein would be subject to the imposition of any lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work; and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender.

(ii) Except for immediate response situations described in clause (iii) below, if requested by Lender, all Remedial Work under clause (i) above shall be performed by contractors, and under the supervision of a consulting Engineer, each approved in advance by Lender which approval shall not be unreasonably withheld or delayed. Borrower shall pay all costs and expenses reasonably incurred in connection with such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work as provided in clause (i) above, Lender may (but shall not be obligated to), upon thirty (30) days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed. Borrower shall pay or reimburse Lender on demand for all reasonable expenses (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to and incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

(iii) Borrower shall not commence any Remedial Work under clause (i) above, nor enter into any settlement agreement, consent decree or other legally binding obligation to resolve a material adverse claim without providing notice to Lender as provided in Section 5.1(f). Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under, about or emanating from the Mortgaged Property poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary or required under applicable Environmental Law, Borrower may initiate and perform such activities without providing advance notice to Lender and complete all necessary Remedial Work. In such events, Borrower shall notify Lender as soon as practicable and, in any event, within three (3) Business Days, of any action taken.

(iv) In the event the Environmental Report recommends the development of any operation and maintenance program(s) for any recognized environmental condition at a Mortgaged Property (including, without limitation, mold abatement and preventative maintenance and measures, underground storage tanks asbestos and asbestos containing materials, lead-based paints and lead in water supplies) (each individually, and collectively, the “O & M Program”), Borrower shall develop each O & M Program, as reasonably approved by Lender, and shall, during the term of the Loan, comply in all material respects with the terms and conditions of each O & M Program. Without limiting the foregoing, Borrower shall continue the O&M Program currently in place at the Mortgaged Property relating to mold abatement and preventative maintenance and measures, and shall comply in all material respects therewith. Borrower represents, warrants and covenants that a true, correct and complete copy of such mold abatement and prevention O&M Program is attached hereto as Schedule 6.

(e) Environmental Matters: Inspection.

(i) Neither Borrower nor Operating Lessee shall cause, and Borrower shall use commercially reasonable measures to prevent any other Person from causing, any Hazardous Substances to be present on or under or to emanate from the Mortgaged Property, except under conditions permitted by applicable Environmental Laws (such as cleaning and operating materials, fuels and lubricants, and other items used in the ordinary course of business at the Mortgaged Property in material compliance with and in amounts not in excess of that permitted under applicable Environmental Laws) and, in the event that such prohibited Hazardous Substances are present on, under or emanate from the Mortgaged Property, or migrate onto or into the Mortgaged Property, Borrower shall to the extent required by applicable Environmental Law cause the removal or remediation of such Hazardous Substances, in accordance with this Agreement and as required by applicable Environmental Laws, either on its own behalf or by causing a tenant or other party legally responsible therefor to perform such removal and remediation. Borrower shall use commercially reasonable efforts to prevent, and to seek the remediation of, any migration of Hazardous Substances onto or into the Mortgaged Property from any adjoining property.

(ii) Upon reasonable prior written notice identifying the time, place and scope of a proposed inspection, Lender shall have the right at all reasonable times during normal business hours to enter upon and inspect environmental conditions with respect to all or any portion of any Mortgaged Property, provided that such inspections shall not unreasonably interfere with the operation or the tenants, customers, residents, occupants or other authorized users of any Mortgaged Property and shall be appropriate in scope and location to the proposed inspection. If Lender has reasonable grounds to suspect that Remedial Work may be required, Lender shall notify Borrower and, thereafter, may select a consulting Engineer to conduct and prepare reports of such inspections (with reasonable prior written notice to Borrower of the scope and location of such inspection prior to the commencement of such inspection). Borrower shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the Engineer, and to submit comments and suggested revisions or rebuttals to same before they are issued in final form. The inspection rights granted to Lender in this Section 5.1(e) shall be in addition to, and not in limitation of, any other inspection rights granted to Lender in this Agreement, and shall expressly include the right (if Lender reasonably suspects that Remedial Work may be required) to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits to the extent such activities are reasonably related to the scope of the suspected Remedial Work.

(iii) Borrower agrees to bear and shall pay or reimburse Lender on demand for all sums reasonably advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to and incurred by Lender in connection with, the inspections and reports described in this Section 5.1(e) (to the extent such inspections and reports relate to any Mortgaged Property) in the following situations:

(x) If Lender has reasonable grounds to believe, at the time any such inspection is ordered, that there exists an occurrence or condition that could reasonably be expected to lead to a material Environmental Claim;

(y) If any such inspection reveals an occurrence or condition that is reasonably likely to lead to a material Environmental Claim with respect to such Mortgaged Property; or

(z) If an Event of Default with respect to such Mortgaged Property exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

(f) Environmental Notices. To the extent Borrower or Operating Lessee has actual notice of any of the following, Borrower shall promptly provide notice to Lender of:

(i) a material Environmental Claim asserted by any Governmental Authority against Borrower, Operating Lessee or any Affiliate of the foregoing, or with respect to the Mortgaged Property with respect to any Hazardous Substance on, in, under or emanating from any Mortgaged Property;

(ii) any proceeding, investigation or inquiry commenced or threatened in writing by any Governmental Authority, against Borrower, Operating Lessee, any Affiliate of the foregoing, or with respect to any Mortgaged Property concerning the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower (including, without limitation, proceedings under the CERCLA);

(iii) a material Environmental Claim asserted or threatened against Borrower, Operating Lessee against any other party occupying any Mortgaged Property or any portion thereof which become known to Borrower or Operating Lessee or against any Mortgaged Property;

(iv) the discovery by Borrower or Operating Lessee of a material occurrence or condition involving Hazardous Substances and on any Mortgaged Property or on any real property adjoining or in the vicinity of any Mortgaged Property giving rise to an obligation of Borrower to Lender hereunder; and

(v) the commencement or completion of any Remedial Work required pursuant to clause (d) above.

(g) Copies of Notices. Borrower shall transmit to Lender copies of any citations, orders, notices or other material written communications received by Borrower, Operating Lessee or Manager (with respect to the Mortgaged Property) from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in Section 5.1(f).

(h) Environmental Claims. Lender may join and participate in, as a party with separate counsel, any legal or administrative proceeding or action concerning the Mortgaged Property or any portion thereof under any applicable Environmental Law, if, in Lender’s reasonable judgment, such action or proceeding would expose Lender to a material liability and a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable; provided, however, that Lender shall not participate in day-to-day decision making with respect to environmental compliance. Borrower shall pay or reimburse Lender on demand for all reasonable sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) by Lender in connection with any such action or proceeding.

(i) Environmental Indemnification. Borrower shall indemnify, reimburse, defend, and hold harmless Lender, and each of its respective parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the “Indemnified Parties”) for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative, lost opportunity and similar costs of Lender)), asserted against, resulting to, imposed on, or incurred by any Indemnified Party, directly or indirectly, in connection with any of the following (except to the extent same are directly and solely caused by the gross negligence or willful misconduct of any Indemnified Party and except that any Indemnified Party shall not be indemnified against claims resulting from actions taken or events occurring with respect to the Mortgaged Property after Lender forecloses its Lien or security interest upon the Mortgaged Property or accepts a deed in lieu of foreclosure or is a so-called “mortgagee-in-possession” unless and to the extent such indemnification relates to any of the following which occurred while Borrower owned the Mortgaged Property):

(i) events, circumstances, or conditions which form the reasonable basis for an Environmental Claim;

(ii) any pollution or threat to human health or the environment involving Hazardous Substances that is related in any way to Borrower’s, Operating Lessee’s, Manager’s or any previous owner’s or operator’s management, use, control, ownership or operation of any Mortgaged Property, and whether occurring, existing or arising prior to or from and after the date hereof, and whether or not the pollution or threat to human health or the environment involving Hazardous Substances is described in the Environmental Reports;

(iii) any Environmental Claim against any Person whose liability for such Environmental Claim Borrower or Operating Lessee has assumed or retained either contractually or by operation of law; or

(iv) the breach of any representation, warranty or covenant set forth in Section 4.2(e) and Sections 5.1(d) through 5.1(i), inclusive.

The provisions of and undertakings and indemnification set forth in this Section 5.1(i) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(j) General Indemnity.

(i) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except as to any Indemnified Party to the extent same are directly and solely caused by the gross negligence or willful misconduct of such Indemnified Party) and directly or indirectly arising out of or in any way relating to any one or more of the following:

(A) any breach by Borrower or Operating Lessee of obligations under, or material misrepresentation contained in, this Agreement, the Note or any of the other Loan Documents;

(B) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in the Management and License Agreement, the Tall Pines Agreement or any other Material Agreement prior to entry on the Mortgaged Property by Lender after an Event of Default;

(C) any and all lawful action that may be taken and is taken by Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, Manager, Operating Lessee or any Affiliate of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(D) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(E) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(F) any failure of the Mortgaged Property to be in compliance with any Legal Requirement;

(G) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof pursuant to provisions of this Agreement; and

(H) the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1(j)(i) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the tenth (10th) day after demand until paid.

(ii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents.

(iii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower’s covenants with respect to ERISA and employee benefits plans contained herein, including, without limitation, any costs or expenses incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s reasonable discretion).

(iv) Promptly after receipt by an Indemnified Party under this Section 5.1(j) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this Section 5.1(j), notify Borrower in writing. In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this Section 5.1(j) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel. Borrower shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, voluntarily settle or consent to the entry of any judgment or otherwise enter into any legally binding obligation to resolve a material adverse claim with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding. Each Indemnified Party shall not enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower.

The provisions of and undertakings and indemnification set forth in this Section 5.1(j) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(k) Access to Mortgaged Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Mortgaged Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice (except during an Event of Default), subject, however, to the rights of Borrower, of the tenants and of other authorized users of the Mortgaged Property.

(l) Notice of Default. Borrower shall promptly advise Lender in writing of any change in Borrower’s condition, financial or otherwise, of which Borrower is aware, that is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default.

(m) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower, Operating Lessee or the Guarantor against Lender, Borrower shall reasonably cooperate with Lender with respect to any proceedings before any Governmental Authority that are reasonably likely to in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

(n) Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents.

(o) Insurance Benefits. Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable to Borrower, Operating Lessee or Lender in connection with any Mortgaged Property. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) out of such Insurance Proceeds, all as more specifically provided in this Agreement.

(p) Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(i) upon Lender’s reasonable request therefor given from time to time, pay for: (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower; and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

(ii) furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, tenant estoppel certificates, an amended or replacement Mortgage, UCC financing statements or Collateral Security Instruments); provided that none of the foregoing shall materially increase Borrower’s obligations or material reduce Borrower’s rights under this Agreement or any other Loan Document; and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(q) Management of Mortgaged Property.

(i) The Mortgaged Property shall be managed at all times by the current Manager or another manager reasonably satisfactory to Lender, pursuant to a Management and License Agreement reasonably approved in writing by Lender. Manager may be an Affiliate of Borrower, provided that: (a) the terms and conditions of such Manager’s engagement are at arm’s length, reasonable, competitive and customary in the applicable marketplace; and (b) Lender has approved such Manager and such terms and the related Management and License Agreement. Both the Manager and the Management and License Agreement with respect to each of the Mortgaged Properties, between the applicable Operating Lessee and the Manager are approved by Lender. Borrower shall cause the Manager of the Mortgaged Property to agree that such Manager’s Management and License Agreement is subject and subordinate in all respects to the Indebtedness and to the Lien of the Mortgage as and to the extent set forth in the Subordination of Management and License Agreement for each of the Mortgaged Properties. A Management and License Agreement may be terminated or assigned: (A) by Operating Lessee at any time in accordance with the provisions of such Management and License Agreement or otherwise so long as a successor or assignee Manager approved by Lender shall have been appointed and such successor Manager has: (1) entered into (or assumed) a Management and License Agreement in form and substance approved by Lender; and (2) has executed and delivered a Manager’s Subordination to Lender; and (B) with respect to a termination only, by Lender upon thirty (30) days’ prior written notice to Borrower and the Manager upon the occurrence and continuation of an Event of Default and the acceleration of the Loan. Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located. Borrower acknowledges and agrees that any consent or approval requested of Lender under this Section may be conditioned by Lender, at Lender’s discretion, upon Borrower first obtaining a Rating Confirmation with respect to such change in management, and Lender shall not be deemed to be acting unreasonably in requiring such a Rating Confirmation. Borrower further covenants and agrees that any manager of Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(ii) Borrower further covenants and agrees that the Mortgaged Property shall be operated pursuant to the Management and License Agreement and that Borrower shall cause Operating Lessee: (A) promptly to perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management and License Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (B) promptly to notify Lender of any material default under the Management and License Agreement of which it is aware; (C) promptly to deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management and License Agreement, including, but not limited to, financial statements; and (D) promptly to enforce the performance and observance of the material covenants and agreements required to be performed and/or observed by the Manager under the Management and License Agreement.

(r) Financial Reporting.

(i) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation of the Mortgaged Property and ownership and leasing of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property (or under the Management and License Agreement), whether such income or expense may be realized by Borrower, Operating Lessee or by any other Person whatsoever. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(ii) Borrower shall furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s and Guarantor’s financial statements, which for Borrower shall be audited by a “Big Four” accounting firm or such other Independent certified public accountant acceptable to Lender in accordance with GAAP consistently applied covering Borrower’s, Operating Lessee’s and Guarantor’s respective financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a balance sheet and a statement of Borrower’s, Operating Lessee’s or Guarantor’s (as applicable) equity, all of which shall be in form and substance reasonably acceptable to Lender. Lender shall have the right from time to time to review and consult with respect to the auditing procedures used in the preparation of Borrower’s annual financial statements. Together with Borrower’s, Operating Lessee’s and Guarantors’ annual financial statements, Borrower shall furnish, and cause Operating Lessee and Guarantor to furnish, to Lender an Officer’s Certificate certifying as of the date thereof: (A) to Borrower’s Actual Knowledge, that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower, Operating Lessee or Guarantor, as applicable, all in accordance with GAAP consistently applied; and (B) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same. Lender acknowledges that Dells Borrower and Sandusky Borrower, and Dells Operating Lessee and Sandusky Operating Lessee may furnish a single financial statement and that CNL and Great Wolf may each file financial statements on a consolidated basis.

(iii) Borrower shall furnish to Lender, within forty-five (45) days following the end of each Fiscal Year quarter true, complete and correct copies of quarterly unaudited financial statements (including statements of cash flow) prepared in accordance with GAAP with respect to Borrower, for the portion of the Fiscal Year then ended.

(iv) No later than forty-five (45) days following the end of each calendar month, Borrower shall prepare and deliver to Lender and its servicer a statement (each a “Monthly Statement”) in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property (which shall be prepared for each individual Mortgaged Property and, on a consolidated basis, for all the Mortgaged Property):

(A) a cash flow report detailing Gross Revenues, Operating Revenues and the Operating Expenses, in each case on a trailing twelve month basis;

(B) revenue reports, an occupancy report including the occupancy percentage, an average daily room rate, and RevPar for the applicable month and an advance booking report, and, in all cases, any other information as is reasonably required by Lender; and

(C) monthly and year-to-date operating statements prepared for such calendar month, each of which shall include an itemization of actual (not pro forma) capital expenditures and FF&E Costs during the applicable period, and a comparison on a year-to-date basis to budget and prior year, for each Mortgaged Property, Operating Lessee and Borrower.

(v) No later than forty-five (45) days following the end of each of the months of December, March, June, and September, Borrower shall prepare and deliver to Lender and its servicer a statement (each a “Quarterly Statement”) in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property (which shall be prepared for each individual Mortgaged Property and, on a consolidated basis, for all the Mortgaged Property):

(A) a property balance sheet for such month;

(B) quarterly and year-to-date operating statements, each of which shall include an itemization of budgeted and actual (not pro forma) capital expenditures and FF&E Costs during the applicable period; and

(C) a quarterly and year-to-date comparison of the budgeted income and expenses with the actual income and expenses for such quarter and year to date, together with if requested by Lender, a detailed explanation of any variances between budgeted and actual amounts that are in excess of five percent (5%) for each line item therein.

(vi) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further reasonably available information with respect to the operation of the Mortgaged Property and the financial affairs of Borrower and Operating Lessee as may be reasonably requested by Lender, including all business plans prepared for Borrower or Operating Lessee.

(vii) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender.

(viii) No later than thirty (30) days after the end of each of Borrower’s Fiscal Years, Borrower shall submit or cause to be submitted to Lender an Operating Budget for Gross Revenues, Property Expenses, Capital Improvement Costs and FF&E Costs for the next Fiscal Year for the Mortgaged Property. Such Operating Budget shall contain a month-by-month breakdown of projected Gross Revenues, Operating Expenses, projected debt service and reserve deposits. If at the time such Operating Budget is submitted to Lender a Cash Management Period is in effect, such Operating Budget shall be subject to Lender’s approval, such approval not to be unreasonably withheld or delayed. Such Operating Budget may allow for a five percent (5%) line item variance. If Lender has the right to approve a proposed Operating Budget as described above, then until so approved by Lender for the subsequent Fiscal Year, the Operating Budget approved by Lender for the preceding Fiscal Year shall remain in effect for purposes of Section 2.12 and Section 2.13; provided, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses shall be deemed increased with respect to actual increases in Basic Carrying Costs and non-discretionary utility expenditures and shall be deemed increased with regard to discretionary items on a percentage basis by an amount equal to the greater of: (A) actual increases then known to Borrower; and (B) the increase in the Consumer Price Index (expressed as percentage) as measured over the calendar year that the prior Operating Budget was in effect.

(ix) Together with the financial statements, operating statements and other documents and information provided to Lender by or on behalf of Borrower under this Section, Borrower also shall deliver to Lender a certification in form and substance reasonably satisfactory to Lender, executed on behalf of Borrower by its chief executive officer or chief financial officer or treasurer (provided that all non-monthly financial statements shall be executed by Borrower’s chief executive officer or chief financial officer) stating that, to such officer’s knowledge, such financial statements, operating statements and other documents and information are true and complete in all material respects.

(s) Operation of Mortgaged Property. Borrower shall cause the operation of the Mortgaged Property to be conducted at all times in a manner consistent with at least the level of operation of such Mortgaged Property as of the Closing Date, including, without limitation, the following:

(i) to maintain or cause to be maintained the standard of the Mortgaged Property at all times at a level not lower than that maintained by prudent owners of similar facilities or land in the region where the Mortgaged Property is located;

(ii) to operate or cause to be operated the Mortgaged Property in a prudent manner in compliance, other than compliance which is not reasonably likely to result in a Material Adverse Effect, with applicable Legal Requirements and Insurance Requirements relating thereto and, except to the extent failure to maintain the same is not reasonably likely to result in a Material Adverse Effect, maintain or cause to be maintained all licenses, Permits and any other agreements necessary for the continued use and operation of the Mortgaged Property (other than liquor permits, which Manager (and not Borrower) shall be obligated to maintain); and

(iii) to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at the Mortgaged Property to enable Borrower and Operating Lessee to operate the Mortgaged Property.

(t) Material Agreements. Borrower shall not enter into or become obligated under, or permit Operating Lessee to enter into or become obligated under, any Material Agreement pertaining to the Mortgaged Property (other than condominium unit management agreements in form and substance substantially similar to the Unit Management Agreements), without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall not amend or modify in any material respect or terminate, or cause or permit to be amended or modified in any material respect or terminated, the Operating Lease or the Tall Pines Agreement (as such Tall Pines Agreement relates to or benefits the Mortgaged Property) or any other Material Agreement (other than Unit Management Agreements), without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall comply with the terms of (in all material respects) and keep and maintain the Operating Lease and the Tall Pines Agreement and all other Material Agreements in full force and effect (other than the Unit Management Agreements), and enforce or cause to be enforced the obligations of Tall Pines under the Tall Pines Agreement, Operating Lessee under the Operating Lease and the other parties under the other Material Agreements, to the end that Borrower, and Lender as its assignee, may enjoy all the rights granted under the Tall Pines Agreement and such other Material Agreements.

(u) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

(vii) the imposition of a lien or a security interest on Borrower in connection with a Plan.

(v) Intentionally Omitted.

(w) Secondary Market Transaction. Borrower acknowledges that Lender and its successors and assigns may: (i) sell the Loan to one or more investors as a whole loan; (ii) participate the Loan to one or more investors; (iii) deposit the Loan with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets; or (iv) otherwise sell the Loan or interests therein to investors (the transactions referred to in clauses (i) through (iv) above are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to:

(i) providing Lender an estoppel certificate and such information, legal opinions and documents (including updated non-consolidation opinions) relating to Borrower, Operating Lessee, Manager, the Guarantor, the Mortgaged Property and any tenants of the Mortgaged Property as Lender or the Rating Agencies or other Interested Parties (as defined below), may reasonably request in connection with such Secondary Market Transaction, including, without limitation, updated financial information, appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), Mortgaged Property condition reports and other due diligence investigations together with appropriate verification of such updated information and reports through letters of auditors and consultants, as of the closing date of the Secondary Market Transaction;

(ii) amending the Loan Documents and Organizational Agreement of Borrower or Operating Lessee, updating and/or restating officer’s certificates, title insurance and other closing items, and providing updated certificates, representations and warranties in Loan Documents and such additional representations and warranties as may be required by Lender or the Rating Agencies (provided, however, that Borrower shall only be required to provide such updated or additional certificates, representations and warranties to the extent the same are then true and correct);

(iii) participating in bank, investors and Rating Agencies’ meetings if requested by Lender;

(iv) upon Lender’s request, amending the Loan Documents (and updating and/or restating officer’s certificates (to the extent the same are then true and correct), title insurance and other closing items in connection therewith) to divide the Loan into a first and a second mortgage loan, or into a one or more loans secured by mortgages and by ownership interests in Borrower, Operating Lessee in whatever proportion Lender determines, which separated loans may have different interest rates and amortization schedules (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation) and thereafter to engage in separate Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation; and

(v) reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, Operating Lessee, the Guarantor, the Mortgaged Property, and the Loan is correct, and certifying to the accuracy thereof.

Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms and trustees, purchasers, transferees, assignees, trustees, servicers and actual or potential investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”), subject to customary confidentiality obligations of such Interested Parties. Lender and all of the aforesaid Interested Parties shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Borrower shall provide such reasonable access to the Mortgaged Property and personnel of the Manager and of Borrower’s and Operating Lessee’s constituent partners and the business and operations of all of the foregoing as Lender or other Interested Parties may request in connection with any such Secondary Market Transaction, provided that such access shall not unreasonably interfere with the operation or the tenants, customers, residents, occupants or other authorized users of any Mortgaged Property. Borrower understands that any such information may be incorporated into any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering documents for any Secondary Market Transaction. Without limiting the foregoing, Borrower, Operating

Lessee and Guarantor shall provide in connection with each of: (i) a preliminary and a final private placement memorandum; or (ii) a preliminary and final prospectus or prospectus supplement, as applicable (the documents referred to in the foregoing clauses (i) and (ii), collectively, the “Disclosure Documents”), an agreement certifying that Borrower, Operating Lessee and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Operating Lessee, Guarantor, any Affiliates, the Mortgaged Property and Manager, does not, to the knowledge of Borrower, Operating Lessee and Guarantor, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading in any material respect (a “Disclosure Certificate”), provided, that Borrower, Operating Lessee and Guarantor shall be given a five (5) Business Day period to review and comment on each Disclosure Document prior to the delivery of any such Disclosure Certificate. Borrower, Operating Lessee and Guarantor shall indemnify, defend, protect and hold harmless Lender, its Affiliates, directors, employees, agents and each Person, if any, who controls Lender or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and any other placement agent or underwriter with respect to any Securitization or Secondary Market Transaction from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Certificate or other information or documents so furnished by Borrower, Operating Lessee, Manager, Guarantor or their Affiliates or in any representation or warranty of any Borrower, Operating Lessee, Manager or Guarantor contained herein or in the other Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading; provided Borrower, Manager, Operating Lessee, Guarantor or their Affiliates had Actual Knowledge of such untrue statement or omission. In any Secondary Market Transaction, Lender may transfer its obligations under this Loan Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Indebtedness), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest. Each transferee investor shall become a “Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Loan Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated servicer(s) or agent(s) for Lender, whether or not within the scope of its power and authority under such other agreements.

All costs and expenses in connection with any Secondary Market Transaction shall be borne by Lender, including without limitation any costs and expenses incurred by Borrower, Operating Lessee or any Guarantor in cooperating with Lender in connection with any Secondary Market Transaction or performing any of their respective undertakings and covenants (other than any indemnification obligation) under this Agreement or any other Loan Document in connection with any Secondary Market Transaction. No agreement or other document required from Borrower in connection with any Secondary Market Transaction shall serve to materially increase Borrower’s obligations under this Agreement or any other Loan Document or materially reduce Borrower’s rights under this Agreement or any other Loan Document; provided, however, that Borrower shall pay the costs and expenses of Borrower’s counsel in the event Borrower engages counsel in connection with any Secondary Market Transaction or in responding to Lender’s requests for cooperation hereunder.

Notwithstanding any provision of this Agreement to the contrary, Borrower shall not be obligated to agree to any modification of a Loan Document or any Borrower Organizational Agreements that would materially and adversely affect Borrower, Operating Lessee or Guarantor or that would increase the interest rate or interest payments (including any changes in the calculation of yield maintenance premiums or instances in which such yield maintenance premiums are payable), increase the rate of amortization, shorten the Maturity Date, increase the amounts of escrows and reserves, increase the defeasance amounts, alter in any material way the transfer restrictions relating to direct or indirect interests in Borrower, Operating Lessee or the Mortgaged Property or affect the limitations on recourse against Borrower, Guarantor or their Affiliates set forth in this Agreement or the other Loan Documents, change the outstanding principal balance of the Loan (provided the Loan may be divided into components as set forth in this Agreement), modify the frequency of deposits into or distributions from any reserves or escrows, expand the scope of authority of any independent directors or managers of Borrower, Operating Lessee or any of their Affiliates, or alter Borrower’s or Operating Lessee’s rights to make distributions to its partners or members, materially alter Borrower’s or Operating Lessee’s rights with respect to prepayments or defeasance of the Notes, confer additional rights on Lender in respect of management and license agreements or otherwise result in a material adverse change to Borrower, Operating Lessee or Guarantor in the terms of the transaction.

(x) Insurance.

(i) Borrower, at its sole cost and expense, shall keep the Improvements and Equipment insured (including, but not limited to, any period of renovation, alteration and/or construction) during the term of the Loan with the coverage and in the amounts required under this Agreement for the mutual benefit of Borrower and Lender against loss or damage by fire, lightning, wind and such other perils as are customarily included in a standard “all-risk” or “special cause of loss” form and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy (including, without limitation, fire, lightning, hail, hurricane, windstorm, tidal wave, explosion, acts of terrorism, riot and civil commotion, vandalism, malicious mischief, strike, water damage, sprinkler leakage, collapse, burglary, theft, mold and microbial matter coverage arising as a result of covered perils under the standard “all risk” policy and such other coverages as may be reasonably required by Lender on the special form (formerly known as an all risk form)). Such insurance shall be in an amount; (i) equal to at least the greater of then full replacement cost of the Improvements and Equipment (exclusive of the cost of foundations and footings), without deduction for physical depreciation and the outstanding Principal Indebtedness; and (ii) such that the insurer would not deem Borrower a co-insurer under said policies. The policies of insurance carried in accordance with this Section 5.1(x) shall be paid on or prior to not less than ten (10) days in advance of the due date thereof and shall contain the “Replacement Cost

Endorsement” with a waiver of depreciation. If terrorism coverage is excluded on an “all-risk” basis, then Borrower shall obtain coverage for terrorism and similar acts in the stand alone terrorism market.

(ii) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain or cause to be obtained and maintained during the entire term of the Loan the following policies of insurance:

(A) flood insurance, if any part of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (and any amendment or successor act thereto) in an amount at least equal to the maximum limit of coverage available with respect to the Improvements and Equipment under said Act;

(B) Comprehensive General Liability or Commercial General Liability insurance, including a broad form comprehensive general liability endorsement and coverage for broad form property damage, contractual damages, personal injuries (including death resulting therefrom), a liquor liability endorsement, and: (1) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages; and (2) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, each containing minimum limits of liability of $500,000 for both injury to or death of a person and for property damage per occurrence and $2 million in the aggregate for the Mortgaged Property and all other property owned by Affiliates of Borrower, and such other liability insurance reasonably requested by Lender; in addition, at least $50 million excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all court costs and attorneys’ fees incurred in connection with the ownership, operation and maintenance of the Mortgaged Property and at the option of Borrower one or more other properties owned by Affiliates of Borrower;

(C) business interruption insurance in an amount equal to the estimated gross revenues from operations at the Mortgaged Property, such insurance to cover losses for a period of the shorter of: (1) eighteen (18) months after the date of the fire or casualty in question; or (2) the period from the time of loss until all repairs are fully completed with reasonable diligence and dispatch, plus an extended period of indemnity commencing at the time repairs are completed for up to 365 days and to be increased or decreased from time to time during the term of the Loan if, and when, the gross revenues from the Mortgaged Property materially increase or decrease, as applicable;

(D) insurance against loss or damage from: (1) leakage of sprinkler systems; and (2) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements (without exclusion for explosions), covering all boilers or other pressure vessels, machinery and equipment located in, on, or about the Improvements; coverage is required in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing same and shall extend to electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping;

(E) worker’s compensation insurance coverage (in amounts not less than the statutory minimums for all persons employed by Borrower or its tenants at the Mortgaged Property and in compliance with all other requirements of applicable local, state and federal law) and “Employers Liability” insurance in amounts not less than required by statute;

(F) blanket crime and fidelity bond insurance coverage and insurance against dishonest or fraudulent acts committed by Borrower’s, Operating Lessee’s or Manager’s personnel, in amounts and deductibles reasonably satisfactory to Lender and in no event less than similar insurance maintained or required by prudent institutional owners of properties similar in type, location and quality as the Mortgaged Property;

(G) during any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Mortgaged Property against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(H) ordinance or law coverage to compensate for the cost of demolition, increased cost of construction, and loss to any undamaged portions of the Improvements, if the current use of the Mortgaged Property or the Improvements themselves are or become “nonconforming” pursuant to the applicable zoning regulations or full rebuildability following casualty is not otherwise permitted under such zoning regulations;

(I) if required by Lender as a result of any Mortgaged Property being located in an area with a high degree of seismic activity, earthquake damage insurance in an amount and form acceptable to Lender; and

(J) such other insurance as may from time to time be reasonably required by Lender in order to protect its interests with respect to the Loan and the Mortgaged Property and to conform such requirements to then current standards for a Secondary Market Transaction.

(iii) All policies of insurance (the “Policies”) required pursuant to this Section 5.1(x):

(A) shall be issued by an insurer approved by Lender which has a claims paying ability rating of not less than “A” (or the equivalent) by Rating Agencies satisfactory to Lender (one of which shall be Standard & Poor’s Ratings Group) and A:VIII or better as to claims paying ability by AM Best;

(B) shall name Lender as an additional insured and contain a standard noncontributory mortgagee clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender (and/or such other party as may be designated by Lender) as the party to which all payments made by such insurance company shall be paid;

(C) shall be maintained throughout the term of the Loan without cost to Lender;

(D) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest (including, without limitation, endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation);

(E) shall contain a waiver of subrogation against Lender;

(F) shall be for a term of not less than one year;

(G) shall provide for claims to be made on an occurrence basis;

(H) shall contain an agreed value clause updated annually (if the amount of coverage under such policy is based upon the replacement cost of the Mortgaged Property);

(I) shall designate Lender as “mortgagee and loss payee” (except general public liability and excess liability, as to which Lender shall be named as additional insured);

(J) shall be issued by an insurer licensed in the state in which the Mortgaged Property is located;

(K) shall provide that Lender may, but shall not be obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same; and

(L) shall be reasonably satisfactory in form and substance to Lender and reasonably approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds to the extent not otherwise specified in this Section 5.1(x). All property damage insurance policies (except for flood and earthquake policies) must automatically reinstate after each loss.

Copies of said Policies, certified as true and correct by Borrower, or insurance certificates thereof, shall be delivered to Lender. Not later than ten (10) days prior to the expiration date of each of the Policies, Borrower shall deliver to Lender satisfactory evidence of the renewal of each Policy. The insurance coverage required under this Section 5.1(x) may be effected under a blanket policy or policies covering the Mortgaged Property and other property and assets not constituting a part of the Collateral; provided that any such blanket policy shall provide at least the same amount and form of protection as would a separate policy insuring the Mortgaged Property individually, which amount shall not be less than the amount required pursuant to this Section 5.1(x) and which shall in any case comply in all other respects with the requirements of this Section 5.1(x). Upon demand therefor, Borrower shall reimburse Lender for all of Lender’s or its designee’s reasonable costs and expenses incurred in obtaining any or all of the Policies or otherwise causing the compliance with the terms and provisions of this Section 5.1(x), including (without limitation) obtaining updated flood hazard certificates and replacement of any so-called “forced placed” insurance coverages to the extent Borrower was required to obtain and maintain any such Policy or Policies hereunder and failed to do so. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender in the event that such Insurance Premiums have been paid by Lender). If Borrower does not furnish such evidence and receipts at least ten (10) days prior to the expiration of any expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, based on then industry-standard amounts of coverage then being obtained by prudent owners of properties similar to the Mortgaged Property in the same applicable market region as the Mortgaged Property. Borrower shall give Lender prompt written notice if Borrower, Manager or Operating Lessee (or any Affiliate) receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements.

(iv) If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender.

(A) In case of loss covered by Policies, Lender may either: (1) jointly with Borrower settle and adjust any claim and agree with the insurance company or companies on the amount to be paid on the loss; or (2) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that Borrower may settle and adjust losses without participation by Lender aggregating not in excess of $250,000, agree with the insurance company or companies on the amount to be paid upon the loss and collect and receive any such Insurance Proceeds; provided, further, that if at the time of the settlement of such claim an Event of Default has occurred and is continuing, then Lender shall settle and adjust such claim without the consent of Borrower, and for such purpose is hereby irrevocably appointed as Borrower’s attorney-in-fact coupled with an interest from, after and during the continuance of an Event of Default. Lender shall use commercially reasonable efforts to respond promptly to any request from Borrower for approval of an insurance settlement. In such case Lender shall and is hereby authorized to collect and receipt for any such Insurance Proceeds subject to and to the extent provided for in this Agreement. The reasonable out-of-pocket expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Indebtedness and be secured by the Mortgage and shall be reimbursed by Borrower to Lender upon demand therefor.

(B) In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an “Insured Casualty”) where: (1) the aggregate amount of the loss, as reasonably determined by an Independent insurance adjuster, is less than thirty percent (30%) of Lender’s reasonable estimate of the fair market value of the individual Mortgaged Property affected by the damage or destruction; (2) in the reasonable judgment of Lender, the Mortgaged Property can be restored, replaced and/or rebuilt (collectively, the “Restoration”) by not later than the first to occur of: (y) twelve (12) months after the date of casualty; and (z) the expiration of the business interruption insurance and, in any case, not later than six (6) months prior to the Maturity Date to an economic unit in substantially the condition it was in immediately prior to the Insured Casualty and in compliance with all zoning, building and other applicable Legal Requirements (the “Pre-Existing Condition”) not less materially valuable and not less useful than the same was prior to the Insured Casualty; and (3) Lender reasonably determines that the income of the Mortgaged Property, after the Restoration thereof to the Pre-Existing Condition, will be sufficient to meet all Operating Expenses, payments for Reserves and payments of principal and interest under the Loan and satisfy a Debt Service Coverage Ratio of 1.65, or if Lender otherwise elects to allow a Borrower to restore the Mortgaged Property, then, if no Event of Default shall have occurred and be continuing, the Insurance Proceeds (after reimbursement of any reasonable out-of-pocket expenses incurred by Lender in connection with the collection of any applicable Insurance Proceeds) shall be made available to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to the Insured Casualty, as provided for below. Borrower hereby covenants and agrees to commence and diligently to prosecute such Restoration of the affected Mortgaged Property as nearly as possible to the Pre-Existing Condition. Borrower shall pay all out-of-pocket costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Insurance Proceeds made available pursuant to the terms hereof.

(C) Except as provided above, the Insurance Proceeds collected upon any Insured Casualty shall, at the option of Lender in its discretion, be applied to the payment of the Indebtedness, subject to the provisions of Section 2.6(a), or applied to the cost of Restoration of the affected Mortgaged Property or part thereof subject to the Insured Casualty, in the manner set forth below.

(D) Regardless of whether Insurance Proceeds, if any, are sufficient or are made available to Borrower for the Restoration of any portion of the affected Mortgaged Property, Borrower covenants to complete such Restoration of the affected Mortgaged Property to be of at least comparable value as prior to such damage or destruction, all to be effected in accordance with Legal Requirements and plans and specifications approved in advance by Lender, such approval not to be unreasonably withheld or delayed.

(E) In the event Borrower is entitled to reimbursement out of Insurance Proceeds, such proceeds shall be held by Lender in the Loss Proceeds Account and disbursed from time to time as the Restoration progresses upon Lender being furnished with: (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender; (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration; (3) funds, or, at Lender’s option, assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to the Insurance Proceeds to complete the proposed Restoration; and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing Restoration as Lender may reasonably require and approve. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the work performed for the first half of such work, and one hundred percent (100%) for the remainder of such work (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work). No funds other than Insurance Proceeds shall be disbursed prior to disbursement of such proceeds; and, at all times, the undisbursed balance of such Insurance Proceeds remaining in the Loss Proceeds Account, together with funds deposited therein to pay the costs of the Restoration by or on behalf of Borrower, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration free and clear of all liens or claims for lien, except for Permitted Encumbrances. Any surplus which may remain out of Insurance Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(v) Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement that would be considered “co-insurance” or adversely affect the ability to collect under a policy of insurance required hereunder.

(y) Condemnation.

(i) Borrower shall promptly give Lender written notice of the actual or threatened commencement of any proceeding for a Taking and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender is hereby irrevocably appointed, effective upon the occurrence and during the continuance of an Event of Default, as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Condemnation Proceeds for said Taking. With respect to any compromise or settlement in connection with such proceeding, Lender shall jointly with Borrower compromise and reach settlement unless at the time of such Taking an Event of Default has occurred and is continuing and the Indebtedness has been accelerated, in which event Lender shall compromise and reach settlement without the consent of Borrower. Notwithstanding the foregoing provisions of this Section 5.1(y), Borrower is authorized to negotiate, compromise and settle, without participation by Lender, Condemnation Proceeds of up to $750,000 in connection with any Taking. Notwithstanding any Taking, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement and the other Loan Documents and the Indebtedness shall not be reduced except in accordance herewith.

(ii) Borrower shall cause the Condemnation Proceeds to be paid directly to Lender. Lender may, in its discretion but subject to the provisions of Section 2.6(a), apply any such Condemnation Proceeds not designated and approved for the reconstruction of improvements affected by such Taking as provided below, to the reduction or discharge of the Indebtedness (whether or not then due and payable). Condemnation Proceeds received on account of a temporary Taking shall be deposited by Lender into the Collection Account and treated as Operating Revenues.

(iii) With respect to a Taking in part, which shall mean any Taking which does not render the affected Mortgaged Property physically or economically unsuitable in the reasonable judgment of Lender for the use to which it was devoted prior to the Taking, Borrower shall cause the Condemnation Proceeds to be paid to Lender as described above, and if Lender does not elect to apply the same to the Indebtedness as provided in Section 5.1(y)(ii) above, Lender shall deposit such Condemnation Proceeds in the Loss Proceeds Account and the same shall be made available for application to the cost of Restoration of the affected Mortgaged Property and disbursed from time to time as the Restoration progresses upon Lender being furnished with: (A) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender; (B) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration; (C) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available and sufficient in addition to the Condemnation Proceeds to complete the proposed Restoration; and (D) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing repair, restoration, replacement or rebuilding as Lender may reasonably require and approve.

(iv) Regardless of whether Condemnation Proceeds are sufficient or made available for such purpose, Borrower hereby covenants to complete the Restoration of the affected Mortgaged Property as nearly as possible to the Pre-Existing Condition and to be of at least comparable value and, to the extent commercially practicable, of substantially the same character as prior to the Taking, all to be effected in accordance with applicable law and plans and specifications reasonably approved in advance by Lender. Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Condemnation Proceeds made available pursuant to the terms hereof. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review any request by Borrower for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the work performed for the first half of such work, and one hundred percent (100%) for the remainder of such work (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work); funds other than Condemnation Proceeds shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the repayment of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien. Any surplus which may remain out of Condemnation Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(v) If the affected Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of any such Condemnation Proceeds to which it is entitled hereunder, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to have reserved in any foreclosure decree a right to receive said award or payment, or a portion thereof sufficient to pay the Indebtedness. In no case shall any such application reduce or postpone any payments otherwise required pursuant to this Agreement, other than the final payment on the Note.

(z) Leases and Receipts.

(i) Borrower absolutely and unconditionally assigns to Lender, Borrower’s right, title and interest in all current and future Leases (including the Operating Lease) and Receipts as collateral for the Loan, it being intended by Borrower that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Such assignment to Lender shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise impose any obligation upon Lender. Borrower shall execute and deliver to Lender such additional instruments, in form and substance reasonably satisfactory to Lender, as may hereafter be reasonably requested in writing by Lender to further evidence and confirm such assignment. Nevertheless, subject to the terms of this Section 5.1(z), Lender grants to Borrower a license to maintain, operate and manage the Mortgaged Property and to collect, use and apply the Receipts in accordance with the terms hereof, which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default under this Agreement. Any portion of the Receipts held by Borrower in breach of the provisions hereof shall be held in trust for the benefit of Lender for use in the payment of the Indebtedness. Upon the occurrence of an Event of Default and during the continuance thereof, the license granted to Borrower herein shall automatically be revoked, and Lender shall immediately be entitled to possession of all Receipts, whether or not Lender enters upon or takes control of the Mortgaged Property. Lender is hereby granted and assigned by Borrower the right, at its option, upon revocation of the license granted herein, to enter upon the Mortgaged Property in person, by agent or by court-appointed receiver to collect the Receipts. Any Receipts collected after the revocation of the license may be applied toward payment of the Indebtedness as set forth in Section 2.8 hereof.

(ii) All Leases (other than the Operating Lease) entered into by Borrower shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties. With respect to any Lease (other than the Operating Lease) for space at the Mortgaged Property over 5,000 square feet or for an annual rental payment in excess of $100,000, Borrower shall not enter into such Lease, without the prior written consent of Lender not to be unreasonably withheld. Borrower shall furnish Lender with: (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Lender’s consent is required; and (2) in the case of any other Leases, executed copies of such Leases upon written request. All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this Section 5.1(z)(ii) shall be subject to the prior approval of Lender. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage, and that the lessee agrees to attorn to Lender. If Borrower enters into any Leases, Borrower:

(A) shall observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

(B) shall promptly send copies to Lender of all written notices of default which Borrower shall send or receive thereunder;

(C) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

(D) shall not collect any of the Rents more than one (1) month in advance;

(E) shall not execute any other assignment of lessor’s interest in Leases or Rents; and

(F) shall not convey or transfer or suffer or permit a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

(aa) Maintenance of Mortgaged Property. Borrower shall cause the Mortgaged Property to be maintained in a good and safe condition and repair, subject to wear and tear and damage caused by casualty or condemnation. The Improvements and the Equipment shall not be removed, demolished or altered without the consent of Lender (which consent shall not be unreasonably withheld or delayed), except for: (i) normal replacement of the Equipment; (ii) improvements and replacement of the Equipment contemplated in an Operating Budget; or (iii) removals, demolition or alterations of Equipment that do not cost more than $250,000 with respect to the threshold value of the related Equipment, all of which activities in clauses (i), (ii) and (iii) may be performed without Lender’s consent. Notwithstanding anything set forth herein or in the other Loan Documents to the contrary, Borrower may make such additions, substitutions and/or replacements to the Water Amenities and associated Improvements as Borrower shall determine from time to time, pursuant to the terms of Section 5.1(dd) hereof. Except with respect to an Insured Casualty which shall be governed by the terms and conditions provided herein, Borrower shall promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated. Borrower shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, voluntarily join in, or voluntarily consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting in any material respect the uses which may be made of any Mortgaged Property or any part thereof, except to the extent Borrower is obligated to do so pursuant to law or any Permitted Encumbrance, without the written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned if such discontinuance of abandonment would cause such nonconforming use to no longer be permitted without the express written consent of Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall not: (A) change the over-all use of any of the Land or Improvements in any material respect; (B) permit or suffer to occur any physical waste on or to any Mortgaged Property or to any portion thereof; or (C) take any steps whatsoever to convert any Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management.

(bb) Prohibited Persons. Borrower covenants and agrees to deliver (from time to time) to Lender any certification or other evidence as may be requested by Lender in its discretion, confirming that: (i) neither Borrower, Operating Lessee, Guarantor nor their respective officers, directors, partners, members or majority-owned Affiliates is a Prohibited Person; and (ii) neither Borrower, Operating Lessee nor Guarantor nor their respective officers, directors, partners, members or majority-owned Affiliates has engaged in any business, transaction or dealings with a Person known to Borrower to be a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Person known to Borrower to be a Prohibited Person.

(cc) Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Lien created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law: (i) deducting the Loan from the value of the Collateral for the purpose of taxation; (ii) affecting Lender’s Lien on the Collateral; or (iii) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by realty, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof in excess of those for which Lender would otherwise have been liable had such law not been enacted; provided, however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

(dd) Water Amenities. Nothing contained herein shall prohibit Borrower from making such additions, substitutions and/or replacements to the Water Amenities and associated Improvements as Borrower shall determine from time to time; provided the same either: (A) are provided for in an Operating Budget; or (B) constitute: (1) the improvement of, or the removal and replacement of, existing Water Amenities; or (2) the installation of new Water Amenities, which in any event does not require alterations to the Improvements which would adversely affect the then current operations of the applicable Mortgaged Property, and in any event does not diminish the over-all value of a Mortgaged Property. Notwithstanding the foregoing, Borrower has represented to Lender that it may wish to acquire real estate adjacent to the Sandusky Property and construct an expansion of the Water Facility and other portions of the Sandusky Property (the “Sandusky Expansion”), which expansion, if constructed, shall be a first-class construction project architecturally harmonious with, of at least equal quality of construction with, and adjacent to (and, at Borrower’s option, connecting to) the main building on the Sandusky Property. Borrower shall have the right to acquire real estate adjacent to the Sandusky Property and to construct the Sandusky Expansion subject to the prior reasonable consent of Lender, which consent may be conditioned upon satisfaction of such conditions as Lender may reasonably determine, including, without limitation, that:

(i) No Event of Default shall then exist;

(ii) Any real estate acquired in connection with the Sandusky Expansion shall be subject to the review and reasonable approval of Lender, including, without limitation, with respect to the environmental condition thereof (and Borrower shall deliver such environmental reports and audits as Lender shall reasonably require), soil and engineering conditions, any easements, restrictions or encumbrances thereon, the zoning and other entitlements existing or to be obtained, and other similar real estate “due diligence” matters;

(iii) Any real estate acquired in connection with the Sandusky Expansion shall be acquired and owned by Sandusky Borrower and shall be leased to Sandusky Operating Lessee pursuant to the Sandusky Operating Lease. Concurrently with the acquisition of any real estate in connection with the Sandusky Expansion, such real estate shall be mortgaged to Lender pursuant to documentation substantially similar to the Mortgage and Sandusky Borrower and Borrower shall deliver title insurance with respect thereto (together with such endorsements as Lender shall reasonably require). In addition, Sandusky Operating Lessee shall execute and deliver to Lender such other documents and security instruments in connection therewith as Lender shall reasonably require to ensure the first priority lien of Lender in, on and to such real estate;

(iv) All easements and other similar agreements regarding access, utilities and other related real estate matters shall have been granted (and insured under title insurance) to Lender’s reasonable satisfaction;

(v) The construction of the Sandusky Expansion shall not adversely affect the operations of the Sandusky Property;

(vi) The Sandusky Expansion shall be acquired and constructed solely with funds sourced by Borrower from equity, and not from any Operating Revenues;

(vii) If required by Lender in Lender’s reasonable discretion, Borrower shall either deliver a guaranty of payment from Guarantor or another Person reasonably satisfactory to Lender, in form and substance reasonably satisfactory to Lender, or deposit the funds required for the acquisition and construction of the Sandusky Expansion into an escrow account under the control of Lender, to be disbursed by Lender subject to customary construction disbursement terms and conditions (or Borrower shall have entered into such other similar arrangements with a title company or other Person as Lender shall reasonably require). Such disbursement conditions may include, without limitation: (A) the right of Lender to inspect the Sandusky Expansion to confirm that the work has been completed in accordance with plans and specifications approved by Lender; and (B) the delivery of such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the Sandusky Expansion as Lender may reasonably require and approve;

(viii) Borrower shall provide evidence as Lender may reasonably require from time to time that such funds on deposit shall be sufficient to pay all of the costs of the acquisition and construction of the Sandusky Expansion and to complete the same free and clear of all liens or claims for lien, except for Permitted Encumbrances;

(ix) No Other Borrowings shall be incurred by Borrower or Operating Lessee in connection with the Sandusky Expansion, other than equipment leases and financing leases (subject to the maximum cumulative limits on such matters as set forth in this Agreement);

(x) Borrower shall deliver such endorsements to the title policy as Lender shall reasonably require at the commencement of, during the construction of, and following completion of, the Sandusky Expansion;

(xi) The plans and specifications, budget and schedule for the Sandusky Expansion (and any material modifications to any of the foregoing) shall be subject to Lender’s reasonable approval.

(xii) Borrower shall provide reasonable evidence and assurances that the Sandusky Expansion shall be shall be constructed in accordance with all Legal Requirements, including all applicable zoning laws and any special use permits governing the Sandusky Property;

(xiii) Borrower shall deliver evidence of insurance coverage with respect to any real estate acquired in connection with the Sandusky Expansion and in connection with the construction of the Sandusky Expansion as Lender shall reasonably require;

(xiv) Borrower shall provide a completion guaranty with respect to the Sandusky Expansion, from Guarantor or another Person reasonably satisfactory to Lender, in form and substance reasonably satisfactory to Lender;

(xv) Borrower shall execute such other customary documents and instruments as Lender shall reasonably require in connection with the Sandusky Expansion (and each Guarantor shall consent in writing thereto and reaffirm its obligations under the Loan Documents to which it is a party);

(xvi) The Sandusky Construction shall be performed in accordance with all applicable provisions of the Loan Documents;

(xvii) Borrower shall furnish to Lender, at Borrower’s sole expense, a survey of any real estate acquired in connection with the Sandusky Expansion, together with an updated as-built survey of all of the Sandusky Property following the completion of the Sandusky Expansion;

(xviii) If the Loan has been involved in a Secondary Market Transaction, Borrower shall comply in all respects with all Rating Agency criteria applicable at the time, which may include, if required: (A) a Rating Confirmation; and/or (B) a legal opinion to the effect that, if the Loan were in a real estate mortgage investment conduit (“REMIC”)(as such term is defined in Section 860D(a) of the Code) pool (“REMIC Pool”), the addition of the additional real estate to the collateral (and/or the construction of the Sandusky Expansion) shall not cause: (1) the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code; (2) any failure of any REMIC Pool to qualify as REMIC for federal income tax purposes; or (3) the imposition of any tax upon any REMIC Pool or any of such REMIC Pool’s assets, including, without limitation, any tax on prohibited “transactions” imposed under Section 860F(a)(2) of the Code; and

(xix) Borrower shall pay for the costs of preparing and recording the applicable Mortgage documents, any other Loan modification documents reasonably required by Lender, all survey charges and costs, all environmental audits and reports, soil reports and environmental reports, all title premiums and costs, construction escrow costs, mortgage taxes (if applicable), and all reasonable out-of-pocket costs, fees, and expenses incurred by Lender in connection with the Sandusky Expansion, including, but not limited to, in connection with the preparation, negotiation and review of any and all documents, instruments and materials required hereby, together with Lender’s reasonable attorneys’ fees and expenses.

(ee) Tall Pines Agreement. Borrower hereby represents and warrants that, to its Actual Knowledge: (a) the Tall Pines Agreement has not been amended or modified; (b) Borrower has delivered a true, correct and complete copy of the Tall Pines Agreement to Lender prior to the Closing Date; (b) the Tall Pines Agreement contains the complete agreement of Great Lakes and Tall Pines with respect to the Mortgaged Property; (c) the Tall Pines Agreement is in full force and effect, and there exists no default by any party thereunder, nor any event that after the giving of notice or the passage of time (or both) would constitute a default by any party thereunder; and (d) none of the Confidential Information (as defined in the Tall Pines Agreement) is required or necessary for the ownership, use, management or operation of the Mortgaged Property. Without limitation of any other indemnity set forth in this Agreement, Borrower shall indemnify, reimburse, defend, and hold harmless the Indemnified Parties for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative, lost opportunity and similar costs of Lender)), asserted against, resulting to, imposed on, or incurred by any Indemnified Party, directly or indirectly, in connection with any of the following: (i) any claim, suit or action by Tall Pines claiming or alleging that Lender (or any successor or assign of Lender) is liable for any act, omission or breach of the Tall Pines Agreement by Great Lakes (or any other Person other than Lender or such successor or assign); (ii) any claim, suit or action by Tall Pines claiming or alleging that Lender (or any successor or assign of Lender) is required to pay any Development Fees with respect to any other Developments (as defined in the Tall Pines Agreement) other than with respect to the Mortgaged Property from and after (but not prior to) the date of Lender’s (or such successor or assign’s) acquisition of title to the Mortgaged Property; (iii) any claim, suit or action by Tall Pines claiming or alleging that Lender (or any successor or assign of Lender) is not released and discharged from all liability accruing under the Tall Pines Agreement following Lender’s (or such successor or assign’s) transfer of the Mortgaged Property (but not for liability accruing during such transferor’s period of ownership of the Mortgaged Property); and (iv) provided Lender (or its successor or assign) satisfies Great Lakes’ payment obligations under the Tall Pines Agreement, any exercise of any remedies under the Tall Pines Agreement by Tall Pines against Great Lakes or any other party that materially interferes with or disturbs Lender’s (or its successors or assigns) ownership or possession of the Mortgaged Property (including any claim for damages or other monetary relief against Lender or its successors or assigns).

ARTICLE VI.

NEGATIVE COVENANTS

Section 6.1. Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

(a) Liens on the Mortgaged Property. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, except as permitted by Section 5.1(b) above, any Lien with respect to any Mortgaged Property or any portion thereof, except: (i) Liens in favor of Lender; and (ii) the Permitted Encumbrances.

(b) Ownership. Except as expressly permitted by or pursuant to this Agreement or the other Loan Documents, own any property of any kind other than the Mortgaged Property.

(c) Other Borrowings. Incur, create, assume, become or be liable in any manner with respect to Other Borrowings, or permit Operating Lessee to incur, create, assume, become or be liable in any manner with respect to Other Borrowings, except as may otherwise be expressly permitted hereunder.

(d) Dissolution; Merger or Consolidation. Dissolve, terminate, liquidate, merge with or consolidate into another Person, or permit Operating Lessee to dissolve, terminate, liquidate, merge with or consolidate into another Person.

(e) Change In Business. Make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business (or permit Operating Lessee to do any of the foregoing).

(f) Debt Cancellation. (i) Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business; or (ii) permit Operating Lessee to cancel or otherwise forgive or release any material claim or debt owed to Operating Lessee by any Person, except for adequate consideration or in the ordinary course of Operating Lessee’s business.

(g) Affiliate Transactions. Except for fees payable to Manager under the Management and License Agreement: (i) pay (or permit Operating Lessee to pay) any management, consulting, director or similar fees to any Affiliate of Borrower or to any director or manager (other than any customary fees of the Independent Director), officer or employee of Borrower; (ii) directly or indirectly enter into (or permit Operating Lessee to enter into) any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or with any director, officer or employee of any Affiliate of Borrower, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower (or Operating Lessee) and upon fair and reasonable terms which are no less favorable to Borrower (or Operating Lessee) than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower; or (iii) except as permitted under the Manager’s Subordination, make any payment or permit any payment to be made to any Affiliate of Borrower when or as to any time when any Event of Default shall exist.

(h) Creation of Easements. Except as expressly permitted by or pursuant to the Mortgage or this Agreement, create, or permit any Mortgaged Property or any part thereof to become subject to, any easement or restrictive covenant, other than a Permitted Encumbrance, provided, that the consent of Lender shall not be unreasonably withheld or delayed to the extent that any such easement or restrictive covenant is reasonably necessary or beneficial with respect to the continued use, enjoyment, access to or operation of the applicable Mortgaged Property.

(i) Misapplication of Funds. Distribute (or permit the distribution of) any Receipts or Moneys received from Accounts in violation of the provisions of Section 2.12, or fail to pay over (or require to be paid over) to Lender, if an Event of Default exists, any and all Advance Bookings Deposits, or misappropriate any Advance Bookings Deposit or portion thereof.

(j) Certain Restrictions. Enter into any agreement that expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

(k) Assignment of Licenses and Permits. Assign or transfer any of its (or Operating Lessee’s) interest in any Permits pertaining to any Mortgaged Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any Mortgaged Property.

(l) Place of Organization. Change its jurisdiction of organization, creation or formation, as applicable, or permit Operating Lessee to do any of the foregoing, without giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(m) Tall Pines Agreement; Operating Lease. Amend or modify in any material respect or cancel (or cause or permit the same to occur), any Operating Lease or, to the extent it relates to the Mortgaged Property in any material manner, the Tall Pines Agreement.

(n) Management and License Agreement. Except in accordance with this Agreement: (i) terminate or cancel (or permit Operating Lessee to terminate or cancel) the Management and License Agreement; (ii) consent (or permit Operating Lessee to consent) to either the reduction of the term of or the assignment of the Management and License Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management and License Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release (or permit Operating Lessee to do any of the foregoing) any of its (or Operating Lessee’s) rights and remedies under, the Management and License Agreement in any material respect.

(o) Plans and Welfare Plans. Knowingly engage in or permit any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than: (i) coverage mandated by applicable law; (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise; or (iii) severance benefits, permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA or adopt, materially amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, materially amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for adoptions, amendments or increases in the ordinary course of business that, in the aggregate, do not result in a Material Adverse Effect.

(p) Transfer of Mortgaged Property or Ownership Interests. Permit any Transfer to occur, other than a Permitted Transfer. Notwithstanding the foregoing, Lender shall not unreasonably withhold its consent to a transfer, assignment or sale (but not a pledge, mortgage, assignment, encumbrance or other transfer as security for an obligation) and that is not otherwise a Permitted Transfer; provided, Borrower satisfies each of the conditions set forth in Sections (c) and (d) of the definition of “Permitted Transfer” and further provided that Lender reserves the right to condition such consent upon: (i) delivery of a modification of the terms hereof, the Note, the Mortgage or the other Loan Documents; (ii) an assumption of this Agreement, the Note, the Mortgage and the other Loan Documents as so modified by the proposed transferee, in form reasonably acceptable to Lender; (iii) payment of all of fees and expenses incurred in connection with such Transfer including the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (iv) the payment of an assumption fee equal to one percent (1%) of the outstanding principal balance of the Loan; (v) evidence reasonably satisfactory to Lender of the proposed transferee’s continued compliance with the representations and covenants set forth in this Agreement and the other; (vi) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower and such transferee, and their shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; (vii) confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current ratings assigned to any securities in a Securitization; (viii) the delivery of evidence satisfactory to Lender that the transferee is a Qualified Transferee; (ix) the substitution of indemnitors and guarantors under the Guaranty of Nonrecourse Obligations and Environmental Indemnity Agreement acceptable to Lender in Lender’s sole and absolute discretion and, if acceptable to Lender in Lender’s sole and absolute discretion, the release of Guarantor in respect of any liabilities thereunder accruing subsequent to such substitution; and (ix) such other conditions as Lender shall determine in its reasonable discretion to be necessary to verify the creditworthiness, reputation and qualifications of the transferee and guarantors with respect to the Loan and the Mortgaged Property.

(q) Equipment and Inventory. Except pursuant to the Management and License Agreement or as otherwise permitted under Section 5.1(aa), permit any Equipment owned by Borrower or Operating Lessee or any of its or their Affiliates to be removed at any time from any Mortgaged Property unless the removed item is consumed or sold in the usual and customary course of business, removed temporarily for maintenance and repair or, if removed permanently, replaced by an article of equivalent suitability and not materially less value, owned by Borrower or Operating Lessee free and clear of any Lien (other than Permitted Encumbrances).

(r) Management Fees. Pay (or permit Operating Lessee to pay) Borrower or any Affiliate of Borrower any management fees with respect to the Mortgaged Property, except for management fees paid to Manager under the Management and License Agreement.

(s) Prohibited Persons. With respect to Borrower, Operating Lessee, Guarantor and any of their respective officers, directors, partners, members or majority-owned Affiliates: (i) conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

(t) Name; Non-Competition. (i) Change (or permit Operating Lessee to change) the name under which the Mortgaged Property is operated from “Great Wolf Lodge” or another name consistent with the names then currently utilized by Great Wolf in its family of other lodges (except Lender shall not unreasonably withhold or delay its approval of a name change which CNL and Manager both deem necessary or desirable for the continued operation of the Mortgaged Property and Great Wolf’s business); or (ii) make, suffer or permit any change in franchise of “flag” or brand or other affiliation of the Mortgaged Property without the prior written approval of Lender (in its sole and absolute discretion) and, if a new Management and License Agreement is to be executed, approval thereof by the Rating Agencies (and delivery of a Rating Confirmation, if applicable); or (iii) suffer or permit, by its Affiliates, Manager or any Guarantor or any of their respective Affiliates, under any license, franchise, concession or permission of any kind granted by any of its Affiliates, Manager or any Guarantor or any of their respective Affiliates, an Additional Resort Event to occur.

ARTICLE VII.

EVENT OF DEFAULT

Section 7.1. Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a) if on any Payment Date Borrower fails to pay any Monthly Debt Service Payment due and payable on such Payment Date, or if Borrower fails to make any scheduled deposits into the Reserve Accounts when due and payable in accordance with the provisions hereof;

(b) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c) if Borrower fails to pay or deposit any other amount payable or required to be deposited pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Lender delivers written notice thereof to Borrower;

(d) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower, Operating Lessee, Manager or Guarantor in connection with this Agreement, the Note or any other Loan Document executed and delivered by Borrower, Operating Lessee, Manager or Guarantor shall be materially false or materially misleading as of the date such representation or warranty was made (or if such representation or warranty relates to an earlier date, then as of such earlier date);

(e) if any Borrower, Operating Lessee or Guarantor makes an assignment for the benefit of creditors;

(f) if a receiver, liquidator or trustee shall be appointed for any Borrower, Operating Lessee or Guarantor or if any Borrower, Operating Lessee or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by any Borrower, Operating Lessee or Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, Operating Lessee or Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower, Operating Lessee or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if any Borrower, Operating Lessee or Guarantor shall generally not be paying its debts as they become due;

(g) if: (i) Borrower defaults beyond any applicable notice and cure period under the Management and License Agreement, Operating Lease or any Material Agreement (other than the Unit Management Agreements); (ii) Operating Lessee defaults beyond any applicable notice and cure period under the Operating Lease; (iii) Great Lakes defaults beyond any applicable notice and cure period under the Tall Pines Agreement (as it relates to the Mortgaged Property); or (iv) without Lender’s prior written consent: (A) there is any material change in or amendment to the Operating Lease, Management and License Agreement, Tall Pines Agreement (as it relates to the Mortgaged Property) or any other Material Agreement (other than the Unit Management Agreements), without the prior written consent of Lender; or (B) there is a cancellation, expiration, surrender or termination, for any reason, of the Management and License Agreement, Operating Lease, Tall Pines Agreement (as it relates to the Mortgaged Property) or other Material Agreement (other than the Unit Management Agreements);

(h) if Borrower ceases to operate a hotel and water park resort on the Mortgaged Property or terminates such business for any reason whatsoever (other than cessation in connection with any casualty or any renovations to the Mortgaged Property or restoration of the Mortgaged Property after fire or other casualty, or force majeure causes, or taking by a governmental authority having jurisdiction over the Mortgaged Property);

(i) If: (i) Borrower fails to provide Lender (to the extent not previously provided to Lender) with written evidence of receipt of all material required permits and licenses (including, without limitation, food and other beverage licenses) in connection with Borrower’s ownership and operation of the Property within thirty (30) days after Lender’s written request therefor; or (ii) any material required permit(s) and licenses (other than any liquor licenses) for the operation of the Mortgaged Property as a full service first class hotel and water park resort shall be revoked or terminated or expire, or food can no longer be legally sold at the Mortgaged Property, in any such case, for a period of longer than sixty (60) days; or

(j) if any Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer occurs, other than a Permitted Transfer or otherwise in accordance with or as permitted under this Agreement;

(k) if any provision of the Organizational Agreement affecting the purpose for which Borrower or Operating Lessee is formed is amended or modified in any material respect which is reasonably likely to adversely affect Lender, or if Borrower or Operating Lessee fails to perform or enforce the provisions of the Organizational Agreement and such failure has a Material Adverse Effect or attempts to dissolve Borrower or Operating Lessee without Lender’s consent;

(l) if an Event of Default as defined or described in the Note or any other Loan Document occurs, whether as to Borrower, Operating Lessee or the Mortgaged Property or any portion thereof;

(m) if any of the assumptions made with respect to Borrower, Operating Lessee, Manager and their Affiliates in that certain substantive non-consolidation opinion letter dated as of (or on or about) the Closing Date and delivered in connection with the Loan is not true and correct in all material respects;

(n) if Borrower fails to maintain any insurance required to be maintained pursuant to Section 5.1(x) hereof; and

(o) if Borrower or Operating Lessee shall fail to perform any of the terms, covenants or conditions of this Agreement, the Note, the Mortgage or the other Loan Documents, other than as specifically otherwise referred to above in this definition of “Event of Default,” for ten (10) days after notice to Borrower from Lender or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money (other than Events of Default pursuant to Sections 7.1(a) and 7.1(b) above, as to which the grace period, if any, set forth therein is applicable), or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and such Borrower or Operating Lessee shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional sixty (60) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Lender or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents, or at law or in equity, take such action, without further notice or demand, as Lender or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and Operating Lessee and in and to all or any portion of the Collateral, and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Operating Lessee and/or the Collateral (including, without limitation, all rights or remedies available at law or in equity). In addition to and without limiting the foregoing, upon the occurrence of any Event of Default described in any of Sections 7.1(e) or (f), the unpaid principal amount of and accrued interest and fees on the Loan and all other Indebtedness shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon and at any time after the occurrence of any other Event of Default, at the option of Lender, which may be exercised without notice or demand to anyone, all or any portion of the Loan and other Indebtedness shall immediately become due and payable.

Section 7.2. Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower or Operating Lessee, or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b) In the event of the foreclosure or other action by Lender to enforce Lender’s remedies in connection with all or any portion of the Collateral, Lender shall apply all Net Proceeds received to repay the Indebtedness in accordance with Section 2.8, the Indebtedness (as selected by Lender in its discretion) shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that the Loan shall be deemed to have been repaid only to the extent of the Net Proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of this Agreement after payment by Borrower of all Transaction Costs and costs of enforcement.

(c) Upon and during the continuation of an Event of Default, Lender shall have the right, but not the obligation, with respect to any and all bankruptcy proceedings that are now or hereafter commenced in connection with the Mortgaged Property, to: (i) vote to accept or reject any plans of reorganization; (ii) vote in any election of a trustee; (iii) elect the treatment of secured claims as specified in Section 1111(b) of the Bankruptcy Code; and (iv) make any other decisions requested of holders of claims or interests that Borrower would have had the right to do in such bankruptcy proceedings in the absence of an Event of Default.

(d) Upon the request of Lender (or its nominees and successors and assigns) in connection with a foreclosure, deed in lieu of foreclosure of other acquisition of the Mortgaged Property or any part thereof resulting from an Event of Default, Borrower shall, and shall cause Operating Lessee and Manager to, cooperate with Lender (and its nominees and successors and assigns) in: (i) the transfer to Lender (or such nominee, successor or assign) of any licenses and permits (including, without limitation, but only to the extent permitted by law, liquor licenses and subject to the provisions of the Manager’s Subordination, the licenses under the Management and License Agreement necessary or appropriate for the operation of the Mortgaged Property; (ii) the obtaining by Lender (or such nominee, successor or assign) of any licenses and permits (including without limitation liquor licenses and licenses under the Management and License Agreement) necessary or appropriate for the operation of the Mortgaged Property; and (iii) the continuation by Borrower, Operating Lessee and Manager, as applicable, of any existing licenses and permits (including without limitation liquor licenses) and/or arrangements for liquor sales and service to be conducted by third party venders, under catering licenses or otherwise, until new licenses and permits are obtained.

Section 7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower or Operating Lessee, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Subject to Section 9.24, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

Section 7.4. Intentionally Omitted.

Section 7.5. Curative Advances. If any Event of Default occurs, then Lender may expend such sums as either shall reasonably deem appropriate in connection with the matters giving rise to such Event of Default. Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

ARTICLE VIII.

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 8.1. Applicable to Borrower and any SPC Party. Borrower hereby acknowledges that, as a condition of Lender’s agreements and performance of its obligations hereunder, Lender is relying on the status of Borrower and any SPC Party as legal entities separate and apart from any Affiliate or other entity and has required that Borrower and any SPC Party maintain such status, and Lender hereby acknowledges such reliance and requirement. Accordingly, each Borrower hereby represents, warrants and covenants as of the Closing Date and until such time as the Loan is paid in full, that absent express advance written waiver from Lender, which may be withheld at Lender’s discretion, each Borrower and each SPC Party (it being understood and agreed that these provisions shall not apply to any owner of a direct or indirect interest in Borrower other than any SPC Party):

(a) was and will be organized solely for the purpose of owning and operating the Mortgaged Property, or in the case of any SPC Party, acting as the general partner of Borrower;

(b) has not owned, does not own and will not own or acquire any assets other than the Mortgaged Property (including incidental personal property necessary for the operation thereof and proceeds therefrom), or in the case of any SPC Party, its general partnership interest in Borrower;

(c) was not engaged, is not engaged and will not engage in any business, directly or indirectly, other than the ownership, development, management, leasing and operation of the Mortgaged Property (including expansions or renovations to the Mortgaged Property permitted hereunder and financing of the Mortgaged Property through obtaining the Loan);

(d) except as otherwise permitted under the Loan Documents, shall not (i) merge into or consolidate with any Person, (ii) dissolve, terminate, liquidate in whole or in part, (iii) transfer or otherwise dispose of all or substantially all of its assets, or (iv) change its legal structure without the prior written consent of Lender;

(e) has not failed and shall not fail to observe all organizational and partnership or limited liability company formalities, as applicable, and has not failed and shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable legal requirements of the jurisdiction of its organization or formation, and has not failed and shall not fail to be qualified to do business in all states necessary to carry on its business, including the state in which the Mortgaged Property is located, and shall not amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(f) has not and, except as otherwise permitted by the Loan Documents, shall not own any subsidiary and has not made and will not make any investment in any other Person (other than each SPC Party’s general partnership interest in the Dells Borrower or the Sandusky Borrower);

(g) has not and, except as expressly permitted under the Loan Documents, will not commingle its funds or assets with the funds or assets of any other Person;

(h) has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than: (i) the Loan; (ii) trade and operational indebtedness not evidenced by a promissory note incurred in the ordinary course of business with trade creditors in connection with owning, operating and maintaining the Mortgaged Property, and customarily paid by Borrower within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding; and (iii) equipment financing leases and purchase money debt for equipment, in each case incurred in the ordinary course of business in connection with the use, financing or purchase of equipment used on the Mortgaged Property, the payments upon which are made currently and in any event prior to delinquency, provided, that: (A) the aggregate capitalized amount of all such permitted financing leases plus the aggregate amount of all such permitted purchase money debt shall not exceed $100,000 at any time or require payments aggregating in excess of $300,000 (except such amounts may be increased to reflect the increases in the Consumer Price Index (expressed as percentage) as measured over the calendar year that the Loan closed); and (B) the aggregate outstanding amount of: (1) all trade payables described in clause (ii) above; plus (2) the aggregate capitalized amount of all permitted financing leases plus the aggregate amount of all permitted purchase money debt described in clause (iii) above, shall not at any time be in excess of two percent (2%) of the Principal Indebtedness.

(i) has not failed and will not fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents as official records and separate and apart from those of any other Person; except that such Borrower’s or SPC Party’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided, that such Borrower or SPC Party is properly reflected and treated as a separate entity in such consolidated financial statements of such Affiliate;

(j) (other than the limited partnership agreement of Borrower with respect to each SPC Party) has not entered into and will not enter into any contract or agreement with any partner, member, shareholder, principal, guarantor of the obligations of Borrower or any Affiliate of the foregoing, except in the ordinary course of business pursuant to written agreements upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties;

(k) has maintained and shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(l) has not, does not and, except as otherwise permitted under the Loan Documents, will not (i) assume, guaranty or become obligated for the debts of any other Person (other than (A) with respect to Dells Borrower, any commercially reasonably guaranty of the

Dells Operating Lessee’s obligations under the Management and License Agreement or similar agreement related to the operation and management of the Mortgaged Property, which is consented to by Lender, and (B) with respect to Sandusky Borrower, any commercially reasonably guaranty of the Sandusky Operating Lessee’s obligations under the Management and License Agreement or similar agreement related to the operation and management of the Mortgaged Property, which is consented to by Lender), hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold outs its credit as being available to satisfy the obligations of any other Person, or (ii) authorize or provide its consent to any Affiliate to assume, guaranty or become obligated for the debts of Borrower or SPC Party, hold itself out to be responsible for the debts of Borrower or SPC Party, or otherwise pledge its assets for the benefit of Borrower or SPC Party or hold out its credit as being available to satisfy the obligations of the Borrower or SPC Party;

(m) has not made and, except as otherwise permitted under the Loan Documents, will not make any loans or advances to any Person or hold evidence of indebtedness issued by any other Person;

(n) has filed and will file either its own tax returns or, if such Borrower or SPC Party is a so-called “disregarded entity” under applicable law for tax purposes and is required or permitted to be included in the consolidated tax return of another entity, a consolidated federal income tax return;

(o) has been and will be, and at all times has held and will hold itself out to the public as a legal entity separate and distinct from any other Person (and not as a division or part of any other Person), and has and will conduct its business solely in its own name, and has not failed and will not fail to correct any known misunderstanding regarding its separate identity;

(p) has not failed to and, as of the Closing Date, reasonably expects to continue to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(q) to the extent Borrower or SPC Party has or requires an office, will maintain an office through which its business shall be conducted separate and apart from that of any of its Affiliates, and has and shall fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses, and shall use separate stationery, invoices and checks. The stationery, invoices and checks utilized to collect Borrower’s or SPC Party’s funds or pay Borrower’s or SPC Party’s expenses shall bear Borrower’s or SPC Party’s own name, as applicable, and shall not bear the name of any other entity unless such entity is clearly designated as being Borrower’s or SPC Party’s agent;

(r) has remained and, as of the Closing Date, reasonably expects to remain solvent and has paid and shall pay its own liabilities and expenses (including, without limitation, salaries of its own employees, if any) only from its own funds;

(s) has not and shall not acquire obligations or securities of its partners, members, shareholders of other Affiliates, as applicable or have its obligations guaranteed by any Affiliate, except as contemplated by the Loan Documents;

(t) shall not violate or cause to be violated, in any material respects, the assumptions made with respect to it and its principals in the opinion letter pertaining to substantive consolidation delivered pursuant hereto;

(u) has not failed and shall not fail to hold its assets in its own name;

(v) with respect to Borrower, has caused and shall cause its limited partners, SPC Party and all other representatives of Borrower to act at all times, with respect to Borrower, consistently and in the best interests of Borrower;

(w) has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(x) Borrower shall be a limited partnership whose general partner complies with the following:

(i) each general partner (each, an “SPC Party”) shall be a Delaware single member limited liability company whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 8.1 as if such representation, warranty or covenant was made directly by such SPC Party. The limited liability company agreement of each such SPC Party (the “SPC Party Organizational Documents”) shall incorporate the provisions of this Section 8.1 and require that the directors/managers of such SPC Party consider the interests of the creditors of such SPC Party in connection with all corporate decisions and actions.

(ii) Borrower shall at all times cause there to be at least two (2) springing members of the SPC Party which, upon the dissolution of the SPC Single Member (as hereinafter defined) or the withdrawal or the disassociation of the SPC Single Member from the SPC Party, shall immediately become the members of the SPC Party.

(iii) Borrower shall at all times cause there to be at least two (2) Independent Directors of the SPC Party.

(iv) Borrower’s limited partnership agreement shall provide that the unanimous written consent of all of the partners of Borrower and the written consent of each of the Independent Directors (which shall be required in order for the SPC Party to take such action under the terms of Borrower’s limited partnership agreement and the SPC Party’s Organizational Documents) will be required in order for Borrower to (A) file or consent to the institution of bankruptcy or insolvency proceedings against Borrower or the filing of any petition, either voluntary or involuntary, to take advantage of any applicable federal or state law relating to bankruptcy, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official of Borrower or a substantial part of Borrower’s property, (C) take any action that might cause such entity to become insolvent or otherwise seek any relief under any laws relating to the relief of debts or the protection of creditors generally, (D) make an assignment for the benefit of creditors, (E) admit in writing Borrower’s inability to pay its debts generally as they become due, or any similar action, or (F) take action in furtherance of any of the foregoing actions.

(v) The SPC Party’s Organizational Documents shall provide that the affirmative vote and written consent of the member of SPC Party and the board of managers of the SPC Party, including the affirmative vote of the Independent Directors (which shall be required in order for the SPC Party to take such action under the terms of the SPC Party’s Organizational Documents) will be required in order for the SPC Party to (A) file or consent to the institution of bankruptcy or insolvency proceedings against the SPC Party or the filing of any petition, either voluntary or involuntary, to take advantage of any applicable federal or state law relating to bankruptcy, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official of the SPC Party or a substantial part of the SPC Party’s property, (C) take any action that might cause such entity to become insolvent or otherwise seek any relief under any laws relating to the relief of debts or the protection of creditors generally, (D) make an assignment for the benefit of creditors, (E) admit in writing the SPC Party’s inability to pay its debts generally as they become due, or any similar action, or (F) take action in furtherance of any of the foregoing actions.

(vi) The SPC Party shall not cause or permit the board of directors/managers of the SPC Party to take any action which, under the terms of any certificate of formation, limited liability company agreement or any voting trust agreement with respect to any common stock or membership interests, requires the vote of the board of directors/managers of the SPC Party unless at the time of such action there shall be at two (2) members of such board of directors/managers who are Independent Directors.

(vii) Borrower shall cause reputable Delaware counsel reasonably acceptable to Lender (the “Delaware Law Firm”) to deliver to Lender an opinion letter reasonably satisfactory to Lender whereby the Delaware Law Firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions reasonably acceptable to Lender), among other requirements of Lender, that: (1) the unanimous consent of the single member of the SPC Party (the “SPC Single Member”) and the Independent Directors are required in order for SPC Party to file a voluntary bankruptcy petition; (2) the provision in SPC Party’s Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against SPC Single Member; (3) the bankruptcy of SPC Single Member will not cause SPC Party to be dissolved; (4) no creditor of SPC Single Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, SPC Party’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of Borrower.

(y) Borrower has complied and will comply with the separateness provisions of Borrower’s limited partnership agreement since Borrower’s limited partnership agreement was executed and delivered, and with the laws of the state of its formation relating to limited partnerships and each SPC Party has complied and will comply with the separateness provisions of the SPC Party’s Organizational Documents since such SPC Party’s Organizational Documents were executed and delivered, and with the laws of the state of its formation relating to limited liability companies; and

(z) Borrower’s limited partnership agreement and the SPC Party’s Organizational Documents, shall at all times continue to provide that it shall not cause, permit, or empower any Person to consolidate or merge Borrower or the SPC Party (as applicable) into any other entity.

Section 8.2. Applicable to Operating Lessee and Operating Lessee General Partner. Borrower hereby acknowledges that, as a condition of Lender’s agreements and performance of its obligations hereunder, Lender is relying on the status of Operating Lessee and Operating Lessee General Partner as legal entities separate and apart from any Affiliate or other entity and has required that Operating Lessee and Operating Lessee General Partner maintain such status, and Lender hereby acknowledges such reliance and requirement. Accordingly, Borrower hereby represents, warrants and covenants as of the Closing Date and until such time as the Loan is paid in full, that absent express advance written waiver from Lender, which may be withheld at Lender’s discretion, each Operating Lessee and each Operating Lessee General Partner:

(a) was and will be, as to Operating Lessee, organized solely for the purpose acting as the tenant under its respective Operating Lease and acting as the “Owner” under its respective Management and License Agreement, or as to Operating Lessee General Partner, acting as the general partner of Operating Lessee;

(b) has not owned, does not own and will not own or acquire any assets other than, as to Operating Lessee, it leasehold interest in the Mortgaged Property (including incidental personal property necessary for the operation thereof and proceeds therefrom) or as to Operating Lessee General Partner, its general partnership interest in Operating Lessee;

(c) was not engaged, is not engaged and will not engage in any business, directly or indirectly, other than the leasing of the Mortgaged Property pursuant to its respective Operating Lease and acting as the “Owner” under its respective Management and License Agreement;

(d) except as otherwise permitted under the Loan Documents, shall not (i) merge into or consolidate with any Person, (ii) dissolve, terminate, liquidate in whole or in part, (iii) transfer or otherwise dispose of all or substantially all of its assets, or (iv) change its legal structure without the prior written consent of Lender;

(e) has not failed and shall not fail to observe all organizational and partnership or limited liability company formalities, as applicable, and has not failed and shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable legal requirements of the jurisdiction of its organization or formation, and has not failed and shall not fail to be qualified to do business in all states necessary to carry on its business, including the state in which the Mortgaged Property is located, and shall not amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(f) has not and, except as otherwise permitted by the Loan Documents, shall not own any subsidiary and has not made and will not make any investment in any other Person (other than Operating Lessee General Partner’s general partnership interest in the Dells Operating Lessee or the Sandusky Operating Lessee);

(g) has not and, except as expressly permitted under the Loan Documents, will not commingle its funds or assets with the funds or assets of any other Person;

(h) has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than: (i) trade and operational indebtedness not evidenced by a promissory note incurred in the ordinary course of business with trade creditors in connection with operating and maintaining the Mortgaged Property, and customarily paid by Operating Lessee within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding; and (ii) equipment financing leases and purchase money debt for equipment, in each case incurred in the ordinary course of business in connection with the use, financing or purchase of equipment used on the Mortgaged Property, the payments upon which are made currently and in any event prior to delinquency, provided, that: (A) the aggregate capitalized amount of all such permitted financing leases plus the aggregate amount of all such permitted purchase money debt shall not exceed $100,000 at any time or require payments aggregating in excess of $300,000 (except such amounts may be increased to reflect the increases in the Consumer Price Index (expressed as percentage) as measured over the calendar year that the Loan closed); and (B) the aggregate outstanding amount of: (1) all trade payables described in clause (i) above; plus (2) the aggregate capitalized amount of all permitted financing leases plus the aggregate amount of all permitted purchase money debt described in clause (ii) above, shall not at any time be in excess of two percent (2%) of the Principal Indebtedness.

(i) has not failed and will not fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents as official records and separate and apart from those of any other Person; except that such Operating Lessee’s or Operating Lessee General Partner’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided, that such Operating Lessee or Operating Lessee General Partner is properly reflected and treated as a separate entity in such consolidated financial statements of such Affiliate;

(j) (other than the limited partnership agreement of Operating Lessee with respect to Operating Lessee General Partner) has not entered into and will not enter into any contract or agreement with any partner, member, shareholder, principal, guarantor of the obligations of Operating Lessee or any Affiliate of the foregoing, except in the ordinary course of business pursuant to written agreements upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties;

(k) has maintained and shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(l) has not, does not and, except as otherwise permitted under the Loan Documents, will not (i) assume, guaranty or become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold outs its credit as being available to satisfy the obligations of any other Person, or (ii) authorize or provide its consent to any Affiliate to assume, guaranty or become obligated for the debts of Operating Lessee or Operating Lessee General Partner, hold itself out to be responsible for the debts of Operating Lessee or Operating Lessee General Partner, or otherwise pledge its assets for the benefit of Operating Lessee or Operating Lessee General Partner or hold out its credit as being available to satisfy the obligations of the Operating Lessee or Operating Lessee General Partner;

(m) has not made and, except as otherwise permitted under the Loan Documents, will not make any loans or advances to any Person or hold evidence of indebtedness issued by any other Person;

(n) has filed and will file either its own tax returns or, if such Operating Lessee or Operating Lessee General Partner is a so-called “disregarded entity” under applicable law for tax purposes and is required or permitted to be included in the consolidated tax return of another entity, a consolidated federal income tax return;

(o) has been and will be, and at all times has held and will hold itself out to the public as a legal entity separate and distinct from any other Person (and not as a division or part of any other Person), and has and will conduct its business solely in its own name, and has not failed and will not fail to correct any known misunderstanding regarding its separate identity;

(p) has not failed to and, as of the Closing Date, reasonably expects to continue to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(q) to the extent Operating Lessee or Operating Lessee General Partner has or requires an office, will maintain an office through which its business shall be conducted separate and apart from that of any of its Affiliates, and has and shall fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses, and shall use separate stationery, invoices and checks. The stationery, invoices and checks utilized to collect Operating Lessee’s or Operating Lessee General Partner’s funds or pay Operating Lessee’s or Operating Lessee General Partner’s expenses shall bear Operating Lessee’s or Operating Lessee General Partner’s own name, as applicable, and shall not bear the name of any other entity unless such entity is clearly designated as being Operating Lessee’s or Operating Lessee General Partner’s agent;

(r) has remained and, as of the Closing Date, reasonably expects to remain solvent and has paid and shall pay its own liabilities and expenses (including, without limitation, salaries of its own employees, if any) only from its own funds;

(s) has not and shall not acquire obligations or securities of its partners, members, shareholders of other Affiliates, as applicable or have its obligations guaranteed by any Affiliate, except as contemplated by the Loan Documents;

(t) shall not violate or cause to be violated, in any material respect, the assumptions made with respect to it and its principals in the opinion letter pertaining to substantive consolidation delivered pursuant hereto;

(u) has not failed and shall not fail to hold its assets in its own name;

(v) with respect to Operating Lessee, has caused and shall cause its limited partners, Operating Lessee General Partner and all other representatives of the Operating Lessee to act at all times, with respect to Operating Lessee, consistently and in the best interests of Operating Lessee;

(w) has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(x) Operating Lessee shall be a limited partnership whose Operating Lessee General Partner complies with the following:

(i) Operating Lessee General Partner shall be a Delaware single member limited liability company whose sole asset is its interest in Operating Lessee and Operating Lessee General Partner will at all times comply, and will cause Operating Lessee to comply, with each of the representations, warranties, and covenants contained in this Section 8.2 as if such representation, warranty or covenant was made directly by Operating Lessee General Partner. The limited liability company agreement of Operating Lessee General Partner (the “Operating Lessee General Partner Organizational Documents”) shall incorporate the provisions of this Section 8.2 and require that the directors/managers of Operating Lessee General Partner consider the interests of the creditors of Operating Lessee General Partner in connection with all corporate decisions and actions.

(ii) Borrower shall at all times cause there to be at least two (2) springing members of Operating Lessee General Partner which, upon the dissolution of the sole member of Operating Lessee General Partner or the withdrawal or the disassociation of the sole member from Operating Lessee General Partner, shall immediately become the members of Operating Lessee General Partner.

(iii) Borrower shall at all times cause there to be at least two (2) Independent Directors of Operating Lessee General Partner.

(iv) Operating Lessee’s limited partnership agreement shall provide that the unanimous written consent of all of the partners of Operating Lessee and the written consent of each of the Independent Directors (which shall be required in order for the Operating Lessee General Partner to take such action under the terms of Operating Lessee’s limited partnership agreement and the Operating Lessee General Partner’s Organizational Documents) will be required in order for Operating Lessee to (A) file or consent to the institution of bankruptcy or insolvency proceedings against Operating Lessee or the filing of any petition, either voluntary or involuntary, to take advantage of any applicable federal or state law relating to bankruptcy, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official of Operating Lessee or a substantial part of Operating Lessee’s property, (C) take any action that might cause such entity to become insolvent or otherwise seek any relief under any laws relating to the relief of debts or the protection of creditors generally, (D) make an assignment for the benefit of creditors, (E) admit in writing Operating Lessee’s inability to pay its debts generally as they become due, or any similar action, or (F) take action in furtherance of any of the foregoing actions.

(v) Operating Lessee General Partner’s Organizational Documents shall provide that the affirmative vote and written consent of the member of Operating Lessee General Partner and the board of managers of Operating Lessee General Partner, including the affirmative vote of the Independent Directors (which shall be required in order for Operating Lessee General Partner to take such action under the terms of Operating Lessee General Partner’s Organizational Documents) will be required in order for the Operating Lessee General Partner to (A) file or consent to the institution of bankruptcy or insolvency proceedings against Operating Lessee General Partner or the filing of any petition, either voluntary or involuntary, to take advantage of any applicable federal or state law relating to bankruptcy, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official of Operating Lessee General Partner or a substantial part of Operating Lessee General Partner’s property, (C) take any action that might cause such entity to become insolvent or otherwise seek any relief under any laws relating to the relief of debts or the protection of creditors generally, (D) make an assignment for the benefit of creditors, (E) admit in writing Operating Lessee General Partner’s inability to pay its debts generally as they become due, or any similar action, or (F) take action in furtherance of any of the foregoing actions.

(vi) Operating Lessee General Partner shall not cause or permit the board of directors/managers of Operating Lessee General Partner to take any action which, under the terms of any certificate of formation, limited liability company agreement or any voting trust agreement with respect to any common stock or membership interests, requires the vote of the board of directors/managers of Operating Lessee General Partner unless at the time of such action there shall be at least one (1) member of such board of directors/managers who is an Independent Director.

(vii) Borrower shall cause the Delaware Law Firm to deliver to Lender an opinion letter reasonably satisfactory to Lender whereby the Delaware Law Firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions reasonably acceptable to Lender), among other requirements of Lender, that: (1) the unanimous consent of the single member of Operating Lessee General Partner and the Independent Director is required in order for Operating Lessee General Partner to file a voluntary bankruptcy petition; (2) the provision in Operating Lessee General Partner’s Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against the sole member of Operating Lessee General Partner; (3) the bankruptcy of the sole member of Operating Lessee General Partner will not cause Operating Lessee General Partner to be dissolved; (4) no creditor of the sole member of Operating Lessee General Partner shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, Operating Lessee General Partner’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of Operating Lessee.

(y) Operating Lessee has complied and will comply with the separateness provisions of the Operating Lessee’s limited partnership agreement since Operating Lessee’s limited partnership agreement was executed and delivered, and with the laws of the state of its formation relating to limited partnerships and Operating Lessee General Partner has complied and will comply with the separateness provisions of the Operating Lessee General Partner’s Organizational Documents since such Operating Lessee General Partner’s Organizational Documents were executed and delivered, and with the laws of the state of its formation relating to limited liability companies; and

(z) Operating Lessee’s limited partnership agreement and the Operating Lessee General Partner’s Organizational Documents, shall at all times continue to provide that it shall not cause, permit, or empower any Person to consolidate or merge Operating Lessee or Operating Lessee General Partner (as applicable) into any other entity.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making the Loan hereunder and the execution and delivery to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 9.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender is entitled to permit, approve or disapprove any action or matter, or any action or matter is to be satisfactory to Lender, or any action or matter is subject to Lender’s determination, option or discretion, the decision of Lender to permit, approve or disapprove, and any such determination by Lender or exercise by Lender of any discretion or option with respect to any action or matter, or to decide whether any action or matter is satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 9.3. Governing Law.

(a) This Agreement was negotiated in New York and made by Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection and enforcement of the liens and security interests created pursuant to each Mortgage and Assignment of Profits and Leases shall be governed by the laws of each State where the Mortgaged Property is located, except that the security interests in Account Collateral shall be governed by the laws of the State of New York or the State where the Account Collateral is held, at the option of Lender.

(b) Borrower hereby consents to the jurisdiction of any federal court or state court in New York, New York or within the county and state in which any Mortgaged Property is located and irrevocably agrees that, subject to Lender’s election, any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement or the other Loan Documents may be instituted and litigated in such courts. Borrower hereby: (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum; and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Borrower does hereby designate and appoint CT Corporation System with an address at 111 Eighth Avenue, New York, NY 10011, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in New York, New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower at its principal executive offices, and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of New York. Borrower: (A) shall give prompt notice to Lender of any change in address of its authorized agent hereunder; (B) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process); and (C) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

Section 9.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan

Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if delivered or sent by: (a) hand delivery; (b) certified or registered United States mail, postage prepaid; (c) nationally recognized overnight delivery service; (d) by facsimile transmission, addressed if to Lender or to Borrower at its applicable address set forth on Schedule 4 hereto, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 9.6; or (e) other than with respect to an amendment or modification, an electronic medium. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three Business Days after mailing; in the case of overnight delivery and facsimile transmission, on the Business Day after the same was sent; or in the case of electronic medium, when confirmed by e-mail. A party receiving a notice which does not comply with the technical requirements for notice under this Section 9.6 may elect to waive any deficiencies and treat the notice as having been properly given. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 9.7. TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 9.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9. Assignment.

(a) Borrower may not sell, assign or transfer any interest in the Loan Documents, or any portion of the foregoing (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder) without Lender’s prior written consent; provided, however, that a Permitted Transfer shall not be deemed a breach of this provision.

(b) Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person, subject to the other applicable provisions of this Agreement. In the event of an assignment by Lender, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original “Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of Lender hereunder and under the other Loan Documents. Liens granted and created in favor of the “Lender” under this Agreement, the Mortgage and the other Loan Documents shall be held, and shall be deemed for all purposes under this Agreement, the Mortgage and the other Loan Documents to be held, by the designated “Lender” as collateral agent for itself as a Lender and as collateral agent for each and every other Lender hereunder and under the other Loan Documents. Without limiting the foregoing, Liens granted and created in favor of NSPL, Inc. under the Loan Documents shall be held, and be deemed for all purposes under the Loan Documents to be held by NSPL, Inc., and its successors and assigns, as collateral agent for itself as a Lender and for each and every other Lender hereunder and under the Loan Documents.

(c) Lender may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of Lender with respect to the Loan as set forth in such servicing agreement. Lender shall promptly notify Borrower if Lender shall elect to appoint or change the servicer, and all notices and other communications from Borrower to Lender shall be delivered to the servicer with a copy concurrently delivered to Lender, and any notice, direction or other communication from the servicer to Borrower shall have the same force and effect as a notice, direction or communication from Lender. The servicer shall be entitled to be reimbursed for any reasonable cost, expense or liability which is incurred by the servicer pursuant to such servicing and administrative duties and which would otherwise be reimbursable to Lender under this Agreement or any other Loan Document in the same manner and to the same extent as if Lender incurred such cost, expense or liability in the first place. The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

Section 9.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.11. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by Lender in accordance with the terms of this Agreement or any other applicable Loan Document. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.12. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 9.13. Consents. In all cases Lender shall conclusively be deemed to be acting reasonably when implementing any applicable appropriate standard or requirement imposed by any applicable Rating Agency in connection with a Securitization, or in refusing or delaying any consent due to the existence of any Event of Default. In no event shall references herein or in the other Loan Documents to the “existence” or “continuance” of an Event of Default imply that any Event of Default, or any Default, once maturing into an Event of Default due to the expiration of any applicable cure period or by operation of this Agreement in the event no cure period is provided hereunder, shall be further susceptible of cure by Borrower or otherwise cease to be an Event of Default in the absence of a written waiver of such Event of Default by Lender. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, it being intended that Borrower’s sole remedy shall be to bring an action for an injunction or specific performance.

Section 9.14. Schedules Incorporated. The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15. Offsets, Counterclaims and Defenses. Any assignee of any of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this Agreement and the other Loan Documents. No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower (or Manager or any Affiliate of Borrower) and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

Section 9.17. Waiver of Marshalling of Assets Defense. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

Section 9.18. Waiver of Counterclaim. To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 9.19. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.20. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 9.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 9.22. Estoppel Certificates. Borrower and Lender hereby agree at any time and from time to time (but not more than four times per year) upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 9.22, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

Section 9.23. Payment of Expenses. Borrower shall pay all Transaction Costs, which shall include, without limitation: (a) reasonable out-of-pocket costs and expenses of Lender in connection with: (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches or amended or replacement Mortgage, UCC financing statements or Collateral Security Instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Mortgaged Property plus reasonable travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Property Condition Assessments and earthquake “maximum probable loss” report and costs and fees incurred in connection with arranging, setting up, servicing and maintaining the Account Collateral); (iii) response to any requests by Borrower, Manager or Operating Lessee (or any Affiliates of the foregoing) for Lender consent or approval of any matter; (iv) except as set forth in this Agreement with respect to any Secondary Market Transaction, the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring or consent relating to any of the Loan Documents; and (v) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Indebtedness; (b) the reasonable fees, expenses and other charges of counsel to Lender or its servicer in connection with all of the foregoing; and (c) Lender’s reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property.

Section 9.24. Non-Recourse. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, but subject in all respects to provisions set forth below, Lender shall not enforce the liability and obligation of Borrower to perform and observe any of its obligations that may be contained in the Note, this Agreement, the Mortgage or any other Loan Document by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Mortgaged Property, or any other Collateral pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Mortgaged Property and in any other Collateral. NOTWITHSTANDING ANYTHING TO THE CONTRARY ABOVE OR ELSEWHERE IN THIS AGREEMENT, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, however:

(a) the provisions of this Section 9.24 and the other provisions of the Loan Documents shall not: (i) constitute a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; (ii) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (iii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage or other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Profits and Leases; (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower (but only to the extent such deficiency judgment is required) in order to fully realize the security granted by the Mortgage and other Loan Documents or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Mortgaged Property or any other Collateral (provided that any such deficiency judgment shall only be enforceable against Borrower to the extent of Borrower’s interest in the Mortgaged Property and other Collateral); (vii) have any applicability whatsoever to or limit the liability of Borrower, Guarantor or other parties under the Guaranty of Non-Recourse Obligations or the Environmental Indemnity Agreement; or (viii) constitute a waiver, release or discharge of any Indebtedness or obligation evidenced by the Note or this Agreement or secured by the Loan Documents, and the same shall continue until paid or discharged in full; and

(b) the provisions of this Section 9.24 and the other provisions of the Loan Documents shall not:

(A) prevent recourse to Borrower and Guarantor, jointly and severally (but, solely as to Guarantor, severally as to such Guarantor’s identified share as set forth in the definition of “Guarantor”), and their respective assets for repayment of the Indebtedness, and Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force or effect, and the Indebtedness shall be fully recourse not only to Borrower but also to Guarantor, in the event: (1) Borrower or Operating Lessee shall file or commence any voluntary bankruptcy, insolvency or similar proceeding, including any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, or Borrower or Operating Lessee shall make an assignment for the benefit of creditors or institute receivership proceedings or similar proceedings with respect to the Mortgaged Property, Borrower, Operating Lessee or Borrower’s or Operating Lessee’s assets; or (2) any such proceedings or petition shall be filed or commenced against Borrower or Operating Lessee by Guarantor, Operating Lessee or Guarantor’s, Operating Lessee’s or Borrower’s Affiliates or agents; or (3) Borrower, Operating Lessee, Guarantor or their respective Affiliates aid, solicit, support or otherwise cooperate or collude to bring about the filing or commencement of any such proceedings or petition against Borrower or Operating Lessee or acquiesce in or fail to contest, any such proceedings or petition;

(B) prevent recourse to Borrower and Guarantor, jointly and severally, (but, solely as to Guarantor, severally as to such Guarantor’s identified share as set forth in the definition of “Guarantor”), and their respective assets, and Borrower and Guarantor shall be fully and personally liable, for any loss, costs, liability, damage or expense (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by Lender or any Indemnified Party related to or arising from any of the following acts committed by or on behalf of Borrower, Operating Lessee, Guarantor or any of their respective Affiliates:

(1)	any fraud on the part of Borrower, Operating Lessee, Guarantor or their respective Affiliates in connection with the Loan;

(2)	any intentional or willful misrepresentation by Borrower, Operating Lessee, Guarantor or their respective Affiliates in connection with the Loan or under any of the Loan Documents or in any reports or certificates furnished pursuant to any Loan Document;

(3)	any misappropriation or misapplication of funds (including Loss Proceeds, Advance Bookings Deposits, Receipts, including Receipts collected in advance, or other Receivables), including any use or application of any thereof in contravention of the Loan Documents;

(4)	additional financing obtained by Borrower or Operating Lessee (whether secured or unsecured) in violation of the terms of the Loan Documents;

(5)	intentional physical waste to the Mortgaged Property, or removal of material Equipment or other Personalty from the Property in violation of the Loan Documents;

(6)	any Transfer occurs in violation of the terms of the Loan Documents;

(7)	any material breach of the provisions of Article VIII of this Agreement occurs;

(8)	all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in enforcing any obligation or liability or in collecting any amount due under this Section 9.24(b), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, which, as to Borrower, is a recourse obligation of Borrower as described in this Section 9.24(b), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, or, as to Guarantor, is a recourse obligation of Guarantor under the Guaranty of Non-Recourse Obligations or the Environmental Indemnity;

(9)	the failure to pay Impositions assessed against the Mortgaged Property to the extent there were sufficient funds available to pay and Lender allows Borrower to apply the same, or the failure to maintain insurance as required under the Loan Documents, or the failure to pay any deductible amount in respect of any insurance maintained in respect of the Mortgaged Property and Lender allows Borrower to apply available Operating Revenues to the same (after application of all other Operating Expenses), or the failure to pay and discharge any mechanic’s or materialman’s Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge and Lender allows Borrower to apply the same;

(10)	If an Event of Default has occurred, and Borrower, Guarantor, Operating Lessee or any Affiliate of any of the foregoing, contests or in any way interferes with, directly or indirectly (collectively, a “Contest”), any foreclosure action or sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (10) shall not apply if Borrower successfully asserts a Contest and obtain a final non-appealable court order as to the same);

(11)	any Legal Requirement mandating the forfeiture by Borrower or Operating Lessee of the Collateral or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or any Affiliate in connection therewith;

(12)	the failure to substantially complete, in accordance with the plans and specifications therefor and the Legal Requirements applicable thereto, the construction of the wave pool at the Dells Property, free of any Liens, claims, suits or other encumbrances with respect, related, arising or resulting thereto or therefrom (except to the extent permitted hereunder); or

(13)	any breach of Borrower’s obligations under the indemnity set forth in Section 5.1(ee).

Section 9.25. Joint and Several Liability. All representations, warranties, covenants (both affirmative and negative) and all other obligations hereunder and under the Loan Documents shall be the joint and several obligation of Dells Borrower and Sandusky Borrower and any default hereunder or under the Loan Documents by any such person or entity shall be deemed a default by all such entities comprising Borrower. The representations, covenants and warranties contained herein and in the Loan Documents shall be read to apply to each of the individual persons and entities comprising Borrower when the context so requires, but a breach of any such representation, covenant or warranty shall be deemed a breach by all such persons and entities and Borrower, entitling Lender to exercise all of its rights and remedies hereunder and under applicable law.

Section 9.26. Contribution Agreement.

(a) As used in this Section 9.26: (i) the “Allocable Amount” of any individual Borrower, as of any date of determination, shall be determined to be an amount equal to one hundred percent (100%) of the maximum amount which could then be claimed against such individual Borrower without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Federal Bankruptcy Code (11 U.S.C. Sec. 101 et seq.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law; and (ii) the term “Allocable Share” shall mean, at the relevant time of calculation with respect to any individual Borrower, a fraction, the numerator of which equals such individual Borrower’s Allocable Amount and the denominator of which equals the Allocable Amounts of both of the individual Borrowers.

(b) To the extent that a payment is made on the Loan by an individual Borrower (an “individual Borrower Payment”) which, taking into account all other individual Borrower Payments then previously or concurrently made by or attributable to any other individual Borrower, exceeds such individual Borrower’s Allocable Share of all such individual Borrower Payments (as such share would then be calculated immediately prior to such individual Borrower Payment), then such individual Borrower shall be entitled to contribution and indemnification from, and to be reimbursed by, the other individual Borrower for the amount of such excess, pro rata based upon their respective Allocable Shares as in effect immediately prior to such individual Borrower Payment. Notwithstanding the foregoing, the individual Borrowers may, as among themselves, provide for an allocation consistent with the foregoing which requires the individual Borrowers which received a direct financial benefit from the Loan Amount in respect of which a payment by an individual Borrower has been made and for which contribution is sought to make contribution payments before the individual Borrowers which did not receive a direct financial benefit are obligated to make contribution payments.

(c) The individual Borrowers acknowledge that the rights of contribution and indemnification hereunder shall constitute an asset in favor of any individual Borrower to which such contribution and indemnification is owing. This Section 9.26 is intended only to define the relative rights of the individual Borrowers, and nothing set forth in this Section 9.26 is intended to or shall impair the obligations of any of the individual Borrowers with respect to its obligations and liabilities to Agent under this Agreement or any of the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

NSPL, INC., a New York corporation

By:	/s/ Angela Vleck
Name:	Angela Vleck
Title:	Vice President

BORROWER:

CNL INCOME GW WI-DEL, LP, a Delaware limited partnership

By:	CNL INCOME GW WI-DEL GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Executive Vice President

CNL INCOME GW SANDUSKY, LP, a Delaware limited partnership

By:	CNL INCOME GW SANDUSKY GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Executive Vice President

SCHEDULE 1

[INTENTIONALLY OMITTED]

SCHEDULE 2

ORGANIZATIONAL CHART

SCHEDULE 3

EXCEPTIONS FOR REPRESENTATIONS AND WARRANTIES

None.

SCHEDULE 4

ADDRESSES FOR NOTICES

If to Borrower:	c/o CNL Income Properties, Inc.
450 South Orange Avenue
Orlando, Florida 32801
Attn: Tammie A. Quinlan, Executive Vice President
Phone: (407) 650-1000
Facsimile: (407) 540-2544
e-mail: tquinlan@cnl.com

With a copy to:	Lowndes Drosdick Doster Kanter & Reed, P.A.
215 N. Eda Drive
Orlando, Florida 32801
Attn: William T. Dymond
Phone: (407) 843-4600
Facsimile: (407) 843-4444
e-mail: william.dymond@lowndes-law.com

If to Lender:	c/o Citigroup Global Markets Realty Corp.
388 Greenwich Street, 19th floor
New York, New York 10013
Attn: Joseph Franzetti
Phone: (212) 816-7328
Facsimile: (212) 816-8299
e-mail: joseph.c.franzetti@citigroup.com

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: John M. Rafkin
Phone: (312) 853-7065
Facsimile: (312) 853-7036
e-mail: jrafkin@sidley.com

SCHEDULE 5

INTELLECTUAL PROPERTY

EXHIBIT 1

LICENSED MARKS

Alberta Falls

Bear Claw Café

Bear Essentials

Bear Facts

Bear Track Landing

Bear Tracks

Beaver Tail Lake Wave Pool

Biko’s 3D Theater

Buckhorn Exchange

Camp Critter Bar & Grille

Camp Critter Buffet

Caribou Creek

Chinook Cove

Crooked Creek

Cub Club

Cub Paw Pool

Cub’s Cabin

Duck Race

Eagles Landing

Eagle Peak Rock Wall

Elements

Fallen Timbers

First Mate Rate

Fort Mackenzie

Gitchigoomie Grill

Gray Wolf

Great Bear Lodge

Great Clock Tower

Great Lodge Family Resorts

Great Lodge Resorts

Great Wolf Lodge

Great Wolf Resorts, Inc.

Great Wolf Vacations

Grizzly Bear

Gushin’ Geyser

Howling Great Rate

Howling Wolf

Howlin’ Tornado

Iron Horse

KidCabin

KidKamp

Klondike Café

Lodge Life

The Loose Moose Bar & Grill

The Loose Moose Cottage

Lumber Jack’s Cook Shanty

Majestic Bear

Manitoba Tubs

North and South Hot Springs

Northern Lights Arcade

Otter Run

Owlbert

Puddle’s Pond

Raccoon Lagoon

Royal Bear

Soak’n Oak Springs

Spirit Island

Thunder Bay

Totem Towers

Whooping Hollow

Wiley’s Woods

Wolf Den

Wolf Tracks

Youkon Jack’s

Slogans

(name of city) Premier Year-Round Family Resort; provided, however, the parties agree and acknowledge that similar phrases and slogans are not licensed marks for the purposes hereof.

Blue Harbor

Blue Harbor Resort

Blue Harbor Resort & Conference Center

Boathouse Suite

Breaker Bay

Crew Club

KidAquarium Suite

On The Rocks Bar & Grille

Precious Cargo

Rusty Anchor Buffet

Sammy, Molly, Flapper and Snapper

Ship Shape Place

Sweetshop Landing

Washed Ashore Swim Shop

Great Wolf Lodge

Bear Claw Café

Bear Tracks

Biko

Biko’s 3D Theater

Buckhorn Exchange

Camp Critter Bar & Grille

Cub Club

Great Bear Lodge

Great Lodge Family Resorts

Great Wolf Lodge

Great Wolf Resorts

KidCabin

KidKamp

Loose Moose Cottage

Lumber Jack’s Cook Shanty

Wiley

Wiley Wash

Wolf Den

SCHEDULE 6

MOLD ABATEMENT O&M PROGRAM

None

SCHEDULE 7

DEFINITION OF QUALIFIED PLEDGEE AND QUALIFIED TRANSFEREE

“Qualified Pledgee” means a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person satisfies the Eligibility Requirements.

“Qualified Transferee” means any Person: (a) with a long-term unsecured debt rating from the Rating Agencies of at least investment grade; or (b) who: (i) owns or operates at least seven (7) full service hotels totaling at least 2,000 rooms; (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $250 million; and (iii) immediately prior to such transfer, controls real estate equity assets of at least $600 million.

“Eligibility Requirements” means, with respect to any Person, that such Person: (a) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000; and (b) is regularly engaged in the business of making or owning commercial real estate loans (including mezzanine loans with respect to commercial real estate) or operating commercial mortgage properties.

SCHEDULE 8

MONTHLY DEBT SERVICE PAYMENT AMOUNT

Period	Date	Balance	Total Payment
0	3/1/2006	63,000,000.00
1	4/1/2006	63,000,000.00	329,840.00
2	5/1/2006	63,000,000.00	319,200.00
3	6/1/2006	63,000,000.00	329,840.00
4	7/1/2006	63,000,000.00	319,200.00
5	8/1/2006	63,000,000.00	329,840.00
6	9/1/2006	63,000,000.00	329,840.00
7	10/1/2006	63,000,000.00	319,200.00
8	11/1/2006	63,000,000.00	329,840.00
9	12/1/2006	63,000,000.00	319,200.00
10	1/1/2007	63,000,000.00	329,840.00
11	2/1/2007	63,000,000.00	329,840.00
12	3/1/2007	63,000,000.00	297,920.00
13	4/1/2007	63,000,000.00	329,840.00
14	5/1/2007	63,000,000.00	319,200.00
15	6/1/2007	63,000,000.00	329,840.00
16	7/1/2007	63,000,000.00	319,200.00
17	8/1/2007	63,000,000.00	329,840.00
18	9/1/2007	63,000,000.00	329,840.00
19	10/1/2007	63,000,000.00	319,200.00
20	11/1/2007	63,000,000.00	329,840.00
21	12/1/2007	63,000,000.00	319,200.00
22	1/1/2008	63,000,000.00	329,840.00
23	2/1/2008	63,000,000.00	329,840.00
24	3/1/2008	63,000,000.00	308,560.00
25	4/1/2008	63,000,000.00	329,840.00
26	5/1/2008	63,000,000.00	319,200.00
27	6/1/2008	63,000,000.00	329,840.00
28	7/1/2008	63,000,000.00	319,200.00
29	8/1/2008	63,000,000.00	329,840.00
30	9/1/2008	63,000,000.00	329,840.00
31	10/1/2008	63,000,000.00	319,200.00
32	11/1/2008	63,000,000.00	329,840.00
33	12/1/2008	63,000,000.00	319,200.00
34	1/1/2009	63,000,000.00	329,840.00
35	2/1/2009	63,000,000.00	329,840.00
36	3/1/2009	63,000,000.00	297,920.00
37	4/1/2009	62,948,876.78	380,963.22
38	5/1/2009	62,886,854.53	380,963.22
39	6/1/2009	62,835,138.93	380,963.22
40	7/1/2009	62,772,540.41	380,963.22
41	8/1/2009	62,720,226.31	380,963.22
42	9/1/2009	62,667,638.31	380,963.22
43	10/1/2009	62,604,191.12	380,963.22

44	11/1/2009	62,550,995.62	380,963.22
45	12/1/2009	62,486,957.44	380,963.22
46	1/1/2010	62,433,148.16	380,963.22
47	2/1/2010	62,379,057.15	380,963.22
48	3/1/2010	62,293,077.56	380,963.22
49	4/1/2010	62,238,253.20	380,963.22
50	5/1/2010	62,172,630.46	380,963.22
51	6/1/2010	62,117,175.50	380,963.22
52	7/1/2010	62,050,939.30	380,963.22
53	8/1/2010	61,994,847.21	380,963.22
54	9/1/2010	61,938,461.46	380,963.22
55	10/1/2010	61,871,319.77	380,963.22
56	11/1/2010	61,814,287.28	380,963.22
57	12/1/2010	61,746,516.45	380,963.22
58	1/1/2011	61,688,830.54	380,963.22
59	2/1/2011	61,630,842.62	380,963.22
60	3/1/2011	61,541,324.80	380,963.22
61	4/1/2011	61,482,564.60	380,963.22
62	5/1/2011	61,413,113.04	380,963.22
63	6/1/2011	61,353,681.58	380,963.22
64	7/1/2011	61,283,577.01	380,963.22
65	8/1/2011	61,223,467.36	380,963.22
66	9/1/2011	61,163,043.00	380,963.22
67	10/1/2011	61,091,972.53	380,963.22
68	11/1/2011	61,030,859.72	380,963.22
69	12/1/2011	60,959,119.52	380,963.22
70	1/1/2012	60,897,311.15	380,963.22
71	2/1/2012	60,835,179.19	380,963.22
72	3/1/2012	60,752,173.15	380,963.22
73	4/1/2012	60,689,281.31	380,963.22
74	5/1/2012	60,615,810.44	380,963.22
75	6/1/2012	60,552,204.66	380,963.22
76	7/1/2012	60,478,039.28	380,963.22
77	8/1/2012	60,413,712.19	380,963.22
78	9/1/2012	60,349,048.31	380,963.22
79	10/1/2012	60,273,853.60	380,963.22
80	11/1/2012	60,208,457.48	380,963.22
81	12/1/2012	60,132,550.45	380,963.22
82	1/1/2013	60,066,414.53	380,963.22
83	2/1/2013	59,999,932.36	380,963.22
84	3/1/2013	0.00	60,283,665.37